Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

:
In re	:	Chapter 11
:
CANO HEALTH, INC., et al.,	:	Case No. 24–10164 (KBO)
:
Debtors.[1]	:	(Jointly Administered)
:
	:	Re: Docket No. [●]
x

[PROPOSED] DISCLOSURE STATEMENT FOR

AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

CANO HEALTH, INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP

Gary T. Holtzer

Jessica Liou

Kevin Bostel

Matthew P. Goren

767 Fifth Avenue

New York, New York 10153

Telephone: (212) 310-8000

Email: gary.holtzer@weil.com

     jessica.liou@weil.com

     kevin.bostel@weil.com

     matthew.goren@weil.com

RICHARDS, LAYTON & FINGER, P.A.

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Amanda R. Steele (No. 5530)

920 N. King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Email: collins@rlf.com

     merchant@rlf.com

     steele@rlf.com

Attorneys for the Debtors and Debtors in Possession	Attorneys for the Debtors and Debtors in Possession

Dated:April 22, 2024
Wilmington, Delaware

[1]

The last four digits of Cano Health, Inc.’s tax identification number are 4224. A complete list of the Debtors in the Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at https://www.kccllc.net/CanoHealth. The Debtors’ mailing address is 9725 NW 117th Avenue, Miami, Florida 33178.

THIS IS NOT A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS RESERVE THE RIGHT TO AMEND, SUPPLEMENT, OR OTHERWISE MODIFY THIS DISCLOSURE STATEMENT, IN ACCORDANCE WITH THE RESTRUCTURING SUPPORT AGREEMENT, PRIOR AND UP TO THE DISCLOSURE STATEMENT HEARING.

A SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE CHAPTER 11 PLAN FOR CANO HEALTH, INC. AND ITS AFFILIATED DEBTORS.

THE DEADLINE TO VOTE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., PREVAILING EASTERN TIME, ON [●], 2024, UNLESS EXTENDED BY THE DEBTORS.

THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS MAY VOTE ON THE PLAN IS [●], 2024 (THE “VOTING RECORD DATE”).

RECOMMENDATION BY THE DEBTORS

THE DEBTORS AND THE CONSENTING CREDITORS (COLLECTIVELY, THE “PLAN SUPPORT PARTIES”) SUPPORT CONFIRMATION OF THE PLAN AND URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE PLAN SUPPORT PARTIES BELIEVE THE PLAN, WHICH PROVIDES FOR THE RESTRUCTURING OF THE DEBTORS EITHER PURSUANT TO A STAND-ALONE RESTRUCTURING OR A SALE OF ALL, OR SUBSTANTIALLY ALL, OF THE DEBTORS’ ASSETS, PROVIDES THE HIGHEST AND BEST RECOVERY FOR ALL CREDITORS.

THE DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(b) AND NOT NECESSARILY IN ACCORDANCE WITH OTHER NON-BANKRUPTCY LAWS.

HOLDERS OF CLAIMS OR INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE AND HOLDERS OF CLAIMS OR INTEREST SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE VOTING ON THE PLAN.

IN THE EVENT OF A REORGANIZATION TRANSACTION, THE ISSUANCE OF, AND DISTRIBUTIONS UNDER, THE PLAN OF THE NEW EQUITY INTERESTS AND THE GUC WARRANTS (AND THE GUC WARRANT EQUITY) (EACH AS DEFINED IN THE PLAN) (AND THE NEW EQUITY ISSUABLE UPON EXERCISE THEREOF) WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ANY OTHER APPLICABLE SECURITIES LAWS PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE. THESE SECURITIES MAY BE RESOLD WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR OTHER FEDERAL SECURITIES LAWS PURSUANT TO THE EXEMPTION PROVIDED BY SECTION 4(a)(1) OF THE SECURITIES ACT, UNLESS THE HOLDER IS AN “UNDERWRITER” WITH RESPECT TO SUCH SECURITIES, AS THAT TERM IS DEFINED IN SECTION 1145(b)(1) OF THE BANKRUPTCY CODE. IN ADDITION, SUCH SECTION 1145 EXEMPT SECURITIES GENERALLY MAY BE RESOLD WITHOUT REGISTRATION UNDER STATE SECURITIES LAWS PURSUANT TO VARIOUS EXEMPTIONS PROVIDED BY THE RESPECTIVE LAWS OF THE SEVERAL STATES. THE AVAILABILITY OF THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR ANY OTHER APPLICABLE SECURITIES LAWS SHALL NOT BE A CONDITION TO THE OCCURRENCE OF THE PLAN’S EFFECTIVE DATE.

THE NEW EQUITY INTERESTS AND THE GUC WARRANTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING STATEMENTS INCORPORATED BY REFERENCE, PROJECTED FINANCIAL INFORMATION, AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. CERTAIN OF THESE FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “BELIEVES,” “SHALL,” “EXPECTS,” “PROJECTS,” “FORECASTS,” “INTENDS,” “PLANS,” “ESTIMATES,” “ASSUMES,” “MAY,” “SHOULD,” “WILL,” “SEEKS,” “ANTICIPATES,” “OPPORTUNITY,” “PRO FORMA,”

“PROJECTIONS,” OR OTHER SIMILAR EXPRESSIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT AND IN THE ANNUAL AND QUARTERLY REPORTS OF DEBTOR CANO HEALTH, INC., INCLUDING AMENDMENTS THERETO. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPECTED INCLUDE, BUT ARE NOT LIMITED TO, THOSE FACTORS, RISKS, AND UNCERTAINTIES DESCRIBED IN MORE DETAIL UNDER THE HEADING “RISK FACTORS” AND ELSEWHERE IN THE SEC FILINGS, INCLUDING IN THE ANNUAL AND QUARTERLY REPORTS OF DEBTOR CANO HEALTH, INC., INCLUDING AMENDMENTS THERETO. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR, ACCOUNTANT OR FINANCIAL ADVISOR HAS REVIEWED OR APPROVED THE LIQUIDATION ANALYSIS OR OTHER TERMS OR PROVISIONS HEREIN.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR IN CONNECTION WITH CONFIRMATION OF THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

G. Conditions Precedent to Confirmation of Plan and Effective Date	71

H. Effect of Confirmation of Plan	73

I. Retention of Jurisdiction	79

J. Miscellaneous Provisions	81

VII. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS	87

VIII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF PLAN	89

A. U.S. Federal Income Tax Treatment May Vary Depending on Structure of Plan	90

B. Certain U.S. Federal Income Tax Consequences to the Debtors	92

C. Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Certain Allowed Claims	97

D. Certain U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Plan Consideration	105

E. Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims	109

F. Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Plan Consideration	110

G. Information Reporting and Back-Up Withholding	115

IX. VALUATION OF THE DEBTORS	116

X. CERTAIN RISK FACTORS TO BE CONSIDERED	116

A. Certain Bankruptcy Law Considerations	116

B. Risks Relating to the Plan	118

C. Factors Relating to Securities to Be Issued	119

D. Risks Relating to the Debtors’ Businesses	121

E. Risks Relating to Exit Obligations	124

F. Additional Factors	125

XI. VOTING PROCEDURES AND REQUIREMENTS	127

A. Voting Instructions and Voting Deadline	127

B. Parties Entitled to Vote	128

C. Agreements Upon Furnishing Ballots	130

D. Change of Vote	130

E. Waivers of Defects, Irregularities, etc.	130

F. Miscellaneous	131

XII. CONFIRMATION OF PLAN	131

v

A. Confirmation Hearing	131

B. Objections to Confirmation	132

C. Requirements for Confirmation of Plan	134

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN	139

A. Plan of Reorganization	139

B. Alternate Sale Under Section 363 of Bankruptcy Code	139

C. Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	139

XIV. RECOMMENDATION OF DEBTORS	140

EXHIBIT A:	Plan
EXHIBIT B:	Organizational Chart
EXHIBIT C:	Valuation Analysis
EXHIBIT D:	Financial Projections
EXHIBIT E:	Liquidation Analysis

I.

INTRODUCTION

Cano Health, Inc. (“CHI”) and certain of its subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”), submit this joint disclosure statement (as may be amended, supplemented, or modified from time to time in accordance with the Restructuring Support Agreement and, together with all exhibits and schedules thereto, the “Disclosure Statement”) in connection with the solicitation of votes on the Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors, dated April 22, 2024 (as may be amended, supplemented, or modified from time to time in accordance with the Restructuring Support Agreement and, together with all exhibits and schedules thereto, the “Plan”)2 annexed hereto as Exhibit A. The Debtors commenced their chapter 11 cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), beginning on February 4, 2024 (the “Petition Date”).

The purpose of this Disclosure Statement is to provide information of a kind, and in sufficient detail, to enable creditors of the Debtors that are entitled to vote on the Plan to make a reasonably informed decision on whether to vote to accept or reject the Plan. This Disclosure Statement contains summaries of the Plan, certain statutory provisions, events contemplated in the Chapter 11 Cases, and certain documents related to the Plan.

The Debtors are seeking to confirm a prearranged plan under chapter 11 of the Bankruptcy Code with the support, pursuant to the terms of a restructuring support agreement entered into on February 4, 2024 (the “Restructuring Support Agreement” or “RSA”),3 of creditors holding approximately 86% of the Debtors’ secured revolving and term loan debt and approximately 92% of the Debtors’ senior unsecured notes (collectively, the “Consenting Creditors”). Specifically, as set forth below and in the Restructuring Support Agreement, with the committed support of the Consenting Creditors, the Debtors are seeking to move forward with a committed Plan to recapitalize and deleverage their balance sheet (the “Reorganization Transaction”), while at the same time explore opportunities for a sale of all, or substantially all, of their assets (a “Whole-Co Sale Transaction”). The Plan provides that either the Reorganization Transaction or the Whole-Co Sale Transaction may be coupled with the sale of one or more certain discrete businesses and assets (each, a “Discrete Asset Sale”).

This dual track path provides for, among other things, (i) a comprehensive restructuring of the Debtors’ prepetition obligations or sale of substantially all of their assets, (ii) the provision of the going-concern value of the Debtors’ businesses, (iii) maximization of creditor recoveries, (iv) an equitable distribution to the Debtors’ stakeholders, (v) continuation of high-quality medical care to the Debtors’ patients, and (vi) optimal protection of the jobs of the Debtors’ providers and other employees.

[2]

Capitalized terms used in this Disclosure Statement, but not defined herein, have the meanings ascribed to them in the Plan. To the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.

[3]	A copy of the Restructuring Support Agreement is annexed to Docket No. 14 as Exhibit A.

A summary of the key terms of the restructuring transactions as contemplated by the Plan and the Restructuring Support Agreement is as follows:

•

the reorganization and substantial deleveraging of the Debtors’ business pursuant to either a Reorganization Transaction or a Whole-Co Sale Transaction (in each case subject to the consent of the Requisite Consenting Creditors);

•

either (i) conversion of approximately $933 million in principal amount of secured debt into a combination of takeback debt and 100% of the New Equity Interests or (ii) payment of the secured debt claims with the proceeds of a Whole-Co Sale Transaction after all DIP Claims have been paid in full;

•

$150 million in new senior, super priority debtor-in-possession term loans (the “DIP Facility”), which will convert into, or be replaced by, an exit facility (the “Exit Facility”) at emergence (or be paid in full in cash in the event of a Whole-Co Transaction);

•

raising of a new money superpriority revolving credit facility for up to $75 million on terms acceptable to the Requisite Consenting Creditors to further supplement the Debtors’ liquidity post-emergence in the event of a Reorganization Transaction;

•	assumption of executory contracts of continuing trade contract counterparties and payment in full of Allowed Cure Amounts subject to the reasonable consent of the Requisite Consenting Lenders;

•

either (i) in the event of a Reorganization Transaction, pro rata distributions to holders of allowed General Unsecured Claims of (a) warrants to purchase up to 5% of the New Equity Interests, (b) approximately $5.5 million in net proceeds from the liquidation of certain shares in MSP Recovery, Inc. held by the Debtors as of the Petition Date, and (c) proceeds of certain causes of action against certain of the Debtors’ former officers and directors to be assigned to a trust for the benefit of General Unsecured Creditors or (ii) in the event of a Whole-Co Sale Transaction, pro-rata distribution of the proceeds of a Whole-Co Sale Transaction after all DIP Claims and First Lien Claims have been paid in full; and

•	prompt emergence from chapter 11 pursuant to the milestones set forth in the Restructuring Term Sheet included in the RSA (as modified by the DIP Orders).

Prior to and following the Petition Date, the Debtors have conducted a marketing process (the “Sale Process”) to solicit interest and bids from potential strategic and financial investors for a Whole-Co Sale Transaction, and have also continued to pursue Discrete Asset Sales. In accordance with the milestones set forth in the Restructuring Support Agreement, the Debtors set 5:00 p.m. ET on March 3, 2024 (the “Initial IOI Deadline”), as the deadline for parties to submit initial indications of interest for a potential Whole-Co Sale Transaction. No bids for a Whole-Co Sale Transaction were received by the Debtors by the Initial IOI Deadline. Therefore, the Debtors intend to proceed with the Reorganization Transaction to deleverage their balance sheet. The Debtors will continue to explore other potential transactions and, to the extent, any future offers or proposals are received for any such transaction, a Whole-Co Sale Transaction, or a Plan Sponsor Investment, will review such offers or proposals consistent with their fiduciary duties to maximize value for the estates and creditors.

The Debtors are also engaged with several parties regarding potential Discrete Asset Sales, which, with the consent of the Consenting Creditors, may be implemented on or before the Confirmation Hearing or following the Effective Date. The Debtors will inform parties no later than the Voting Deadline if they intend to pursue any Discrete Asset Sales.

The Reorganization Transaction to be implemented pursuant to the Plan will provide for a significant deleveraging of the Debtors’ balance sheet, as reflected in the chart below.

Pre-Petition Capital Structure		Post-Emergence Capital Structure
First Lien Secured Debt	Approx. $933.1 million	New RCF Loans	A commitment of up to $75 million

Senior Notes	Approx. $300 million	Exit Facility Loans	Up to Approx. $211.25 million[4]

Total Prepetition Funded Debt	Approx. $1.233 billion	Total Postpetition Funded Debt	Approx. $211.25 - $286.25 million

Accomplishing an efficient and expeditious resolution of the Restructuring and the Chapter 11 Cases is essential to preserving and maximizing the going-concern value of the Debtors’ estates and successfully restructuring the Debtors. Consequently, in accordance with the milestones agreed to in connection with the Restructuring Support Agreement and the DIP Facility, the Debtors are seeking confirmation of the Plan on the following schedule:

Event	Deadline
Voting Record Date	[●], 2024
Deadline to file Claims Objections or Requests to Estimate Claims for Voting Purposes	[●], 2024
Plan Supplement Filing	[●], 2024
Rule 3018 Motion Deadline	[●], 2024 at 5:00 p.m. (Prevailing Eastern Time)
Plan Voting Deadline	[●], 2024 at 5:00 p.m. (Prevailing Eastern Time)
Plan Confirmation Objection Deadline	[●], 2024 at 5:00 p.m. (Prevailing Eastern Time)

[4]

The Exit Facility Loans are comprised of approximately $161.25 million in DIP Conversion Exit Facility Loans and up to $50 million in 1L Exit Facility Loans, the amount of which will be determined by the Debtors and the Ad Hoc First Lien Group in accordance with the RSA.

Event	Deadline
Deadline to File (i) Reply to Plan Objection(s) (ii) Brief in Support of Plan Confirmation, (iii) Declarations in Support of Confirmation, and (iv) Voting Certification	[●], 2024 at 5:00 p.m. (Prevailing Eastern Time)

Confirmation Hearing	[●], 2024 at [●]:00 [a.m./p.m.] (Prevailing Eastern Time)

THE DEBTORS AND THE CONSENTING CREDITORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN TO VOTE IN FAVOR OF THE PLAN.

Inquiries

If you have any questions regarding the packet of materials you have received, please reach out to Kurtzman Carson Consultants LLC (“KCC”, or, the “Voting Agent”), at (888) 251-2679 (toll-free) or (310) 751-2609 (international) or by email at https://www.kccllc.net/CanoHealth/Inquiry.

Copies of this Disclosure Statement, which includes the Plan are also available on the Voting Agent’s website, https://www.kccllc.net/CanoHealth.

PLEASE DO NOT DIRECT INQUIRIES TO THE BANKRUPTCY COURT.

WHERE TO FIND ADDITIONAL INFORMATION. CHI currently files quarterly and annual reports with, and furnishes other information to, the SEC. Copies of any document filed with the SEC, including CHI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on April 7, 2023 and CHI’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023 filed with the SEC on May 9, 2023 and August 10, 2023, respectively, may be obtained by visiting the SEC website at http://www.sec.gov and performing a search under the “Company Filings” link.

Summary of Plan Classification and Treatment of Claims and Interests

Under the Bankruptcy Code, only holders of claims or interests in “impaired” Classes are entitled to vote on the Plan (unless, for reasons discussed in more detail below, such holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

Only holders of Claims in Class 3 (First Lien Claims) and Class 4 (General Unsecured Claims) are being solicited under, and entitled to vote on, the Plan (collectively, the “Voting Classes”).

The following table summarizes the treatment of Claims and Interests under the Plan. The table is qualified in its entirety by reference to the full text of the Plan. For a more detailed summary of the terms and provisions of the Plan, see Article VI—Summary of the Plan below. A discussion of the amount of claims in each Class is set forth in Article II.E.i hereof.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery
1	Other Priority Claims	Except to the extent a holder of an Allowed Other Priority Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors or the applicable Post-Emergence Entities, as applicable, and subject to the consent of the Requisite Consenting Creditors, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter, (ii) to the extent applicable, such holder’s Allowed Other Priority Claim shall be reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Other Priority Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.	Unimpaired	No (Presumed to Accept)	$1-2 million	100%

2	Other Secured Claims	Except to the extent a holder of an Allowed Other Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the applicable Post-Emergence Entities,	Unimpaired	No (Presumed to Accept)	TBD	100%

[5]

The amounts set forth herein are estimates primarily based on, among other things, and as further described herein, the Debtors’ books and records and is net of amounts paid during the pendency of the Chapter 11 Cases pursuant to Bankruptcy Court orders. Actual Allowed amounts will depend upon, among other things, final reconciliation and resolution of all Claims scheduled and/or filed by the applicable bar date. Consequently, the actual Allowed Claim amounts may differ materially from these estimates.

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery
as applicable, and subject to the consent of the Requisite Consenting Creditors (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) to the extent applicable, such holder’s Allowed Other Secured Claim shall be reinstated, (iii) such holder shall receive the collateral securing its Allowed Other Secured Claim, or (iv) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.
3	First Lien Claims

On the Effective Date, the Allowed First Lien Claims shall receive, in full and final satisfaction, settlement, release, and discharge of such Allowed Claims:

i.   In the event of a Reorganization Transaction, such holder’s Pro Rata share of (x) the 1L Exit Facility Loans, (y) 100% of the New Equity Interests (subject to the terms of any Plan Sponsor Investment), and (z) if applicable, the Plan Sponsor Investment Proceeds and/or the Discrete Asset Sale Proceeds.

ii.  In the event of a Whole-Co Sale Transaction, such holder’s Pro Rata share of (x) the Whole-Co Sale Transaction Proceeds, if any, after deducting for the amount required to satisfy in full,

			Impaired	Yes	Approx. $974 million	Approx. 48.1%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery

or otherwise render Unimpaired all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims (including the Participation Fee (except in the event the Whole-Co Sale Transaction Proceeds are sufficient to repay in full in Cash all Allowed DIP Claims (without taking into account the Participation Fee) and Allowed First Lien Claims))), Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims and (y) if applicable, the Discrete Asset Sale Proceeds.

4	General Unsecured Claims

Except to the extent a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive:

i.   In the event of a Reorganization Transaction, such holder’s Pro Rata share of (i) the GUC Warrants, (ii) the MSP Recovery Proceeds, and (iii) the Litigation Trust Proceeds.

			Impaired	Yes	Approx. $900 million[6]	Approx. 1.5%

[6]

As of the date hereof, the Debtors estimate the amount of Allowed General Unsecured Claims to be approximately $900 million dollars. This estimate includes, among other things, (i) approximately $306 million in Senior Note Claims, (ii) approximately $505 million in First Lien Deficiency Claims, (iii) approximately $10-12 million in unpaid trade claims, (iv) approximately $48.2 million in Claims arising under, or relating to, the Total Health Purchase Agreement and the Orange Care Purchase Agreement, and (v) approximately $16-20 million for potential lease rejection damages. This estimate does not include any amounts for, among other things, (a) contingent, unliquidated or disputed tort or other litigation Claims, (b) any amounts the Debtors estimate may be paid in connection with the cure of any executory contracts and unexpired leases to be assumed (or assumed and assigned) under the Plan, including any amounts that may be payable in connection with the assumption of any healthcare payor agreements, or (c) any General Unsecured Claims that have previously been satisfied pursuant to an order of the Court (including any “first day” orders).

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery

ii.  In the event of a Whole-Co Sale Transaction, such holder’s Pro Rata share of (i) the Whole-Co Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired, all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims), Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims and Allowed First Lien Claims, (ii) the MSP Recovery Proceeds, and (iii) the Litigation Trust Proceeds.

5	Intercompany Claims	On the Effective Date, all Intercompany Claims shall be adjusted, reinstated, or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, and the Requisite Consenting Creditors.	Unimpaired / Impaired	No (Presumed to Accept) / No (Deemed to Reject)	$1.45 billion	N/A

6	Subordinated Claims	Subordinated Claims are subordinated pursuant to the Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of Subordinated Claims shall be discharged.	Impaired	No (Deemed to Reject)	TBD	0%
7	Existing Subsidiary Interests	i. In the event of a Reorganization Transaction, on the Effective Date, without the need for any further corporate or limited liability company action or approval of	Unimpaired / Impaired	No (Presumed to Accept/	N/A	N/A

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery

any board of directors, management, or shareholders of any Debtor or Post-Emergence Entity, as applicable, all Existing Subsidiary Interests shall be reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable; and

ii.  In the event of a Whole-Co Sale Transaction, the Intercompany Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, consistent with the Sale Documents.

To the extent the Existing Subsidiary Interests are reinstated, such reinstatement shall be solely for the purpose of maintaining the Debtors’ corporate structure. For the avoidance of doubt, holders of Existing Subsidiary Interests shall neither receive nor retain any property of the Debtors or interest in property of the Debtors on account of such Existing Subsidiary Interests.

Deemed to Reject)

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery
8	Existing CH LLC Interests

i.   In the event of a Reorganization Transaction, on the Effective Date, all Existing CH LLC Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, and subject to the consent, as applicable, of the Requisite Consenting Creditors; and

ii.  In the event of a Whole-Co Sale Transaction, the Existing CH LLC Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, consistent with the Sale Documents.

To the extent the Existing CH LLC Interests are reinstated, such reinstatement shall be solely for the purpose of maintaining the Debtors’ corporate structure. For the avoidance of doubt, holders of Existing CH LLC Interests shall neither receive nor retain any property of the Debtors or interest in property of the Debtors on account of such Existing CH LLC Interests.

			Unimpaired	No (Presumed to Accept)	N/A	N/A

9	Existing PCIH Interests

i.   In the event of a Reorganization Transaction, on the Effective Date, all Existing PCIH Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued

			Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)	N/A	N/A

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery

or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, and subject to the consent, as applicable, of the Requisite Consenting Creditors; provided, that, notwithstanding anything herein to the contrary, all Existing PCIH Interests held by non-Debtors shall be discharged and cancelled on the Effective Date; and

ii.  In the event of a Whole-Co Sale Transaction, the Existing PCIH Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, consistent with the Sale Document.

To the extent the Existing PCIH Interests are reinstated, such reinstatement shall be solely for the purpose of maintaining the Debtors’ corporate structure. For the avoidance of doubt, holders of Existing PCIH Interests shall neither receive nor retain any property of the Debtors or interest in property of the Debtors on account of such Existing PCIH Interests.

10	Existing CHI Interests	i. In the event of a Reorganization Transaction, on the Effective Date, all Existing CHI Interests shall be cancelled, released, and extinguished, and be of no	Impaired	No (Deemed to Reject)	$0	0%

Class	Claim or Equity Interest	Treatment	Impaired or Unimpaired	Entitled to Vote on the Plan	Approx. Allowed Amount[5]	Approx. Recovery

further force or effect, whether surrendered for cancellation or otherwise, and there shall be no distributions for holders of Existing CHI Interests on account of such Interests; and

ii.  In the event of a Whole-Co Sale Transaction, all Existing CHI Interests shall be cancelled, released, and extinguished, and be of no further force or effect, whether surrendered for cancellation or otherwise, and there shall be no distributions for holders of Existing CHI Interests on account of such Interests.

II.

OVERVIEW OF THE COMPANY’S OPERATIONS

A.	Overview of the Debtors’ Businesses

The Debtors are a primary care, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. The Debtors’ mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. The Debtors are one of the largest independent primary care physician groups in the United States. The Debtors utilize their technology-powered, value-based care delivery platform to provide care for their members.

The Debtors focus on providing high-touch population health and wellness services to (a) Medicare Advantage patients, (b) Accountable Care Organization Realizing Equity, Access, and Community Health (“ACO Reach”) patients, and (c) Medicaid capitated members, particularly in underserved communities, by leveraging the Debtors’ platform to deliver high-quality health care services. The Debtors also operate pharmacies in-network for the purpose of providing a full range of managed care services to their members. The Debtors provide this care to primarily underserved and dual-eligible populations (i.e., eligible for both Medicare and Medicaid), many of whom live in economically disadvantaged and minority communities. The Debtors have received a 5 Star rating from the Centers for Medicare & Medicaid Services (“CMS”), which is the highest such rating in the industry.

The Debtors have four core offerings:

1.

Primary Care program: Offers comprehensive patient assessment, chronic disease management, preventative health care, specialty care coordination, personalized treatment plans, and patient education and advocacy.

2.	Care Management program: Offers high-risk patient stratification, medication management guidance, acute triage and coordination, health risk assessment and mitigation, and strives to close care gaps.

3.	Prescription program: Offers onsite medication dispensing and delivery, personalized medication counseling, seamless integration with certain care plans, and specialty medication availability.

4.	Cano @ Home: Offers dedicated in-home medical visits, short-term and long-term care solutions, enhanced post-operative recovery, and preventative ER admission/readmission solutions.

The Debtors’ physicians and other providers receive the tools and multi-disciplinary support they need to focus primarily on providing medical care to their patients, and their families, rather than time-consuming administrative matters, such as pre-authorizations, referrals, billing and coding, which support services are provided by the Debtors. Providers receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine.

In addition, the Debtors, through their management services organization (“MSO”), contract with independent physicians and group practices they do not own (“Physician Affiliates”). The Debtors enter into primary care physician provider agreements with the Physician Affiliates pursuant to which the Debtors agree to provide administrative services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. The Debtors pay the Physician Affiliates a primary care fee, plus a portion of the surplus of premium in excess of third-party medical costs, discussed below. The primary care fees paid to Physician Affiliates are recorded as third party medical costs. The surplus portion paid to Physician Affiliates is recorded as direct patient expense.

A significant portion of the Debtors’ revenue is capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium the health plan receives from CMS. While there are variations specific to each agreement, the Debtors generally contract with health plans, such as Humana, UnitedHealthcare, Elevance Health, CVS Health (or their respective affiliates) and others contracted by CMS, to receive recurring per-member-per-month (“PMPM”) revenue. The Debtors then assume the financial responsibility for the healthcare costs of those members incurred at the Debtors’ primary care locations, in addition to all third-party medical expenses (e.g., hospital visits, specialist services, surgical services, and prescription drug costs).

B.	The Debtors’ Corporate and Capital Structure

The Debtors’ prepetition corporate and capital structure is described below. An organizational chart illustrating the Debtors’ corporate structure as of the Petition Date is attached hereto as Exhibit B. On June 3, 2021, the Debtors completed the Business Combination and began trading on the NYSE. Immediately following the Business Combination, CHI’s board of directors consisted of the following nine individuals: Marlow Hernandez (CHI’s former Chairman and Chief Executive Officer), Solomon Trujillo, Angel Morales, Kim Rivera, Dr. Alan Muney, Jacqueline Guichelaar, Barry Sternlicht, Lewis Gold, and Elliot Cooperstone.7

[7]

On March 30, 2023, three Board members, Messrs. Cooperstone, Sternlicht, and Gold, resigned from the Board. On August 19, 2023, Dr. Hernandez, the Debtors’ former Chief Executive Officer and Chairman of the Board, stepped down from the Board (after having stepped down as Chief Executive Officer on June 16, 2023). On September 3, 2023, Jacqueline Guichelaar resigned as a member of the Board.

i.	Equity Ownership

The Debtors were founded in 2009 by Dr. Marlow Hernandez and Dr. Richard Aguilar. On June 3, 2021, certain predecessor entities of the Debtors consummated a business combination transaction (the “Business Combination”). Following completion of the Business Combination, the Debtors’ organizational structure became what is commonly referred to as an umbrella partnership-Corporation (or Up-C) corporation structure. Upon the closing of the Business Combination, the Debtors changed their name to “Cano Health, Inc.”8

CHI has two classes of common stock: Class A common stock, which are voting and economic shares, and Class B common stock, which are non-economic shares. CHI also previously issued warrants that are exercisable for one share of Class A common stock, at an exercise price of $1,150.00 per share (the “Warrants”). On June 3, 2021, CHI’s Class A common stock and Warrants began publicly trading on the New York Stock Exchange (the “NYSE”) under the symbols “CANO” and “CANO.WS,” respectively. As of January 25, 2024, 60 million shares of CHI’s Class A common stock had been authorized with approximately 4,747,566 shares issued and outstanding. As of the same date, 10 million shares of CHI’s Class B common stock had been authorized with approximately 661,834 shares issued and outstanding.9

[8]

Upon the completion of the Business Combination, CHI and PCIH entered into a tax receivable agreement, dated as of June 3, 2021 (the “TRA”) with Primary Care (ITC) Holdings, LLC (and certain other persons that have or will become a party to such agreement, collectively, the “TRA Parties”) and Jaws Sponsor, LLC (and certain other persons that may become a party to such Agreement, collectively the “Sponsor Parties”). Under the TRA, CHI is generally required to pay the TRA Parties 85% of any net tax benefits that CHI realizes from certain tax deductions resulting from a tax basis increase in the assets of the Debtors arising from the Business Combination, subsequent acquisitions of interests in PCIH by CHI from the TRA Parties, and certain payments made under the TRA. To the extent payments are made to the TRA Parties pursuant to the TRA, CHI generally is required to pay each Sponsor Party a proportionate share of an amount equal to the payments to the TRA Parties multiplied by a fraction with a numerator of 0.15 and a denominator of 0.85 (this amount is approximately 15% of the net tax benefits realized by CHI from the tax deductions that are subject to the TRA). The term of the TRA continues until all such tax benefits have been utilized or expired unless CHI exercises its right to terminate the TRA for an amount representing the present value of anticipated future tax benefits under the TRA or certain other acceleration events occur, some of which may have occurred in connection with or as a result of the commencement of the Chapter 11 Cases.

[9]

On November 2, 2023, CHI effected a 1-for-100 reverse stock split. As a result of the consummation of the reverse stock split, the total number of Class A and Class B common stock authorized for issuance was reduced from 6 billion to 60 million shares of its Class A common stock and from 1 billion to 10 million shares of its Class B common stock. The reverse stock split did not change the number of shares of CHI’s authorized preferred stock, which remained at 10 million shares.

On November 9, 2023, the NYSE notified the Debtors the NYSE had determined to (a) commence proceedings to delist CHI’s Warrants and (b) immediately suspend trading in the Warrants due to “abnormally low” price levels. On December 29, 2023, the Debtors received a notification by the NYSE that CHI was not in compliance with Section 802.01B of the NYSE Listed Company Manual because CHI’s total market capitalization had been less than $50 million over a 30 trading-day period and its stockholders’ equity was less than $50 million. Delisting of the Warrants on the NYSE became effective on November 23, 2023.

On February 5, 2024, the NYSE notified the Debtors that the NYSE had determined to (a) commence proceedings to delist CHI’s Class A common stock, par value $0.01 per share and (b) immediately suspend trading in the Debtors’ common stock. The common stock is expected to continue trading on the OTC market under the symbol “CANOQ.” Delisting the shares of Class A common stock on the NYSE became effective on February 16, 2024.

As of the Petition Date, CHI’s board of directors (the “Board”) was comprised of the following seven individuals: Angel Morales, Dr. Alan Muney, Kim Rivera, Solomon Trujillo (Chair), Patricia Ferrari, Carol Flaton, and Mark Kent (CHI’s Chief Executive Officer). The special finance committee of the Board (the “Finance Committee”) was comprised of Carol Flaton (Chair), Patricia Ferrari, and Angel Morales.

ii.	Prepetition Capital Structure

The Debtors’ outstanding indebtedness as of the Petition Date is generally comprised of obligations incurred by the Debtors under (i) the Credit Suisse Revolving Credit Facility, (ii) the Credit Suisse Term Loan Facility, (iii) the Side-Car Term Loan Facility, (iv) the Senior Notes, and (v) General Unsecured Trade Payables (each as defined below). The following chart summarizes the Debtors’ outstanding debt obligations as of the Petition Date:

Category of Debt	Approx. Principal Amount Outstanding as of the Petition Date
Secured Funded Debt
Credit Suisse Credit Agreement
Credit Suisse Revolving Credit Facility	$120.0 million
Credit Suisse Term Loan Facility	$631.5 million
Side-Car Credit Agreement
Side-Car Term Loan Facility	$181.6 million[10]
Total Secured Funded Debt	$933.1 million
Unsecured Funded Debt
6.25% Senior Unsecured Notes Due 2028	$300.0 million
Total Unsecured Funded Debt	$300.0 million
General Unsecured Trade Payables	$30.0 million
Total Prepetition Funded Debt and Trade Payables	$1.26 billion

[10]

This amount does not include an additional $18.4 million that the Debtors stipulated to as allowed pursuant to the Final DIP Order on account of the “Applicable Premium” (as defined in the Side-Car Credit Agreement), subject to the challenge rights contained in the Final DIP Order, and which resolution is among the settlements and compromises pursuant to Bankruptcy Rule 9019 set forth in the Plan.

The Debtors’ secured and unsecured financing obligations are described in greater detail below. Such description is for informational purposes only and is qualified in its entirety by reference to the documents setting forth the specific terms of such obligations and their respective related agreements.

a)	Credit Suisse Credit Agreement

Certain of the Debtors are party to that certain Credit Agreement, dated as of November 23, 2020 (as amended, modified, or supplemented from time to time in accordance with the terms thereof, the “Credit Suisse Credit Agreement”), by and among Cano Health, LLC, a Florida limited liability company (“CH LLC” or the “Prepetition Borrower”), Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”), the lenders and issuing banks from time to time party thereto (the “First Lien Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacities, the “First Lien Agent”). Pursuant to the Credit Suisse Credit Agreement, the First Lien Lenders agreed to provide the Prepetition Borrower with (i) senior secured term loans in an aggregate principal amount of $875 million (the “Credit Suisse Term Loans”), (ii) delayed draw term loans in an aggregate principal amount of $175 million (the “Credit Suisse Delayed Draw Loans”), and (iii) a revolving credit facility in a maximum aggregate available amount thereunder of $120 million (the “Credit Suisse Revolving Credit Facility”). The Credit Suisse Term Loans are scheduled to mature on November 23, 2027, and the Credit Suisse Revolving Credit Facility is scheduled to mature on November 23, 2025.

As of the Petition Date, the Debtors owed approximately $751.5 million under the Credit Suisse Credit Agreement, including approximately $631.5 million of Credit Suisse Term Loans and approximately $120 million under the Credit Suisse Revolving Credit Facility.11 The obligations under the Credit Suisse Credit Agreement are secured by substantially all of the assets of the Prepetition Borrower and are guaranteed by substantially all of the other Debtors (each a “Guarantor” and, collectively, the “Guarantors”).

b)	Side-Car Credit Agreement

Certain of the Debtors are party to that certain Credit Agreement, dated as of February 24, 2023 (as amended by that certain First Amendment to Credit Agreement, dated as of August 10, 2023, the “Side-Car Credit Agreement”), by and among the Prepetition Borrower, PCIH, the lenders from time to time party thereto (the “Side-Car Lenders”), and JPMorgan Chase Bank,

[11]	The Credit Suisse Delayed Draw Loans were never borrowed.

N.A., as administrative agent and collateral agent (in such capacities, the “Side-Car Agent” and together with the First Lien Agent, the “Agents” and each an “Agent”). Pursuant to the Side-Car Credit Agreement, the Side-Car Lenders agreed to provide the Prepetition Borrower with term loans (the “Side-Car Term Loans”) in an aggregate principal amount equal to $150 million. The Side-Car Term Loans are scheduled to mature on November 23, 2027. As of the Petition Date, the Debtors owed approximately $181.6 million of aggregate principal under the Side-Car Credit Agreement, plus an Applicable Premium, which the Debtors stipulated to in connection with the Final DIP Order as allowed in an amount of approximately $18.4 million, subject to the challenge rights contained therein, and which resolution is among the settlements and compromises pursuant to Bankruptcy Rule 9019 set forth in the Plan.

On March 8, 2023, CHI issued approximately 21.6 million shares of Class A common stock to funds affiliated with Diameter Capital Partners LP and on April 24, 2023, issued approximately 7.8 million shares of Class A common stock to Rubicon Credit Holdings LLC upon the exercise of warrants issued to such funds in connection with the consummation of the Side-Car Credit Agreement.

The obligations under the Side-Car Credit Agreement also are secured by substantially all of the Prepetition Borrower’s assets and are guaranteed by substantially all of the Debtors. The liens securing the Credit Suisse Credit Agreement and the Side-Car Credit Agreement rank pari passu with each other and are each subject to the Intercreditor Agreement (as defined below).

On August 10, 2023, the Prepetition Borrower entered into an amendment to the Side-Car Credit Agreement (the “2023 Side-Car Amendment”) pursuant to which, among other things, the Debtors would not be required to test compliance with the Side-Car Credit Agreement’s financial covenant until the fiscal quarter ending September 30, 2024. The 2023 Side-Car Amendment provided, among other modifications, that the Prepetition Borrower would formally pursue a comprehensive process in an effort to yield one or more offers for a sale of all or substantially all of the assets or businesses of the Prepetition Borrower and its subsidiaries, with a purchase price that included cash proceeds sufficient to pay the obligations under the Side-Car Credit Agreement, and would use its commercially reasonable efforts to promptly close such a transaction within certain specified time periods.

In connection with and as consideration for entering into the Side-Car Credit Agreement, on February 24, 2023, the Debtors entered into a Warrant Agreement and granted to the lenders that provided the 2023 Term Loan to the Borrower pursuant to the Side-Car Credit Agreement warrants to purchase, in the aggregate, up to 29,483,101 shares of CHI’s Class A common stock, par value $0.0001 per share, at an exercise price of $0.01 per share (the “Warrants”). On March 8, 2023, the Company issued an aggregate of 21,620,941 shares of Class A common stock to funds affiliated with Diameter Capital Partners LP upon the exercise of the Warrants, and the remaining Warrants were exercised on April 24, 2023.

c)	The Intercreditor Agreement

The obligations under the Credit Suisse Credit Agreement (the “CS Obligations”) and the obligations under the Side-Car Credit Agreement (the “Side-Car Obligations” and together with the CS Obligations, the “Pari Passu Obligations”) are secured by the same collateral (such collateral, the “Shared Collateral”). Pursuant to the terms of that certain First Lien Intercreditor Agreement, dated as of February 24, 2023 (the “Intercreditor Agreement”), by and among the First Lien Agent, the Side-Car Agent and Cano Health, LLC, the liens granted on the Shared Collateral rank pari passu with each other.

The Intercreditor Agreement provides that in the case of a bankruptcy proceeding, the distribution of the proceeds of any sale, collection or other liquidation of the Shared Collateral shall be applied (i) first, to the payment in full in case of all amounts owing to each Agent (in each Agent’s capacity as such) and (ii) second, to the payment in full in cash of the Pari Passu Obligations of a given Series (as defined in the Intercreditor Agreement) in accordance with the terms of the Secured Credit Documents.

d)	6.25% Senior Unsecured Notes Due 2028

On September 30, 2021, the Prepetition Borrower issued senior unsecured notes in the aggregate principal amount of $300.0 million (the “Senior Notes”) in a private offering pursuant to the terms of that certain indenture, dated as of September 30, 2021, by and among the Prepetition Borrower, the guarantors party thereto, and U.S. Bank National Association, as trustee. Proceeds from the Senior Notes were used to repay in full a previous $250.0 million unsecured bridge term loan. The Senior Notes bear interest at 6.25% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2022. The Senior Notes are scheduled to mature in October 2028. As of the Petition Date, the Debtors owe approximately $300 million aggregate principal amount of the Senior Notes.

e)	Trade Payables

As of the Petition Date, the Debtors’ outstanding trade payables totaled approximately $30 million in total aggregate amount.

III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

A.	The Debtors’ Acquisition Strategy

During the period prior to and following completion of the Business Combination discussed above, the Debtors sought to expand top-line revenue growth by aggressively expanding their operations. From December 31, 2017 to December 31, 2021, the Debtors expanded beyond Florida to an additional seven states and Puerto Rico, and increased their membership from approximately 13,685 members to approximately 227,005 members.

The operational expansion was made through various acquisitions, including, among others, the acquisitions of Primary Care Physicians, HP Enterprises II, LLC (Healthy Partners), University Health Care, and Doctor’s Medical Center, each of which is described in further detail below.

a)

Primary Care Physicians and related entities. On January 2, 2020, the Debtors acquired Primary Care Physicians and related entities for total consideration of approximately $60.2 million, consisting of approximately $53.6 million in cash, $4.0 million of Class A-4 Units of PCIH and $2.6 million in other closing payments. Primary Care Physicians was comprised of eleven primary care centers and a managed services organization serving populations in the Broward County region of South Florida.

b)

HP Enterprises II, LLC and related entities. On June 1, 2020, the Debtors acquired HP Enterprises II, LLC and related entities for total consideration of approximately $195.4 million, consisting of approximately $149.3 million in cash, $30.0 million of Class A-4 Units of PCIH and $16.1 million in deferred payments. Healthy Partners was comprised of 16 primary care centers and a management services organization serving populations across Florida, including the Miami-Dade, Broward, Palm Beach, Treasure Coast and Central Florida areas. Bob Camerlinck, formerly the Chief Executive Officer of Healthy Partners, is the current Chief Operating Officer of the Debtors.

c)

University Health Care and its affiliates. On June 11, 2021, the Debtors acquired University Health Care and its affiliates for total consideration of approximately $607.9 million, consisting of approximately $538.3 million in cash, $60.0 million of Class A common stock and $9.6 million in contingent consideration from acquisition add-ons based on additional acquired entities. University Health Care was comprised of 13 primary care centers, a managed services organization and a pharmacy serving populations throughout various locations in South Florida.

d)

Doctor’s Medical Center, LLC and its affiliates. On July 2, 2021, the Debtors acquired Doctor’s Medical Center, LLC and its affiliates (“DMC”). The purchase price totaled approximately $300.7 million, which was paid in cash. DMC was comprised of 14 primary care centers serving populations across Florida. In conjunction with the primary care centers, DMC also provided management services organization services to affiliated medical centers, and operated a pharmacy.

The Debtors engaged in further acquisitions throughout 2022, including the acquisition of Total Health Medical Centers. Pursuant to an asset purchase agreement dated December 9, 2022, the Debtors purchased certain assets associated with the Total Health Medical Centers business from entities controlled by Mark Kent, now the Debtors’ Chief Executive Officer, for a total initial consideration of approximately $32.4 million, payable in a combination of upfront and deferred cash and stock. Certain amounts of the deferred portion of the consideration remain unpaid and outstanding as of the Petition Date. As part of this transaction, Mr. Kent joined the Debtors as Senior Vice President before transitioning into the role of Interim Chief Executive Officer and later permanent Chief Executive Officer.

B.	Operational Challenges and Industry Headwinds

Unfortunately, few, if any, of the anticipated synergies and benefits of these acquisitions ever materialized and they ultimately resulted in unprofitable acquisitions, operational inefficiencies, and an inflated cost structure for the Debtors. The Debtors quickly depleted much of the proceeds delivered from the Business Combination to complete certain of the aforementioned acquisitions.

In addition to their operational challenges, industry and regulatory headwinds have significantly strained the Debtors’ business. As described below, increased competition in the Medicare Advantage insurance market has led to the Debtors’ payors offering higher levels of benefits to customers to capture market share, which have increased the Debtors’ third-party medical costs. Upcoming changes to Medicare risk adjustment, including in connection with the implementation of the new Risk Adjustment Model version 28 (“V28”), continue to negatively impact the Debtors’ revenues. Furthermore, the Debtors have been negatively impacted by the increased costs of funds in the capital markets and the macro inflationary environment. Mr. Kent was appointed Chief Executive Officer by the Board, along with other members of the Debtors’ new management team, to respond to these operational and industry challenges.

Third Party Medical Costs. Third-party medical costs have continued to increase due to healthcare spending trends within the Medicare population, which is also consistent with funding rates the Debtors receive under their payor contracts.

Medicare Risk Adjustment. A significant portion of the Debtors’ revenue is capitated revenue, which for the Debtors, is a pre-negotiated percentage of the premium that the health plan receives from CMS. The Debtors receive payments directly from CMS under the Debtors’ ACO Reach model. The Debtors generally contract with health plans to receive PMPM revenue and then the Debtors assume the financial responsibility for the healthcare expenses of their members.

During the quarter ending June 30, 2023, the Debtors experienced a 35% increase in total membership to approximately 381,066 members and a total revenue increase of approximately 11% to $766.7 million, in each case compared to the prior year second quarter. Despite this increase in membership, during the second quarter of 2023, the Debtors experienced a net loss of approximately $270.7 million, which was a significant increase from the net loss of approximately $14.6 million experienced in the prior year quarter. This net loss was primarily driven by lower-than-expected Medicare Risk Adjustment revenue, which in this case, was $58 million lower than previous estimates.

The proposed changes from Risk Adjustment Model V24 to V28 also pose challenges to the Debtors. These changes are scheduled to be phased in beginning in 2024 and will introduce an altered risk adjustment framework, reflecting CMS’ focus on accurately identifying and auditing risk-adjustable conditions that align with patients’ care. This focus will adversely impact the Debtors’ capitated revenue. Although the impact of the change will vary from plan to plan, based on several factors, it is widely recognized the average risk adjustment factor is going to decrease significantly. The Debtors are continuing to evaluate the potential impact to their businesses of V28 and other anticipated Medicare changes.

Interest Expense. Further compounding these challenges, interest expenses, primarily consisting of interest incurred on outstanding borrowings under the Credit Suisse Credit Agreement, Senior Notes, and 2023 Side-Car Credit Agreement, including paid-in-kind (“PIK”) interest, have posed significant challenge for the Debtors. For example, for the three and nine months ended September 30, 2023, respectively, the Debtors recognized interest expense of approximately $29.6 million (including $6.2 million of PIK interest under the 2023 Side-Car Credit Agreement) and approximately $79.9 million (including $13.6 million of PIK interest under the 2023 Side-Car Credit Agreement), as compared to approximately $16.5 million and $42.9 million for the three and nine months ended September 30, 2022, respectively.

C.	Prepetition Transformation Plan

In the third quarter of 2023, facing constrained liquidity and in the face of economic and regulatory headwinds, the Debtors, under the aforementioned new management team, implemented a plan designed to improve operational efficiencies, simplify the Debtors’ organization structure, and reduce costs (the “Transformation Plan”). To achieve the goals, the Debtors have worked to, among other things:

i.	drive medical cost management initiatives to improve the Debtors’ MCR;

ii.	lower third party medical costs through negotiations with payors, including restructuring contractual arrangements with payors and specialty networks;

iii.

expand initiatives to optimize direct patient expenses and selling, general and administrative expenses (including by reducing operating expenses, including reduction of permanent staff; and significantly reducing all other non-essential spending);

iv.	prioritize the Debtors’ Medicare Advantage and ACO Reach lines of business through improving patient engagement and access;

v.

divest and consolidate certain assets and operations, inclusive of exiting certain markets (e.g., exiting their Puerto Rico operations by the beginning of 2024), conducting a strategic review of the Debtors’ Medicaid business in Florida, pharmacy assets and other specialty practices, and consolidating underperforming owned medical centers and delaying renovations and other capital projects; and

vi.	evaluate the performance of their affiliate provider relationship, including the termination of certain underperforming affiliate partnerships.

As a result of accelerating these initiatives, the Transformation Plan is now targeting to achieve approximately $290 million of cost reductions by the end of 2024 (inclusive of the $65 million of planned cost reductions announced in August 2023). Since the Petition Date, the Debtors have updated their business plan to account for the latest plan information from payors, January actuals, an updated ACO REACH budget, and the latest cost Transformation Plan output.

As of the end of Q1 2024, an estimated $213 million of the savings target has been implemented, and a further $58 million of initiatives have been identified and are in the process of being validated and implemented.

On September 25, 2023, the Debtors sold substantially all of the assets associated with the operation of the Debtors’ senior-focused primary care centers in Texas and Nevada to Primary Care Holdings II, LLC, a wholly owned subsidiary of Humana Inc. The total value of the transaction to the Debtors was approximately $66.7 million, consisting of approximately $35.4 million in cash paid at closing (of which approximately $1.9 million was withheld for satisfaction of potential indemnification claims), plus the release of certain liabilities owed by the Debtors (the “Humana Transaction”).

The Debtors have continued to review their portfolio and have rejected or are in the process of rejecting approximately 100 leases associated with under-performing or dark-site locations that are not core to their go forward business since September 2023. After giving effect to such closures, the Debtors will have approximately 80 locations and expect this be a reliable approximation of their go-forward footprint. As set forth below in Section IV.F, the Debtors rejected the leases associated with such locations as part of the Chapter 11 Cases. The Debtors exited operations in Puerto Rico in early 2024 and are evaluating the divestiture of the majority of their Florida Medicaid operations.

D.	Creditor Negotiations and Prepetition Restructuring Efforts

Notwithstanding new management’s success in substantially reducing costs and improving operations, the Debtors still faced significant challenges and dwindling liquidity. Recognizing these challenges might require a more comprehensive restructuring process, which in turn would be likely to involve extensive negotiations with creditors, the Debtors in the third quarter of 2023 began assembling a team of restructuring professionals to advise them during this process, including professionals from (i) Weil, Gotshal & Manges LLP,12 as restructuring counsel, (ii) AlixPartners LLP, as financial advisor, and (iii) Houlihan Lokey Capital, Inc., as investment banker. These professionals in turn engaged with an ad hoc group of first lien lenders represented by the law firm of Gibson Dunn & Crutcher LLP and their investment banker, Evercore Inc., (the “Ad Hoc First Lien Group”) and other parties regarding necessary adjustments to their capital structure.

i.	The Side-Car Amendment

In August 2023, the Debtors learned of an imminent default on a financial covenant under the 2023 Side-Car Credit Agreement. As noted above, the Debtors were able to successfully negotiate a forbearance with respect to this default, as agreed to under the 2023 Side-Car Amendment. Following execution of the 2023 Side-Car Amendment, the Debtors commenced negotiations with their significant secured and unsecured creditor constituencies and other strategic parties regarding a potential restructuring and parallel M&A process.

[12]

Weil, Gotshal & Manges LLP has represented the Debtors since April 2022 in connection with various corporate and shareholder activism matters. In June 2023, the Debtors expanded their engagement of Weil to include advice in connection with the evaluation of various restructuring alternatives.

ii.	2023 Whole-Co and Discrete Asset Sale Process

In accordance with the 2023 Side-Car Amendment, the Debtors announced a process in August 2023 to pursue a sale of all or substantially all of the Debtors’ business and/or the sale of certain lines of business, such as the Debtors’ Medicaid business in Florida, pharmacy assets and other specialty practices. Although an acceptable bid to purchase all or substantially all of the Debtors’ assets did not materialize at that time, the Debtors did successfully consummate the Humana Transaction.

As described above, as part of the Debtors’ effort to generate additional liquidity, on September 25, 2023, the Debtors consummated the Humana Transaction. The net cash proceeds from the transaction enabled the Debtors to repay a portion of their outstanding commitments under the Credit Suisse Revolving Credit Facility, such that the financial maintenance covenant of this facility was not applicable for the testing period ended September 30, 2023.

Further, as of the quarter ending September 30, 2023, the Debtors exited operations in California and New Mexico, exited their Illinois market shortly thereafter, and have recently exited their Puerto Rico operations.

iii.	Creditor Negotiations, the Targeted M&A Process, and Execution of the Restructuring Support Agreement

In advance of the Petition Date, the Debtors engaged in intensive negotiations with their creditors, including with the Ad Hoc First Lien Group, and simultaneously continued to pursue a targeted sale process in order to sell all or substantially all of the assets or businesses of, or direct or indirect equity interests in, the Prepetition Borrower and its subsidiaries. These negotiations and the parallel M&A process ultimately led to the execution of the Restructuring Support Agreement on February 4, 2024.

In December 2023, the Finance Committee was established to oversee and make recommendations to the Board regarding potential financing alternatives and strategic transactions for the Debtors. The Finance Committee is comprised of Carol Flaton (chair of the Finance Committee), Patricia Ferrari, and Angel Morales. Patricia Ferrari and Carol Flaton, both independent directors, were appointed to the Board in December 2023 (the “2023 Directors”). Ms. Ferrari and Ms. Flaton have significant business and financial expertise, with proven track records of advising companies on strategies to improve operations and financial performance, as well as strengthening their capital structures.

On February 4, 2024, the Debtors entered into the Restructuring Support Agreement with the Consenting Creditors, pursuant to which the Consenting Creditors have committed to vote in favor, and support confirmation, of the Plan. Pursuant to the Restructuring Support Agreement, the Consenting Creditors agreed to support a dual-path process that allows the Debtors to identify a value-maximizing transaction. Specifically, the restructuring process set forth in the Plan and the Restructuring Support Agreement allows the Debtors to conduct a thorough marketing process, while providing certainty they will be able to deleverage their balance sheet through a Reorganization Transaction in a timely manner. A summary of the key terms of the restructuring transactions as contemplated by the Plan and Restructuring Support Agreement is set forth in Section I above.

The Plan provides for the establishment of a litigation trust for the benefit of holders of Allowed General Unsecured Claims (the “GUC Litigation Trust”). As noted above and as set forth in the Plan, the GUC Litigation Trust is to be assigned certain causes of action, including certain causes of action against the Debtors’ former officers and directors. Prior to the Petition Date, allegations were made regarding alleged related party transactions involving certain members of the Board and the Debtors’ executives, including the Debtors’ former Chief Executive Officer. These transactions were the subject of prior litigation commenced against the Debtors by three former Board members in the Delaware Court of Chancery, which was ultimately dismissed. The Debtors previously undertook internal investigations with respect to these allegations. The law firm of Quinn Emanuel Urquhart & Sullivan, LLP (“Quinn Emanuel”) has been engaged by the Debtors to conduct an additional investigation in connection with the intended releases contemplated under the Plan. Weil, Gotshal & Manges LLP (“Weil”), on behalf of the Debtors, has been investigating other potential Estate causes of actions, including potential Avoidance Actions, as well. The Official Committee of Unsecured Creditors (the “Creditors’ Committee”) is also conducting an investigation as part of their review of the Plan. Additional information regarding Quinn Emanuel’s and Weil’s investigations is set forth below in Section IV.K.iv below.

IV.

THE CHAPTER 11 CASES

A.	Commencement of Chapter 11 Cases

Beginning on February 4, 2024, the Debtors commenced the Chapter 11 Cases. The Debtors are continuing to manage their properties and operate their businesses as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.	First-Day Motions

Following the commencement of the Chapter 11 Cases, the Debtors filed various motions (the “First Day Motions” and the various interim and final order approving the First Day Motions, the “First Day Orders”) seeking relief from the Bankruptcy Court to enable the Debtors to promote a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases and the Plan, and minimize any disruptions to the Debtors’ operations. A description of the First Day Motions is set forth in the Declaration of Clayton Gring in Support of First Day Relief [Docket No. 15]. The Bankruptcy Court granted substantially all of the relief requested in the First Day Motions and entered various final orders authorizing the Debtors to, among other things:

•	Establish procedures to protect confidential patient information [Docket No. 90];

•	Pay certain prepetition taxes and assessments [Docket No. 242];

•	Continue paying employee wages and benefits [Docket No. 245];

•	Continue insurance programs, surety bonds, and the processing of workers’ compensation claims [Docket No. 248];

•	Establish procedures for utility companies to request adequate assurance of payment and to prohibit utility companies from altering or discontinuing service [Docket No. 251];

•	Establish stock procedures to protect the potential value of certain U.S. federal net operating losses and certain other tax benefits [Docket No. 255];

•	Continue the use of the Debtors’ cash management system, bank accounts, and business forms [Docket No. 258];

•	Continue refunds programs and pay and otherwise honor certain prepetition obligations related thereto [Docket No. 260];

•	Pay certain prepetition obligations for critical vendors [Docket No. 261] (the “Critical Vendors Order”);

•	Obtain postpetition financing and use cash collateral [Docket No. 271]; and

•

Reject certain real property leases, and abandon related personal property of de minimis value, associated with medical centers and other locations that were closed prior to the Petition Date and are currently vacant and no longer utilized by the Debtors [Docket No. 448]

As of the date hereof, the Debtors estimate approximately $8 million in prepetition Claims has been paid pursuant to the various First Day Orders, including approximately $500,000 in prepetition Claims pursuant to the Critical Vendors Order.

C.	DIP Financing and Cash Collateral

The Debtors entered the Chapter 11 Cases with minimal cash on hand. Access to debtor-in-possession financing (“DIP Financing”) and the use of Cash Collateral (as such term is defined in section 363(a) of the Bankruptcy Code) was critical to ensure that the Debtors have sufficient liquidity to operate their business and administer their estates during the Chapter 11 Cases. To address their working capital needs and fund their reorganization efforts, in the weeks leading up to the Petition Date, the Debtors solicited interest in providing DIP Financing. The Debtors’ situation presented difficulties to obtaining alternative financing, namely that (i) substantially all of the Debtors’ assets are encumbered and subject to the Prepetition Liens, (ii) members of the Ad Hoc First Lien Group that beneficially owned greater than 86% of the aggregate debt under the Prepetition Credit Agreements and previously communicated that it would be unwilling to have their Prepetition Liens primed, (iii) the Debtors funding needs were substantial; and (iv) prior efforts to generate liquidity by obtaining bridge financing using certain of the Debtors’ assets had been unsuccessful.

On or about February 4, 2024, the Debtors and their advisors finalized with the Ad Hoc First Lien Group and its advisors the terms of the restructuring term sheet and the $150 million DIP Facility only after determining it was the best option reasonably available under the totality of the circumstances. The Debtors, the DIP Lenders, and their respective advisors negotiated the terms of the proposed DIP Facility in good faith and at arm’s-length.

As adequate protection, the DIP Financing grants the Prepetition Secured Parties certain adequate protection liens over the DIP Collateral and other adequate protection, to the extent of any diminution in value of the Prepetition Collateral, in exchange for the Prepetition Secured Parties’ support of the priming of their Prepetition Collateral. Through the use of the DIP Financing and Cash Collateral, the Debtors expect to have adequate liquidity to finance the Chapter 11 Cases and consummate the Plan.

On March 5, 2024, the Debtors, the Ad Hoc First Lien Group, and the Creditors’ Committee reached a consensual resolution as to issues the Creditors’ Committee raised in connection with the DIP Financing. As part of this resolution, the Debtors agreed, among other things, that:

•

the Participation Fee to be paid to the DIP Lenders (a) would not dilute recoveries to holders of General Unsecured Claims in the event of a Reorganization Transaction and (b) would be waived in the event of a WholeCo Sale Transaction if the net proceeds of the sale were sufficient to satisfy all obligations under the DIP Credit Agreement and the principal amount of all Prepetition Obligations (as defined in the Final DIP Order) in full in cash;

•

the DIP Lenders would use commercially reasonable efforts to seek recovery from the DIP Collateral other than Avoidance Actions or the proceeds thereof before seeking recovery from Avoidance Actions or the proceeds thereof;

•

up to $300,000 (as compared to $50,000 initially agreed between the Debtors and First Lien Ad Hoc Group) of the proceeds of the DIP Facility, the DIP Collateral, and the prepetition collateral could be used by the Creditors’ Committee to investigate or prosecute certain claims and causes of action with respect to the Prepetition Obligations.

On March 6, 2024, the Court entered the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 507, and 552 and Fed. R. Bankr. P. 2002, 4001, 6003, 6004, and 9014 for (I) Authority to (A) Obtain Postpetition Financing, (B) Use Cash Collateral (C) Grant Liens And Provide Superpriority Administrative Expense Status, (D) Grant Adequate Protection, and (E) Modify the Automatic Stay, and (II) Related Relief [Docket No. 271] (the “Final DIP Order”), approving on a final basis, among other things, the Debtors’ entry into the DIP Facility, including the modifications agreed to with the Creditors’ Committee. Pursuant to the Final DIP Order, any party in interest with proper standing (to the extent derivative standing is required under applicable law) granted by order of the Court (or other court of competent jurisdiction) has until (i) April 22, 2024, and (ii) solely with respect to the Creditors’ Committee, May 12, 2024, to challenge the validity of the Prepetition Debt or the Prepetition Liens and to prosecute Challenges against, among others, the Prepetition Secured Parties (each as defined in the Final DIP Order).

In addition, as part of the consensual resolution with the Creditors’ Committee of matters relating to the Final DIP Order, the Final DIP Order reflects the Debtors’ and DIP Lenders’ agreement to extend certain of the milestones set forth in Section 5.15 of the DIP Credit Agreement. Specifically, the Final DIP Order sets forth the following key milestones: (i) entry by the Bankruptcy Court of an order approving the Disclosure Statement no later than 96 days following the Petition Date (i.e., May 10, 2024); (ii) a hearing to approve the Reorganization Transaction no later than 148 days after the Petition Date (i.e., July 1, 2024); and (iii) the effective date of the Reorganization Transaction no later than 162 days after the Petition Date (i.e., July 15, 2024), subject to an automatic extension of up to 45 days (i.e., August 29, 2024) if the effective date has not occurred solely due to any pending healthcare-related regulatory approvals or any pending approval under the Hart-Scott-Rodino Act.

D.	Procedural Motions

The Debtors filed various motions regarding procedural issues common to chapter 11 cases of similar size and complexity. The Bankruptcy Court granted substantially all of the relief requested in such motions and entered various orders authorizing the Debtors to, among other things:

•	Jointly administer the Debtors’ Chapter 11 Cases [Docket No. 34];

•	Establish procedures for interim compensation and reimbursement of expenses of chapter 11 professionals [Docket No. 243]; and

•	Employ professionals utilized by the Debtors in the ordinary course of business [Docket No. 244].

E.	Retention of Chapter 11 Professionals

The Debtors filed several applications and obtained authority to retain various professionals to assist the Debtors in carrying out their duties under the Bankruptcy Code during the Chapter 11 Cases. As of the date hereof, these professionals include (i) Weil as counsel; (ii) Richards, Layton & Finger, P.A. as local Delaware co-counsel; (iii) Houlihan Lokey Capital, Inc. as investment banker; (iv) AlixPartners LLP as financial advisor; (v) Kurtzman Carson Consultants LLC as claims and noticing agent and administrative advisor; (vi) Ernst & Young LLP to provide audit services; (vii) KPMG LLP as tax advisor; and (viii) Quinn Emanuel as special counsel, as discussed in Section IV.K.iv of this Disclosure Statement. The Debtors may seek to retain additional professionals or advisors during the Chapter 11 Cases.

F.	Executory Contracts and Lease Rejections

As discussed above, on February 5, 2024 the Debtors filed a motion (a) to reject approximately 72 real property leases associated with medical centers and other locations that were closed prior to the Petition Date and, as of the Petition Date, were currently vacant and no longer being occupied or used by the Debtors, and (b) abandon related personal property of de minimis value [Docket No. 29] (the “First Omnibus Lease Rejection Motion”). By order dated March 8, 2023 [Docket No. 448], the Court approved the relief requested in the First Omnibus Lease

Rejection Motion. On March 9, 2024 the Debtors filed a second motion to reject approximately 11 executory contracts and real property leases and abandon related personal property of de minimis value [Docket No. 533] (the “Second Omnibus Lease Rejection Motion”). The relief requested in the Second Omnibus Lease Rejection Motion was approved by the Court on April 12, 2024 [Docket No. 640]. The Debtors continue to evaluate their existing lease portfolio and additional rejection motions may be filed during the Chapter 11 Cases.

G.	De Minimis Asset Sales

On March 26, 2024, the Debtors filed a motion (a) authorizing and approving procedures for the sale, transfer, or acquisition of certain de minimis assets, and (b) granting related relief [Docket No. 519] (the “De Minimis Asset Sale Motion”). The relief requested in the De Minimis Asset Sale Motion was approved by the Court on April 15, 2024 [Docket No. 648].

H.	Appointment of Creditors’ Committee

On February 21, 2024, the Creditors’ Committee was appointed by the Office of the United States Trustee for the District of Delaware (the “U.S. Trustee”) pursuant to section 1102 of the Bankruptcy Code to represent the interests of unsecured creditors in the Chapter 11 Cases. See Notice of Appointment of Committee of Unsecured Creditors [Docket No. 154]. The members of the Creditors’ Committee are: (i) CD Support LLC; (ii) Second Wave Delivery Systems, LLC; (iii) Navina Technologies Ltd.; (iv) 2380-90 NW 7 Street LLC; and (v) 107 Commercial Property LLC. The Creditors’ Committee is advised by Paul Hastings LLP, as counsel, Cole Schotz P.C., as co-counsel, and Force 10 Partners, as financial advisor.

Statements and Schedules and Claims Bar Dates

Beginning on March 7, 2024, the Debtors each filed their schedules of assets and liabilities and statements of financial affairs (collectively, the “Schedules”) [Docket Nos. 275-450].

On March 5, 2024, the Bankruptcy Court entered an order (the “Original Bar Date Order”) approving:

i.

April 22, 2024, at 5:00 p.m., prevailing Eastern Time, as the deadline for all non-governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim in the Chapter 11 Cases (the “General Bar Date”);

ii.

August 2, 2024, at 5:00 p.m., prevailing Eastern Time, as the deadline for all governmental units (as defined in section 101(27) of the Bankruptcy Code) to file proofs of claim in the Chapter 11 Cases (the “Governmental Bar Date”);

iii.

the later of (a) the General Bar Date or the Governmental Bar Date, as applicable, and (b) 5:00 p.m., prevailing Eastern Time, on the date that is 30 days from the date on which the Debtors provide notice of a previously unfiled Schedule or an amendment or supplement to the Schedule as the deadline by which persons or entities affected by such filing, amendment, or supplement must file proofs of claim in the Chapter 11 Cases (the “Amended Schedules Bar Date”); and

iv.

the later of (y) the General Bar Date or the Governmental Bar Date, as applicable, and (z) 5:00 p.m., prevailing Eastern Time, on the date that is 30 days following the entry of an order approving rejection of any executory contract or unexpired lease of the Debtors as the deadline by which persons or entities asserting claims resulting from such rejection must file proofs of claim in the Chapter 11 Cases (the “Rejection Damages Bar Date” and, together with the General Bar Date, the Governmental Bar Date, and the Amended Schedules Bar Date, the “Bar Dates”) [Docket No. 259].

Notice of the Bar Dates was served on creditors and other parties in interest, including the Debtors’ current and former patients, by March 13, 2024, as set forth in the affidavits of service filed with the Court [Docket No. 475].

Following entry of the Original Bar Date Order and service of the Bar Date Notice, the Debtors identified a ministerial error in the Original Bar Date Order. Specifically, the Original Bar Date Order inadvertently excused any former officer, director, or employee of any of the Debtors from having to file a Proof of Claim for any claim based on indemnification, contribution, or reimbursement. This exception, as accurately reflected in the Bar Date Notice that was served on all current or former officers, directors and employees of the Debtors, was intended to apply only to current officers, directors and employees of the Debtors. As such, the Debtors filed, and the court entered, a corrected bar date order [Docket No. 615] (the “Corrected Bar Date Order” and, together with the Original Bar Date Order, the “Bar Date Order”). To address any potential confusion caused by the discrepancy in the Original Bar Date Order, the Corrected Bar Date Order (i) required the Debtors to serve the Corrected Bar Date Order on all former officers, directors or employees of the Debtors within three (3) business days of entry of the Corrected Bar Date Order and (ii) extended the applicable Bar Date (as defined in the Bar Date) solely for such parties from April 22, 2024 to 5:00 p.m., prevailing Eastern Time on May 9, 2024.

I.	MSP Recovery Shares Sale Order

On February 28, 2024, the Debtors filed a motion seeking entry of an order authorizing the Debtors to sell certain Class A common stock shares the Debtors held in MSP Recovery, Inc. (the “MSP Recovery Shares”), and granting related relief [Docket No. 200] (the “MSP Recovery Shares Motion”). The MSP Recovery Shares constitute prepetition collateral of the Prepetition Secured Parties (as defined in the DIP Orders) and the postpetition collateral of the DIP Lenders. The Restructuring Support Agreement, however, contemplates that, under the Plan filed by the Debtors to implement the terms of the Restructuring Support Agreement, the Prepetition Secured Parties and the DIP Lenders will consent to the net proceeds from the liquidation of the MSP Recovery Shares held by the Debtors as of the Petition Date being distributed to holders of Allowed General Unsecured Claims. Accordingly, the Debtors filed the MSP Recovery Shares Motion in an effort to preserve this value for potential distribution to General Unsecured Creditors under the Plan. The relief requested by the Debtors in the MSP Recovery Shares Motion was consented to by the DIP Lenders, the Ad Hoc First Lien Group, and the Creditors’ Committee.

By order dated March 7, 2024, the Court entered an order approving the MSP Recovery Shares Motion [Docket No. 328] (the “MSP Recovery Order”). Pursuant to the MSP Recovery Order, the Debtors were authorized to sell the MSP Recovery Class A Stock at any time through open market transactions initiated through their broker; provided that (i) all proceeds of the MSP Recovery Class A Stock sales shall constitute the collateral of the Prepetition Secured Parties (subject to the challenge provisions set forth in the DIP Orders) and the DIP Lenders and (ii) all proceeds of the MSP Recovery Class A Stock sales at any time from and after the Petition Date shall be held and maintained in a segregated account and not released pending (x) agreement of the Debtors, the Creditors’ Committee, the DIP Lenders, and the Ad Hoc First Lien Group or (y) further order of the Court. Approximately $5.5 million of net proceeds were generated by postpetition sales of the MSP Recovery Class A Stock and such amounts are being held in a segregated account in accordance with the MSP Recovery Order.

J.	Employee Matters

Senior Management KERP. In January 2024, in order to retain and incentivize key employees to focus their efforts during the Debtors’ restructuring efforts, the Debtors adopted a key employee retention program (the “Senior Management KERP”) for five (5) members of senior executive management, including the Debtors’ Chief Executive Officer, Interim Chief Financial Officer13, Chief Operating Officer, Chief People Officer, and Chief Compliance Officer / General Counsel.14 Under the Senior Management KERP, each participant was entitled to receive a lump sum cash award payable shortly following execution of a Senior Management KERP agreement, subject to the terms and conditions thereof. The participants are eligible to retain their award, subject to the terms and conditions of the retention agreement, if they have not resigned without “good reason” and have not been terminated by the Debtors for “cause” as of the earlier of (i) the date that is twelve (12) months following execution of the retention agreement and (ii) the date of consummation of a Restructuring Event, as defined in the Senior Management KERP agreements. In the event a participant does not remain in the Debtors’ employ until such date, subject to certain exceptions, he/she will forfeit and be required to disgorge the full gross amount of the award. In connection with the Senior Management KERP, each Senior Executive has agreed not to assert a claim against the Debtors or any of their affiliates for severance or related payments, rights or benefits through the earlier of the conclusion of the Chapter 11 Cases and the Retention Date (as defined in the Senior Management KERP agreements). Prior to the Petition Date, the Debtors paid all amounts due under the Senior Management KERP, totaling approximately $6,705,000.

Management Retention Program. In January 2024, the Debtors implemented a Retention Bonus Program by which cohorts of senior management and staff management are incentivized to be retained through January 25, 2025 (the “Management Retention Program”). Prior to the Petition Date, the Debtors paid approximately $2,244,000 under the Management Retention Program. Approximately $1,585,000 remains due and owing to the various participants under the Management Retention Program, with the next scheduled payment due to eligible participants in June 2024. The Debtors will seek authority from the Bankruptcy Court prior to making any further payments under the Management Retention Program.

[13]	On March 28, 2024, Eladio Gil was named permanent Chief Financial Officer.
[14]

The Debtors also, prepetition and in the ordinary course, implemented certain salary increases to bring these Employees in line with market pay and entered into new employment and severance agreements with each of the participants in the Senior Management KERP.

Provider and Other Employee Retention Program. In January 2024, the Debtors implemented a Retention Bonus Program designed to retain the Debtors’ key care providers, including physicians and nurses, and key staff through a twelve (12) month period following the entrance into such retention program (the “Provider and Other Employee Retention Program”). Under the Provider and Other Employee Retention Program, each participant is eligible to receive a cash award payable in two installments, subject to the terms and conditions thereof. Prior to the Petition Date, the Debtors paid approximately $1,484,000 under the Provider and Other Employee Retention Program. Remaining amounts due and owing under such Retention Program will be paid to eligible participants as soon as practicable following authorization from the Bankruptcy Court. The Debtors will seek authority from the Bankruptcy Court prior to making any further payments under the Provider and Other Employee Retention Program.

Additional Employee Retention Program. In January 2024, the Debtors implemented a Retention Bonus Program that included a mix of salary increases and time-based incentive payments for a broad cohort of ‘rank and file’ employees, designed to improve retention in important patient facing roles such as, among other roles, Medical Assistants, Front Desk, Patient Services, Patient Enrollment, Patient Engagement, Social Services Coordinators, Care Management, and incentivize such Employees to remain employed with the Debtors through January 2025 (the “Additional Employee Retention Program”). In January 2024, the Debtors paid approximately $45,000 under the Additional Employee Retention Program, and the remaining $494,000 is due to be paid on a monthly basis in the amount of approximately $45,000 per month. The Debtors will seek authority from the Bankruptcy Court prior to making any further payments under the Additional Employee Retention Program.

Provider Bonus Program. The Debtors have historically maintained the Provider Bonus Program (as defined in the Provider Bonus motion, Docket No. 266) to incentivize optimal performance for their employees. The Provider Bonus Program seeks to reward individual or team efforts and promote productivity, while enhancing employee morale. The Debtors estimate that the average annual cost of the Provider Bonus Program has historically been approximately $5,000,000. As of the Petition Date, the Debtors believe that they owe approximately $4,279,000 under the Provider Bonus Program. On March 31, 2024 the Court entered the Order Pursuant to 11 U.S.C. §§ 105(A), 363, and 503(C) and Fed. R. Bankr. P. 6004 (I) Authorizing Debtors to Pay Semi-Annual Compensation Owed to Physicians and Other Employee Health Care Providers, and (II) Granting Related Relief [Docket No. 490] (the “Provider Bonus Order”). Pursuant to the Provider Bonus Order, the Debtors are authorized, but not directed, to pay semi-annual compensation owed to the Debtors’ employed physicians, nurse practitioners, physician assistants, and other health care providers under the 2023 Provider Bonus Program. The total amount of semi-annual compensation the Debtors are authorized to pay pursuant to the Provider Bonus Order on account of the 2023 Provider Bonus Program is not more than $2,400,000.

Automatic Stay and Other Stipulations

Since the commencement of the Chapter 11 Cases, the Debtors have entered into, and the Court has approved, various stipulations and resolutions regarding requests for relief from the automatic stay and related matters, including, without limitation, the following:

•

Dental Excellence Stipulation: On March 28, 2024, Dental Excellence Partners LLC (“Dental Excellence”) filed the Motion of Dental Excellence Partners LLC for Entry of an Order (I) Granting Relief from the Automatic Stay Pursuant to 11 U.S.C. § 362(d)(1) and (d)(2), to the Extent Applicable, and (II) Granting Related Relief [Docket No. 529] (the “DE Stay Motion”) seeking relief from the automatic stay to permit Dental Excellence to retrieve certain equipment Dental Excellence asserted ownership over (the “Equipment”) from the Debtors’ locations. Pursuant to the Order Approving Stipulation Resolving Dental Excellence Partners LLC’s Motion for Relief from the Automatic Stay [Docket No. 645], the Bankruptcy Court approved a stipulation resolving the DE Stay Moion and granting Dental Excellence limited relief from the automatic stay solely to the extent necessary to allow Dental Excellence to retrieve the Equipment from the Debtors’ locations in accordance with the term set forth therein.

•

MedCloud Stipulation: On March 19, 2024, MedCloud Depot, LLC (“MedCloud”) filed its (I) Request for Payment of Administrative Expense; in the Alternative, (II) Motion for Relief from Stay; and (III) Motion to Compel Assumption or Rejection of Syncrasy Software License Agreement; and (IV) Notice of Debtors’ Breach of Syncrasy Software License Agreement [Docket No. 481] (the “Administrative Expense Motion”). Pursuant to the Administrative Expense Motion, MedCloud sought, among other things, (i) payment as administrative expenses of its licensing fees as well as damages for the Debtors’ purported breach of MedCloud’s prepetition Syncrasy Software License Agreement, (ii) in the alternative, relief from the automatic stay to permit MedCloud to terminate the License Agreement on account of the Debtors’ insufficient payments and purported attempts to reverse engineer the software, as well as the Debtors’ alleged inability to assume the License Agreement without MedCloud’s consent, (iii) to compel assumption or rejection of the License Agreement within five business days, and (iv) an order directing the Debtors to cease efforts to reverse engineer the software. MedCloud also served the Debtors with a Rule 30(b)(6) deposition notice [Docket No. 493] (the “30(b)(6) Notice”) and motion to conduct discovery pursuant to Bankruptcy Rule 2004 [Docket No. 506] (the “2004 Motion”). The Debtors disputed MedCloud’s assertions and filed a combined opposition to the 2004 Motion and motion to quash the Rule 30(b)(6) Notice (the “Motion to Quash”) [Docket No. 531]. Pursuant to the Order Approving Stipulation Resolving MedCloud Depot LLC’s Administrative Expense Motion and Related Discovery Disputes [Docket No. 641] (the “MedCloud Stipulation”), the Debtors and MedCloud resolved the Administrative Expense Motion, the 30(b)(6) Notice and the 2004 Motion, whereby the parties agreed, among other things, that (a) the Administrative Expense Motion, the Rule 30(b)(6) Notice, the Rule 2004 Motion and the Motion to Quash were withdrawn, (b) the Debtors agreed to pay MedCloud, as a post-petition administrative expense, an aggregate fee of $175,000 per month for each of March, April and May 2024, and MedCloud waived all alleged post-petition payment deficiencies through May 31, 2024, (b) the Debtors would file a motion to assume or reject the Syncrasy Software License Agreement by May 15, 2024, and (c) the Licensees (as defined in the MedCloud Stipulation) would not take any action to infringe on MedCloud’s intellectual property rights in connection with the Syncrasy Software System.

K.	Exclusivity

Section 1121(b) of the Bankruptcy Code provides for a period of 120 days after the commencement of a chapter 11 case during which time a debtor has the exclusive right to file a plan of reorganization (the “Exclusive Plan Filing Period”). In addition, section 1121(c)(3) of the Bankruptcy Code provides that if a debtor files a plan within the Exclusive Plan Period, it has a period of 180 days after commencement of the chapter 11 case to obtain acceptances of such plan (the “Exclusive Plan Solicitation Period,” and together with the Exclusive Plan Period, the “Exclusive Periods”). The Debtors’ initial Exclusive Plan Filing Period and initial Exclusive Plan Solicitation Period are set to expire on June 3, 2024 and August 2, 2024, respectively. Pursuant to section 1121(d) of the Bankruptcy Code, the Bankruptcy Court may, upon a showing of cause, extend the Exclusive Periods.

L.	Sale Process

i.	Whole-Co Sale Process

Prior to and after the Petition Date, the Debtors, with the assistance of their advisors, engaged in the Sale Process to solicit bids for a potential sale of all or substantially all of the Debtors’ assets or an alternative sale or plan sponsor-type transaction and seek the highest or best bid for the Debtors’ businesses. The Debtors, with the assistance of their advisors, contacted numerous parties, including both potential financial and strategic investors, to solicit transaction proposals. Initial information and introductory calls were held with multiple parties. Several parties executed non-disclosure agreements and received a copy of the business plan presentation and access to a data room. To date, the Debtors have received a non-binding indication of interest that was a proposal to acquire select assets to be identified at a later date and not a Whole-Co Sale Transaction. Therefore, as set forth above, the Debtors intend to proceed with the Reorganization Transaction to deleverage their balance sheet. The Debtors will continue to explore other potential transactions and, to the extent, any future offers or proposals are received for any such transaction, a Whole-Co Sale Transaction, or a Plan Sponsor Investment, review such offers or proposal consistent with their fiduciary duties to maximize value for the estates and creditors.

ii.	Discrete Asset Sale Process

Beginning in December 2023, the Debtors, in conjunction with Houlihan Lokey, commenced a sale process for their ACO REACH business. The Debtors, with the assistance of their advisors, contacted multiple parties that included a broad group of both strategic and financial investors. The Debtors received initial indications of interest from various parties. The Debtors continue to engage with the various bidders and may, in their discretion (consistent with the terms of the Restructuring Support Agreement), seek authority from the Court during the Chapter 11 Cases to proceed with a potential bid, which may include, without limitation, seeking authority to approve bid procedures and bid protections, including a potential break-up fee and/or expense reimbursement for any potential stalking horse bidders. As set forth above, the Debtors will inform parties no later than the Voting Deadline if they intend to pursue any Discrete Asset Sales.

iii.	Exit Revolver Process

As of the date hereof, the Debtors, through their advisors, have contacted numerous potential financing sources for expressions of interests to submit term sheets in connection with the Exit Revolver. The Debtors continue engaging with potential financing sources regarding the Exit Revolver and expect to have a binding commitment for the Exit Revolver sufficiently in advance of the Confirmation Hearing.

iv.	Quinn Emanuel and Weil Investigations

As of January 17, 2024, CHI retained Quinn Emanuel as legal counsel reporting to the 2023 Directors to conduct certain investigations and inquiries to, among other things, assist the Debtors in the evaluation of certain causes of action and certain releases contemplated to be granted in connection with the Plan. Specifically, Quinn Emanuel has investigated (the “Quinn Investigation”) potential claims or causes of action, including potential Chapter 5 claims and causes of action, against current and former officers, directors, and shareholders of the CHI (collectively, the “Related Parties”), relating to or arising out of corporate transactions and other corporate actions taken by the Company, while the directors and officers served in their roles, in each case from and after April 10, 2022. As part of the Quinn Investigation, Quinn Emanuel has interviewed all current Board members and certain current members of senior management. Quinn Emanuel has also reviewed an extensive number of documents relevant to the Quinn Investigation. As of the date hereof, the investigation is ongoing, and the independent directors have not yet drawn or arrived at any final conclusions.

At the direction of the Debtors, Weil is also conducting an investigation (the “Weil Investigation” and, together with the Quinn Investigation, the “Debtor Investigations”) of any other potential claims and causes of action, including potential Chapter 5 claims and causes of actions, the Debtors may have against the current and former directors, officers, and shareholders relating to or arising out of corporate transactions and other corporate actions taken by the Company dating back to four years prior to the Petition Date up until April 10, 2022. As part of the Weil Investigation, Weil has reviewed documents concerning certain material transactions and anticipates interviewing all current Board members and members of senior management who may have personal knowledge of or were involved in negotiating or approving such material transactions. As of the date hereof, the investigation is ongoing, and Weil has not yet made its recommendation to the Debtors.

V.

PENDING LITIGATION

The Debtors are involved in certain prepetition lawsuits and matters. Any Claims relating to such lawsuits will be classified as General Unsecured Claims. The Debtors expect that to the extent Allowed, certain of these Claims may be covered by the Debtors’ insurance coverage, in whole or in part. The Debtors do not expect any liability they may have in these matters to have a material adverse effect on their business or restructuring efforts.

On January 18, 2024, CHI filed a complaint (the “State Court Matter”) in the Complex Business Division of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “State Court”) asserting breach of non-competition, non-solicitation, and confidentiality contractual claims against three of its former executives Marlow Hernandez, Jason Conger, and Richard Aguilar (collectively, the “Defendants”), as well as a count of tortious interference against their new company, defendant Soran Health, LLC (“Soran Health”), and a count of civil conspiracy against all of the Defendants. The State Court Action is captioned Cano Health, Inc. v. Marlow Hernandez, Richard Aguilar, Jason Conger and Soran Health, LLC, Case No. 2024-001079-CA-01. On January 30, 2024, CHI filed an emergency motion for temporary injunction against the Defendants (the “Temporary Injunction Motion”). CHI sought a temporary injunction to enjoin the Defendants from their ongoing breaches of their restrictive covenants and to enjoin Soran Health from tortiously interfering with those contracts and CHI’s business relationships with employees and patients. The Defendants filed their opposition to the Temporary Injunction Motion on February 13, 2024, and CHI filed its reply on February 20, 2024.

On February 28 and 29, 2024, the State Court held a two-day evidentiary hearing. Following the close of the hearing, the State Court issued the Order Granting Temporary Injunction. In that order, the State Court held “Based on the evidence presented, the arguments of counsel, and the law, the Court grants the Motion . . . . Plaintiff’s counsel shall prepare a detailed proposed order on the Motion.” Order Granting Temporary Injunction at 1 (first emphasis added, second emphasis in original). On March 2, 2024, two days after the State Court issued its Order Granting Temporary Injunction, Defendants removed the case to the United States Bankruptcy Court for the Southern District of Florida, purportedly as related to CHI’s pending Chapter 11 Cases. Defendants subsequently filed a motion to transfer the case to the Bankruptcy Court overseeing the Chapter 11 Cases.

On March 25, 2024, CHI filed a motion to remand the action back to the state court, and filed an opposition to defendants’ motion to transfer the case to the District of Delaware. Defendants filed their opposition to CHI’s remand, and their reply in support of their motion to transfer, on April 15, 2024 and CHI filed its reply in support of its motion on April 22, 2024. The court will hold a hearing on the motions on May 2, 2024.

The Debtors believe their affirmative claims, including those asserted in connection with the State Court Matter, are meritorious, but at this time cannot estimate whether or to what extent such lawsuits and matters will result in any additional proceeds for the Debtors’ estates.

The Debtors may, from time to time, be subject to various information requests, inquiries, or investigations from certain local, state, or federal regulatory or governmental agencies or authorities. Such information requests, inquiries, or investigations, may or may not ultimately result in claims asserted against the Debtors.

VI.

SUMMARY OF PLAN

This Section of the Disclosure Statement summarizes the Plan. This summary is qualified in its entirety by reference to the Plan.

A.	Administrative Expense and Priority Claims

i.	Administrative Expense Claims

Except to the extent a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a DIP Claim, Adequate Protection Fees, Restructuring Expenses, or a Professional Fee Claim) shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash in an amount equal to the unpaid portion of such Allowed Administrative Expense Claim on the latest of: (a) the Effective Date; (b) the first Business Day after the date that is 30 days after the date on which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; (c) the date on which such Administrative Expense Claim becomes payable under any agreement with the Debtors or the applicable Post-Emergence Entities relating thereto; (d) in respect of liabilities incurred by the Debtors in the ordinary course of business, the date upon which such liabilities are payable in the ordinary course of business by the Debtors or the applicable Post-Emergence Entities, as applicable, consistent with the Debtors’ past practice; or (e) such other date as may be agreed upon between the holder of such Allowed Administrative Expense Claim and the Debtors or the applicable Post-Emergence Entities, as the case may be.

ii.	Professional Fee Claims.

(a) All Entities seeking an award by the Bankruptcy Court of Professional Fee Claims shall file and serve on the Debtors and/or the Post-Emergence Entities, and such other Persons who are designated by the applicable Bankruptcy Rules, the Confirmation Order, the Interim Compensation Order, or any other applicable order of the Bankruptcy Court, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date. Objections to any Professional Fee Claims must be filed and served on the Post-Emergence Entities, the Creditors’ Committee, the U.S. Trustee, the Ad Hoc First Lien Group, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Post-Emergence Entities, as applicable, and the party requesting compensation of a Professional Fee Claim).

(b) Allowed Professional Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) within 5 calendar days of an order relating to any such Allowed Professional Fee Claim is entered or as soon as reasonably practicable thereafter, or (ii) upon such other terms and conditions as may be mutually agreed upon between the holder of such an Allowed Professional Fee Claim and the Debtors or the Post-Emergence Entities, as applicable. Notwithstanding the foregoing, any Professional Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court, including the Interim Compensation Order, may be paid at the times and in the amounts authorized pursuant to such orders.

(c) No later than 10 calendar days prior to the Effective Date, holders of Professional Fee Claims shall provide to the Debtors a reasonable and good faith estimate of unpaid Professional Fee Claims incurred in rendering services before the Effective Date and the Debtors or the Post-Emergence Entities, as applicable, shall separately escrow for such estimated amounts for the benefit of the holders of the Professional Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Professional Fee Claim does not provide an estimate, the Debtors or Post-Emergence Entities, as applicable, may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Professional Fee Claim. When all such Allowed Professional Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such escrow and revert to, and ownership thereof shall vest in, the Post-Emergence Parent without any further action or order of the Bankruptcy Court.

(d) The Post-Emergence Entities or the Plan Administrator, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred by the Debtor Professionals after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

iii.	Priority Tax Claims

Except to the extent a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors or the Post-Emergence Entities, as applicable, Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon as practicable thereafter, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due; provided that the Debtors and the Post-Emergence Entities reserve the right to prepay all or a portion of any such amounts at any time under this option at their discretion. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

iv.	DIP Claims

(a) DIP Claims. On the Effective Date, in full and final satisfaction of the Allowed DIP Claims, all obligations under the DIP Documents, other than DIP Fees, shall be, (i) in the event of a Reorganization Transaction, converted to and deemed to be obligations under, and as defined in, the Exit Facility Credit Agreement, and all Collateral (as such term is defined in the DIP Credit Agreement) that secures obligations under the DIP Documents shall be reaffirmed, ratified and shall automatically secure all obligations under the Exit Facility Credit Agreement in accordance with Section 5.5(a) of the Plan, or (ii) in the event of a Whole-Co Sale Transaction, indefeasibly paid in full in Cash.

(b) DIP Fees. On the Effective Date, any and all DIP Fees not previously paid or otherwise satisfied pursuant to the DIP Orders shall be indefeasibly paid in full in Cash; provided that, (i) in the event of a Reorganization Transaction, the Participation Fee shall be satisfied in New Equity Interests in accordance with the DIP Documents and (ii) at least two Business Days before the anticipated Effective Date, any professional seeking payment of DIP Fees in the form of professional fees from the Debtors shall provide the Debtors with a summary invoice of such professional’s DIP Fees and a reasonable estimate of such Professional’s DIP Fees through the Effective Date; provided further that any DIP Fees that are in the form of professional fees not invoiced shall not be waived and may be invoiced following the Effective Date, and such DIP Fees shall be promptly satisfied by the applicable Post-Emergence Entities. Any payments of DIP Fees made pursuant to this Section 2.4(b) shall not be subject to further review or objection. Any amount of estimated DIP Fees that is not applied to actual DIP Fees shall be returned to the Post-Emergence Entities by the applicable professional as soon as reasonably practicable following the Effective Date.

v.	Restructuring Expenses and Adequate Protection Fees

The Restructuring Expenses and Adequate Protection Fees incurred, or estimated to be incurred prior to and including the Effective Date, to the extent not previously paid during the course of the Chapter 11 Cases, shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter in accordance with, and subject to the terms of the DIP Orders and the Restructuring Support Agreement, in each case, without any requirement to file a fee application or Administrative Expense Claim with the Bankruptcy Court or any requirement for Bankruptcy Court review or approval, which payments shall be final and not subject to disgorgement, turnover, recovery, avoidance, recharacterization, or any other similar Claim, provided that the First Lien Administrative Agents shall file a notice with the Bankruptcy Court setting forth their requested Restructuring Expenses or Adequate Protection Fees. All Restructuring Expenses and/or Adequate Protection Fees to be paid on the Effective Date shall be estimated in good faith, and such estimates shall be delivered to the Debtors at least two Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation of any kind with respect to such Restructuring Expenses or Adequate Protection Fees. Other than the payment of the Restructuring Expenses, Adequate Protection Fees, DIP Fees, and Professional Fee Claims, or as otherwise authorized by the Bankruptcy Court, no broker, finder, or investment banker engaged by or on behalf of any Debtor or Non-Debtor Affiliate shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Plan or the Restructuring. Following the Effective Date, any unpaid Restructuring Expenses and/or Adequate Protection Fees incurred prior to and including the Effective Date shall be paid by the applicable Post-Emergence Entities.

B.	Classification of Claims and Interests

i.	Classification in General

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

ii.	Grouping of Debtors for Convenience Only

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in accordance with the Plan in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

iii.	Summary of Classification

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims and DIP Claims, have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Other Priority Claims	Unimpaired	No (Presumed to Accept)
2	Other Secured Claims	Unimpaired	No (Presumed to Accept)
3	First Lien Claims	Impaired	Yes
4	General Unsecured Claims	Impaired	Yes
5	Intercompany Claims	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
6	Subordinated Claims	Impaired	No (Deemed to Reject)
7	Existing Subsidiary Interests	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
8	Existing CH LLC Interests	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
9	Existing PCIH Interests	Unimpaired / Impaired	No (Presumed to Accept / Deemed to Reject)
10	Existing CHI Interests	Impaired	No (Deemed to Reject)

iv.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Post-Emergence Entities, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

v.	Elimination of Vacant Classes

Any Class of Claims against or Interests in a Debtor that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

vi.	Other Priority Claims (Class 1)

a) Classification: Class 1 consists of Other Priority Claims.

b) Treatment: Except to the extent a holder of an Allowed Other Priority Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Priority Claim, at the option of the Debtors or the applicable Post-Emergence Entities, as applicable, and subject to the consent of the Requisite Consenting Creditors, (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is 10 Business Days after the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, in each case, or as soon as reasonably practicable thereafter, (ii) to the extent applicable, such holder’s Allowed Other Priority Claim shall be reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Other Priority Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

c) Voting: Class 1 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Other Priority Claims.

vii.	Other Secured Claims (Class 2)

a) Classification: Class 2 consists of the Other Secured Claims. To the extent that the Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving distributions under the Plan.

b) Treatment: Except to the extent a holder of an Allowed Other Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the applicable Post-Emergence Entities, as applicable, and subject to the consent of the Requisite Consenting Creditors (i) each such holder shall receive payment in Cash in an amount equal to the amount of such Allowed Claim, payable on the later of the Effective Date and the date that is 10 Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) to the extent applicable, such holder’s Allowed Other Secured Claim shall be reinstated, (iii) such holder shall receive the collateral securing its Allowed Other Secured Claim, or (iv) such holder shall receive such other treatment so as to render such holder’s Allowed Other Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

c) Voting: Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Secured Claims.

viii.	First Lien Claims (Class 3)

a) Classification: Class 3 consists of First Lien Claims.

b) Allowance: The First Lien Claims are Allowed, pursuant to section 506(a) of the Bankruptcy Code, in the total aggregate amount of $468,500,000.00, comprised of (i) the Allowed Side-Car First Lien Claim Amount and (ii) the Allowed CS First Lien Claim Amount.

c) Treatment: On the Effective Date, the Allowed First Lien Claims shall receive, in full and final satisfaction, settlement, release, and discharge of such Allowed Claims:

(i) In the event of a Reorganization Transaction, such holder’s Pro Rata share of (x) the 1L Exit Facility Loans, (y) 100% of the New Equity Interests (subject to the terms of any Plan Sponsor Investment), and (z) if applicable, the Plan Sponsor Investment Proceeds and/or the Discrete Asset Sale Proceeds.

(ii) In the event of a Whole-Co Sale Transaction, such holder’s Pro Rata share of (x) the Whole-Co Sale Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims (including the Participation Fee (except in the event the Whole-Co Sale Transaction Proceeds are sufficient to repay in full in Cash all Allowed DIP Claims (without taking into account the Participation Fee) and Allowed First Lien Claims))), Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims and (y) if applicable, the Discrete Asset Sale Proceeds.

d) Voting: Class 3 is Impaired, and the holders of First Lien Claims in Class 3 are entitled to vote to accept or reject the Plan.

ix.	General Unsecured Claims (Class 4)

a) Classification: Class 4 consists of General Unsecured Claims.

b) Allowance: The First Lien Deficiency Claims are Allowed, pursuant to section 506(a) of the Bankruptcy Code, in the total aggregate amount of $505,383,103.30 comprised of the Allowed First Lien Deficiency Claim Amount. The Senior Notes Claims are Allowed in the total aggregate amount of $306,406,250.00 comprised of the Allowed Senior Notes Claim Amount. Other General Unsecured Claims shall be Allowed or Disallowed in accordance with the Plan.

c) Treatment: Except to the extent a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive:

(i) In the event of a Reorganization Transaction, such holder’s Pro Rata share of (i) the GUC Warrants, (ii) the MSP Recovery Proceeds, and (iii) the Litigation Trust Proceeds.

(ii) In the event of a Whole-Co Sale Transaction, such holder’s Pro Rata share of (i) the Whole-Co Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired, all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims), Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims and Allowed First Lien Claims, (ii) the MSP Recovery Proceeds, and (iii) the Litigation Trust Proceeds.

d) Voting: Class 4 is Impaired, and the holders of General Unsecured Claims in Class 4 are entitled to vote to accept or reject the Plan.

x.	Intercompany Claims (Class 5)

a) Classification: Class 5 consists of Intercompany Claims.

b) Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, reinstated, or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, and the Requisite Consenting Creditors.

c) Voting: Class 5 is either (i) Unimpaired and such holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired and such holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

xi.	Subordinated Claims (Class 6)

a) Classification: Class 6 consists of Subordinated Claims.

b) Treatment: Subordinated Claims are subordinated pursuant to the Plan and section 510 of the Bankruptcy Code. The holders of Subordinated Claims shall not receive or retain any property under the Plan on account of such Claims, and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of Subordinated Claims shall be discharged.

c) Voting: Class 6 is Impaired, and the holders of Subordinated Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Subordinated Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Claims.

xii.	Existing Subsidiary Interests (Class 7)

a) Classification: Class 7 consists of Existing Subsidiary Interests.

b) Treatment:

(i) In the event of a Reorganization Transaction, on the Effective Date, without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Post-Emergence Entity, as applicable, all Existing Subsidiary Interests shall be reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable; and

(ii) In the event of a Whole-Co Sale Transaction, the Intercompany Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, consistent with the Sale Documents.

To the extent the Existing Subsidiary Interests are reinstated, such reinstatement shall be solely for the purpose of maintaining the Debtors’ corporate structure. For the avoidance of doubt, holders of Existing Subsidiary Interests shall neither receive nor retain any property of the Debtors or interest in property of the Debtors on account of such Existing Subsidiary Interests.

c) Voting: Class 7 is either (i) Unimpaired and such holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired and such holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing Subsidiary Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing Subsidiary Interests.

xiii.	Existing CH LLC Interests (Class 8)

a) Classification: Class 8 consists of Existing CH LLC Interests.

b) Treatment:

(i) In the event of a Reorganization Transaction, on the Effective Date, all Existing CH LLC Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, and subject to the consent, as applicable, of the Requisite Consenting Creditors; and

(ii) In the event of a Whole-Co Sale Transaction, the Existing CH LLC Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, consistent with the Sale Documents.

To the extent the Existing CH LLC Interests are reinstated, such reinstatement shall be solely for the purpose of maintaining the Debtors’ corporate structure. For the avoidance of doubt, holders of Existing CH LLC Interests shall neither receive nor retain any property of the Debtors or interest in property of the Debtors on account of such Existing CH LLC Interests.

c) Voting: Class 8 is either (i) Unimpaired and such holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired and such holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CH LLC Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing CH LLC Interests.

xiv.	Existing PCIH Interests (Class 9)

a) Classification: Class 9 consists of Existing PCIH Interests.

b) Treatment:

(i) In the event of a Reorganization Transaction, on the Effective Date, all Existing PCIH Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued or discharged, to the extent determined to be appropriate by the Debtors, the applicable Post-Emergence Entities, or the Plan Administrator, as applicable, and subject to the consent, as applicable, of the Requisite Consenting Creditors; provided, that, notwithstanding anything herein to the contrary, all Existing PCIH Interests held by non-Debtors shall be discharged and cancelled on the Effective Date; and

(ii) In the event of a Whole-Co Sale Transaction, the Existing PCIH Interests shall be adjusted, reinstated, set off, settled, addressed, distributed, contributed, merged, cancelled, released, reissued, or discharged, to the extent determined to be appropriate by the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, consistent with the Sale Document.

To the extent the Existing PCIH Interests are reinstated, such reinstatement shall be solely for the purpose of maintaining the Debtors’ corporate structure. For the avoidance of doubt, holders of Existing PCIH Interests shall neither receive nor retain any property of the Debtors or interest in property of the Debtors on account of such Existing PCIH Interests.

c) Voting: Class 9 is either (i) Unimpaired and such holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired and such holders are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing PCIH Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing PCIH Interests.

xv.	Existing CHI Interests (Class 10)

a) Classification: Class 10 consists of Existing CHI Interests.

b) Treatment:

(i) In the event of a Reorganization Transaction, on the Effective Date, all Existing CHI Interests shall be cancelled, released, and extinguished, and be of no further force or effect, whether surrendered for cancellation or otherwise, and there shall be no distributions for holders of Existing CHI Interests on account of such Interests; and

(ii) In the event of a Whole-Co Sale Transaction, all Existing CHI Interests shall be cancelled, released, and extinguished, and be of no further force or effect, whether surrendered for cancellation or otherwise, and there shall be no distributions for holders of Existing CHI Interests on account of such Interests.

c) Voting: Class 10 is Impaired, and the holders of Existing CHI Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing CHI Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Existing CHI Interests.

C.	Means for Implementation

i.	No Substantive Consolidation

The Plan is being proposed as a joint plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan, or otherwise.

ii.	Compromise and Settlement of Claims, Interests and Controversies

(a) Pursuant to section 1123 of the Bankruptcy Code and in consideration for the distributions and other benefits provided pursuant to the Plan, the Plan, including the Side-Car Resolution, is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.

(b) The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, including the Side-Car Resolution, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed non-severable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Post-Emergence Entities and/or the Plan Administrator, as applicable, may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

iii.	Restructuring Expenses

To the extent not otherwise paid, the Debtors shall promptly pay outstanding and invoiced Restructuring Expenses as follows: (a) on the Effective Date, Restructuring Expenses incurred during the period prior to the Effective Date to the extent invoiced to the Debtors one or about the Effective Date and (b) after the Effective Date, any unpaid Restructuring Expenses within 10 Business Days of receiving an invoice; provided that such Restructuring Expenses shall be paid in accordance with the terms of any applicable engagement letters or other contractual arrangements without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval.

iv.	Plan Implementation

The Restructuring shall be consummated pursuant to a Reorganization Transaction (which may include a Plan Sponsor Investment and/or implemented through an asset sale) or a Whole-Co Sale Transaction, either of which may be coupled with one or more Discrete Asset Sales, including as set forth in the Description of Transaction Steps.

v.	Reorganization Transaction

The following provisions of Section 5.5 of the Plan shall apply in the event of a Reorganization Transaction.

(a)	Exit Facility.

On the Effective Date, the Exit Facility Credit Agreement and the other Exit Facility Documents shall be executed, delivered, and all fees and expenses required to be paid on the Effective Date thereunder shall be paid, and the applicable Post-Emergence Entities shall be authorized to execute, deliver, enter into, and make any payments required by the Exit Facility Credit Agreement and the other Exit Facility Documents without the need for any further corporate action and without further action by the holders of Claims or Interests. The form of the Exit Facility Credit Agreement will be filed as part of the Plan Supplement.

All Liens and security interests granted pursuant to the Exit Facility Documents shall be (a) valid, binding, and enforceable Liens and security interests in the personal and real property described in and subject to such documents, with the priorities established in respect thereof under applicable non-bankruptcy law, and (b) not subject to avoidance, recharacterization or subordination under any applicable law, the Plan, or the Confirmation Order.

The applicable Post-Emergence Entities and the Persons granted Liens and security interests under the Exit Facility Documents are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

(b)	Authorization, Issuance, and Distribution of New Equity Interests.

On and after the Effective Date, in the event of a Reorganization Transaction, the applicable Post-Emergence Entities are authorized to issue, or cause to be issued, and shall issue or distribute the New Equity Interests in accordance with the terms of Section 4.3 of the Plan without the need for any further corporate, limited liability company, or shareholder action. All of the New Equity Interests distributable under the Plan shall be duly authorized, validly issued, and, as applicable, fully paid and non-assessable. The New Governance Documents shall, as applicable, have provided for a sufficient amount of authorized New Equity Interests to effectuate the issuance or distribution of New Equity Interests contemplated by and in connection with the Plan, and the applicable Post-Emergence Entities shall issue or reserve for issuance a sufficient amount of New Equity Interests to effectuate all such issuances.

(c)	Authorization, Issuance and Distribution of GUC Warrants.

On and after the Effective Date, in the event of a Reorganization Transaction, the applicable Post-Emergence Entities are authorized to issue, or cause to be issued, and shall issue or distribute the GUC Warrants in accordance with the terms of Section 4.4 of the Plan without the need for any further corporate, limited liability company, or shareholder action. All of the GUC Warrants distributable under the Plan, and the GUC Warrant Equity issuable upon exercise of the GUC Warrants shall be duly authorized, validly issued, and fully paid and non-assessable. The New Governance Documents shall have provided for a sufficient amount of authorized New Equity Interests and the applicable Post-Emergence Entities shall reserve for issuance a sufficient amount of New Equity Interests issuable upon exercise of the GUC Warrants.

(d)	Section 1145 Exemption.

The offer, issuance, and distribution of (i) the New Equity Interests to holders of First Lien Claims under Section 4.3 of the Plan, (ii) the New Equity Interests to holders of DIP Claims on account of the DIP Participation Fee, and (iii) the GUC Warrants (and the GUC Warrant Equity issuable upon the exercise thereof) to holders of General Unsecured Claims under Section 4.4 of the Plan, shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from such registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including any restrictions on the transferability under the terms of the New Governance Documents, (iv) any applicable procedures of DTC, and (v) applicable regulatory approvals.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the applicable Post-Emergence Entities elect, on or after the Effective Date, to reflect all or any portion of the ownership of the New Equity Interests or the GUC Warrants through the facilities of DTC, the applicable Post-Emergence Entities shall not be required to provide any further evidence other than the Plan or Confirmation Order with respect to the treatment of such applicable portion of the New Equity Interests or GUC Warrants, and such Plan or Confirmation Order shall be deemed to be legal and binding obligations of the applicable Post-Emergence Entities in all respects.

DTC and all other Persons or Entities shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Equity Interests or GUC Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan or otherwise, no Person or Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Equity Interests, the GUC Warrants or the GUC Warrant Equity are each exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services or validly issued, fully paid and non-assessable.

(e)	Officers and Boards of Directors.

(i) On the Effective Date, the New Board shall consist of (x) CHI’s Chief Executive Officer and (y) such other additional members, as determined by the Requisite Consenting Creditors in consultation with the Debtors. The composition of the New Board shall be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code.

(ii) Except to the extent a member of the board of directors or managers, as applicable, of a Debtor continues to serve as a director or manager of the respective Post-Emergence Entity on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Post-Emergence Entities on or after the Effective Date and each such director or manager will be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date.

(iii) Commencing on the Effective Date, each of the directors and managers of each of the Post-Emergence Entities shall be elected and serve pursuant to the terms of the applicable organizational documents of such Post-Emergence Entity and may be replaced or removed in accordance with such organizational documents.

(f)	Plan Sponsor Investment.

In the event of a Plan Sponsor Investment, on the Effective Date, the Plan Sponsor shall purchase the Plan Sponsor Equity Share pursuant to the Plan Sponsor Agreement.

vi.	Whole-Co Sale Transaction or Reorganization Transaction Implemented Through an Asset Sale

The following provisions of Section 5.6 of the Plan shall apply in the event of a Whole-Co Sale Transaction or the implementation of a Reorganization Transaction through an asset sale.

(a) Wind Down and Dissolution or Termination of the Debtors. The Debtors will make distributions to Holders of Allowed Claims in accordance with the priorities set forth in the Plan and implement the Wind Down pursuant to the Plan. As soon as practicable after the Effective Date and only to the extent necessary and not otherwise resolved by the Debtors, the Remaining Debtors or an Entity selected by the Debtors shall: (a) without having to obtain stockholder, board, director, manager, member or equivalent approval, file for the Remaining Debtors a certificate of dissolution, certificate of cancellation, or such similar document for each Remaining Debtor, together with all other necessary corporate and company documents, to effect the dissolution or termination of the existence of the Remaining Debtors under the applicable laws of their state of incorporation or formation (as applicable); (b) make distributions to Holders of Allowed Claims as provided in the Plan; (c) prosecute, settle, or compromise any Causes of Action; (d) complete and file, as necessary, all final or otherwise required federal, state, and local tax returns for the Debtors; and (e) take such other actions as the Remaining Debtors or the Entity selected by the Debtors to conduct the Wind Down may determine to be necessary or desirable to implement the Wind Down.

(b) Plan Administrator.

(i) The Plan Administrator shall have the authority and right on behalf of each of the Remaining Debtors, without the need for Bankruptcy Court approval (unless otherwise indicated), to carry out and implement all provisions of the Plan, including, without limitation, to: (1) except to the extent Claims have been Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Remaining Debtors; (2) make distributions to holders of Allowed Claims in accordance with the Plan; (3) prosecute all Causes of Action on behalf of the Remaining Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Remaining Debtors’ Estates; (4) retain professionals to assist in performing its duties under the Plan; (5) maintain the books, records, and accounts of the Remaining Debtors; (6) complete and file, as necessary, all final or otherwise required federal, state, and local tax returns for the Remaining Debtors; (7) determine whether to create a liquidating trust for the assets of a Remaining Debtor and which assets to transfer to such liquidating trust; and (8) perform other duties and functions that are consistent with the implementation of the Plan.

(ii) After the Effective Date, pursuant to the Plan, the Plan Administrator shall effectuate the Wind Down and, in connection therewith, shall sell, liquidate, and may operate, use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action remaining with the Remaining Debtors’ Estates after consummation of the Whole-Co Sale Transaction or the Reorganization Transaction, as applicable, if any, without approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(iii) The Wind Down Co shall indemnify and hold harmless the Plan Administrator solely in its capacity as such for any losses incurred in such capacity, except to the extent such losses were the result of the Plan Administrator’s gross negligence, willful misconduct, or criminal conduct.

(iv) Any distributions by the Plan Administrator shall be made by the Plan Administrator in an expeditious, timely, and orderly manner pursuant to the Plan and the Confirmation Order.

(v) The Plan Administrator shall be authorized to file on behalf of the Remaining Debtors, certificates of dissolution and any and all other corporate and company documents necessary to effectuate the Wind Down without further action under applicable law, regulation, order, or rule, including any action by the stockholders, director, manager, member, board of directors, board of managers, or similar governing body of the Remaining Debtors.

(vi) Upon a certification to be filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Wind Down Co shall be deemed to be dissolved or cancelled, as applicable, without any further action by the Plan Administrator and without the payment of any filing fees, or other similar amounts, other than the filing of any requisite certificates or documents with the secretary of state for the state in which the Remaining Debtors are formed or any other jurisdiction.

(c) Establishment of Wind Down Co. On or after the Effective Date, in furtherance of the Whole-Co Sale Transaction or Reorganization Transaction, as applicable, the applicable Post-Emergence Entities shall have the authority and right to establish Wind Down Co. The Post-Emergence Entities shall determine the form of entity that Wind Down Co will be, e.g., a corporation, a limited liability company or a liquidating trust, among others, if applicable. On or after the Effective Date, the Remaining Debtors shall appoint the Plan Administrator for the purpose of conducting the Wind Down of Wind Down Co on terms and conditions set forth in the Plan Administrator Agreement. Upon consummation of the Wind Down in accordance with Section 5.6(a) of the Plan, the Wind Down Co shall be dissolved by the Plan Administrator. The Plan Administrator shall act for Wind Down Co in the same capacity and shall have the same rights and powers as are applicable to a manager, managing member, board of managers, board of directors or equivalent governing body, as applicable, and to officers, subject to the provisions hereof (and all certificates of formation and limited liability company agreements and certificates of incorporation or by-laws, or equivalent governing documents and all other related documents (including membership agreements, stockholders agreements, or similar instruments), as applicable, are deemed amended pursuant to the Plan to permit and authorize the same) and the Plan Administrator will be a representative of Wind Down Co for purposes of section 1123(b)(3) of the Bankruptcy Code. From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Remaining Debtors and the Wind Down Co with the authority set forth herein and in the Plan Administrator Agreement.

vii.	Restructuring Transactions; Effectuating Documents

(a) Following the Confirmation Date or as soon as reasonably practicable thereafter, the Debtors, the Post-Emergence Entities, or the Plan Administrator, as applicable, may take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, cancellation, sale (including a Whole-Co Sale Transaction, a Reorganization Transaction implemented through an asset sale, or any Discrete Asset Sale to be effectuated pursuant to or in connection with the Plan), purchase, or liquidation containing terms that are consistent with the terms of the Plan, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset (including a Whole-Co Sale Transaction, a Reorganization Transaction implemented through an asset sale, or any Discrete Asset Sale to be effectuate pursuant to or in connection with the Plan), property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, cancellation, or dissolution pursuant to applicable state or federal law, (iv) the execution and delivery of the Definitive Documents, including the Sale Documents to the extent applicable, (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) such other transactions that are necessary or appropriate to implement the Plan in a tax efficient manner, and (vii) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law or the Exit Facility Credit Agreement, as applicable.

(b) Each officer, member of the board of directors, or manager of the Debtors is, and each officer, member of the board of directors, or manager of the Post-Emergence Entities, as applicable, shall be, authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the applicable Post-Emergence Entities, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including any action by the stockholders or directors or managers of the Debtors or the applicable Post-Emergence Entities), except for those expressly required pursuant to the Plan.

(c) In order to preserve the Post-Emergence Entities’ ability to utilize certain tax attributes that exist as of the Effective Date, the charter, bylaws, and other organizational documents may restrict certain transfers of the New Equity Interests, GUC Warrants or interest in Wind Down Co, subject to the consent of the Requisite Consenting Creditors.

(d) The Debtors and the Consenting Creditors will cooperate in good faith to structure the Restructuring and the Restructuring Transactions in a tax efficient manner including, without limitation, to maximize or preserve any net operating losses and net unrealized built-in asset losses of the Debtors, which structure shall be acceptable to the Requisite Consenting Creditors.

(e) All matters provided for herein involving the corporate structure of the Debtors or Post-Emergence Entities, or any corporate, limited liability company, or related action required by the Debtors or Post-Emergence Entities in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, board, or directors or managers of the Debtors or applicable Post-Emergence Entities, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, or officers, as applicable, of the Debtors or applicable Post-Emergence Entities.

viii.	Continued Corporate Existence; Dissolution

(a) Except as otherwise provided in the Plan, in the New Governance Documents, or elsewhere in the Plan Supplement, in the event of a Reorganization Transaction, each of the Post-Emergence Entities shall continue to exist after the Effective Date as a separate corporation or limited liability company, as the case may be, with all the powers of a corporation or limited liability company, as the case may be, pursuant to the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the New Governance Documents, as applicable. On or after the Effective Date, each Post-Emergence Entity may, in its sole discretion, take such action that may be necessary or appropriate as permitted by applicable law, instruments and agreements, and such Post-Emergence Entity’s organizational documents, as such Post-Emergence Entity may determine is reasonable and appropriate.

(b) In the event of a Reorganization Transaction, after the Effective Date, the Reorganized Debtors shall be authorized to dissolve the Debtors or the Reorganized Debtors in accordance with applicable law or otherwise as part of a Restructuring Transaction.

(c) In the event of a Whole-Co Sale Transaction or the implementation of the Reorganization Transaction through an asset sale, the Debtors, or an Entity selected by the Debtors, shall implement the Wind Down in accordance with Section 5.6(a) of the Plan.

(d) Any such dissolution described in Section 5.8 of the Plan may be effective as of the Effective Date without any further action by any shareholder, director, manager, board, or member of the Debtors.

ix.	Litigation Trust

(a) On the Effective Date, the Debtors shall assign the Litigation Trust Causes of Action to the Litigation Trust (to the greatest extent allowed under applicable law) and transfer $100,000 of Cash to an account established by the Litigation Trustee to fund the administration of such trust, which amount shall be inclusive of any advisor fees or other professional fees and expenses.

(b) In furtherance of the Plan, (i) the terms of the Litigation Trust shall be set forth in the Litigation Trust Agreement, (ii) the Litigation Trust shall be structured to qualify as a “liquidating trust” within the meaning of section 301.7701-4(d) of the Treasury Regulations and in compliance with Rev. Proc. 94-45, 1994-2 C.B. 684, and, thus, as a “grantor trust” within the meaning of sections 671 through 679 of the Tax Code to the holders of General Unsecured Claims, consistent with the terms of the Plan, (iii) the sole purpose of the Litigation Trust shall be the liquidation and distribution of the assets transferred to Litigation Trust in accordance with section 301.7701-4(d) of the Treasury Regulations, including the resolution of General Unsecured Claims in accordance with the Plan, with no objective to continue or engage in the conduct of a trade or business, (iv) all parties (including the Debtors, the Post-Emergence Entities, holders of General Unsecured Claims, and the Litigation Trustee) shall report consistently with such treatment (including the deemed receipt of the underlying assets, subject to applicable liabilities and obligations, by the holders of General Unsecured Claims, as applicable, followed by the deemed transfer of such assets to the Litigation Trust), (v) all parties shall report consistently with the valuation of the assets transferred to Litigation Trust as determined by the Litigation Trustee (or its designee), (vi) the Litigation Trustee of the trust shall be responsible for filing returns for the trust as a grantor trust pursuant to section 1.671-4(a) of the Treasury Regulations, and (vii) the Litigation Trustee shall annually send to each holder of an interest in the Litigation Trust a separate statement regarding the receipts and expenditures of the trust as relevant for federal income tax purposes.

(c) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the trustee), the Litigation Trustee may (x) timely elect to treat the any portion of the Litigation Trust allocable to Disputed Claims as a “disputed ownership fund”

governed by section 1.468B-9 of the Treasury Regulations (and make any appropriate elections), (y) file such tax returns (including but not limited to the filing of a separate federal tax return for the “disputed ownership fund”) and pay such taxes as may be required consistent with such treatment and (z) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including the Debtors, the Post-Emergence Entities, holders of General Unsecured Claims, and the Litigation Trustee) shall report for United States federal, state, and local income tax purposes consistently with the foregoing. The Litigation Trustee may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Litigation Trust for all taxable periods through the date on which final distributions are made.

x.	Cancellation of Existing Securities and Agreements

(a) Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed or assumed and assigned by the Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest, including, without limitation, any Allowed DIP Claims, Allowed Loan Claims, and Allowed Senior Notes Claims, or any Interest (other than Intercompany Claims and Intercompany Interests, to the extent they are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged. The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan.

(b) Notwithstanding such cancellation and discharge and the releases contained in Article X of the Plan, the DIP Credit Agreement, the First Lien Credit Agreements, and the Senior Notes Indenture shall continue in effect solely to the extent necessary to (i) allow the holders of Allowed DIP Claims, Allowed Loan Claims, and Senior Notes Claims to receive distributions under the Plan, (ii) allow and preserve the rights of the Debtors, the Post-Emergence Entities, the First Lien Administrative Agents, the Senior Notes Indenture Trustee, the DIP Agent, and the Disbursing Agent to (A) make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed DIP Claims, Allowed Loan Claims, and Senior Notes Claims, as applicable, and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims in accordance with the Plan, (iii) allow holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents, (iv) allow the DIP Agent, the First Lien Administrative Agents, and the Senior Notes Indenture Trustee to enforce any obligations owed to them under the Plan (including seeking compensation and reimbursement for any reasonable and documented fees and expenses, including the Senior Notes Indenture Trustee Fees and Expenses, pursuant to any respective charging liens as may be provided in the Senior Notes Indenture, First Lien Credit Agreements, or DIP Documents, as applicable, including the Senior Notes Indenture Trustee Charging Lien), (v) preserve the DIP Agent’s, the First Lien Administrative Agents’, the DIP Lenders’, the Prepetition Lenders’ or the Senior Notes Indenture Trustee’s right to any contingent or indemnification obligations of the Debtors pursuant and subject to the terms of the DIP Credit

Agreement, First Lien Credit Agreements, DIP Orders and/or the Senior Notes Indenture, (vi) permit the DIP Agent, the First Lien Administrative Agents, and/or the Senior Notes Indenture Trustee to perform any function necessary to effectuate the foregoing, and (vii) permit the DIP Agent, the First Lien Administrative Agents, and/or the Senior Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court relating to the DIP Documents, the First Lien Credit Agreements, and the Senior Notes Indenture, as applicable, provided that nothing in section 5.10 of the Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Post-Emergence Entities.

(c) Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in Section 5.10 of the Plan shall be deemed null and void and shall be of no force and effect.

(d) Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the DIP Agent, the First Lien Administrative Agents, and/or the Senior Notes Indenture Trustee shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order, and (ii) except with respect to such other rights of the DIP Agent, the First Lien Administrative Agents, and/or the Senior Notes Indenture Trustee that, pursuant to the DIP Documents, the First Lien Credit Agreements, or the Senior Notes Indenture, as applicable, survive the termination of documents. Subsequent to the performance by each DIP Agent, the First Lien Administrative Agents, and the Senior Notes Indenture Trustee of its obligations pursuant to the Plan and Confirmation Order, such DIP Agent, First Lien Administrative Agent, or Senior Notes Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the Senior Notes Indenture, First Lien Credit Agreements, or DIP Documents, as applicable. The Senior Notes Indenture Trustee shall be deemed to have received any necessary direction to effectuate the terms of the Plan.

(e) Upon the final distribution in accordance with Article VI of the Plan, or notice from the Debtors or the Post-Emergence Entities, as applicable, there will be no further distributions on account of any Senior Notes Claims and, at the request of the Senior Notes Indenture Trustee, DTC shall take down the relevant position relating to the Senior Notes without any requirement of indemnification or security on the part of the Debtors, the Post-Emergence Entities, the Senior Notes Indenture Trustee, or any other Entity.

(f) If the record holder of any Senior Notes is DTC or its nominee or another securities depository or custodian thereof, and such Senior Notes are represented by a global security held by or on behalf of DTC or such other securities depository of custodian, then each such holder of the Senior Notes shall be deemed to have surrendered such holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

xi.	Retention of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, (a) following the Effective Date, the applicable Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Retained Causes of Action, whether arising before or after the Petition Date, and the Post-Emergence Entities’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, and the Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Post-Emergence Entities; and (b) following the Effective Date, the Litigation Trust shall retain and may enforce all rights to commence, pursue, and settle, as appropriate, any and all Litigation Trust Causes of Action. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors, the Post-Emergence Entities, or the Litigation Trust, as applicable, will not pursue any and all available Causes of Action against such Person. Except with respect to Causes of Action against any Person which Person was released by the Debtors or the Post-Emergence Entities on or before the Effective Date (including pursuant to the Plan), the applicable Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator), expressly reserve all rights to prosecute any and all Retained Causes of Action against any Person, except as otherwise expressly provided in the Plan. The Litigation Trust expressly reserves all rights to prosecute any and all Litigation Trust Causes of Action. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred (including to the Litigation Trust), or settled in the Plan or a Final Order of the Bankruptcy Court, (i) the Post-Emergence Entities (and, to the extent applicable to the Remaining Debtors, the Plan Administrator) expressly reserve all Retained Causes of Action for later adjudication; and (ii) the Litigation Trust expressly reserves all Litigation Trust Causes of Action for later adjudication, and therefore, in each case, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, Claim preclusion, estoppel (judicial, equitable, or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or consummation of the Plan. For the avoidance of doubt, on the Effective Date, the Litigation Trust Causes of Action shall be transferred to, and vest in, the Litigation Trust and shall not be retained by the Post-Emergence Entities.

xii.	Cancellation of Liens

Except as otherwise specifically provided in the Plan, upon the payment in full in Cash of an Other Secured Claim, any Lien securing an Other Secured Claim that is paid in full, in Cash, shall be deemed released, and the holder of such Other Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Post-Emergence Entities, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Post-Emergence Entities.

xiii.	Employee Matters

(a) Unless otherwise provided herein and subject to Article V of the Plan, as may be applicable, in the event of a Reorganization Transaction:

(i) The Debtors shall assume or assume and assign to the applicable Post-Emergence Entities on the Effective Date (x) the Benefits Plans and (y) all Employment Agreements, unless previously assumed or rejected by the Debtors in their sole discretion pursuant to an order of the Bankruptcy Court; provided that the Senior Executive Employment Agreements shall either be (A) included on the Assumption Schedule, subject to the applicable employee agreeing to waive such employee’s 2024 long term incentive payment, any retention bonus due on the Debtors’ 2023 retention program and 2023 bonuses, (B) amended with the consent of the applicable Senior Executive and the Requisite Consenting Creditors, or (C) included on the Rejection Schedule.15

(ii) Any Interests granted prior to the Effective Date to a current or former employee, officer, director or individual independent contractor under a Benefit Plan, an Employment Agreement, or otherwise shall be cancelled and extinguished. For the avoidance of doubt, if any Benefit Plan or Employment Agreement (including a Senior Executive Employment Agreement) is assumed and such plan or agreement provides in part for an award or potential award of Interests in the Debtors, such Benefit Plan or Employment Agreement shall be assumed in all respects other than the provisions of such agreement relating to Interest awards.

(b) In the event of a Whole-Co Sale Transaction Election (as defined in the Restructuring Support Agreement), the Benefits Plans and Employment Agreements shall be treated in accordance with the terms of such Whole-Co Sale Transaction.

xiv.	Nonconsensual Confirmation

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

xv.	Closing of Chapter 11 Cases

After an Estate has been fully administered, the Post-Emergence Entities shall seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

[15]

The Debtors and the Ad Hoc First Lien Group continue to discuss the deadline by which a determination will be made as to the treatment of the Senior Executive Employment Agreements, which deadline shall be no later than the filing of the Plan Supplement.

xvi.	Termination of the Patient Care Ombudsman’s Duties.

The duties, responsibilities, and obligations of the Patient Care Ombudsman shall be terminated on the Effective Date, the Patient Care Ombudsman may dispose of any documents provided to the Patient Care Ombudsman in the course of its reporting. Nothing herein shall in any way limit or otherwise affect the Patient Care Ombudsman’s obligations of confidentiality under confidentiality agreements, if any, under section 333 of the Bankruptcy Code or under order of the Bankruptcy Court.

xvii.	Notice of Effective Date

As soon as practicable, but not later than 3 Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

xviii.	Separability

Notwithstanding the combination of the separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still, subject to the consent of the applicable Debtors and the Requisite Consenting Creditors, confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code.

D.	Distributions

i.	Distributions Generally

Except as otherwise provided in the Plan, the Disbursing Agent shall make all distributions under the Plan to the appropriate holders of Allowed Claims in accordance with the terms of the Plan.

ii.	Distribution Record Date

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors and the Post-Emergence Entities shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date. In addition, with respect to payment of any Cure Amounts or disputes over any Cure Amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure Amount. For the avoidance of doubt, the Distribution Record Date shall not apply to the Senior Notes Claims, the holders of record of which on the Effective Date shall receive a distribution in accordance with Article IV of the Plan and the customary procedures of DTC on or as soon as practicable after the Effective Date.

iii.	Date of Distributions

Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided that the Post-Emergence Entities may implement periodic distribution dates to the extent they reasonably determine them to be appropriate.

iv.	Disbursing Agent

A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agents directly related to distributions hereunder shall be reimbursed by the Post-Emergence Entities. The Post-Emergence Entities shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Post-Emergence Entities) with the amounts of Claims and the identities and addresses of holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth on the claims register. The Post-Emergence Entities shall cooperate in good faith with the applicable Disbursing Agent (if other than the Post-Emergence Entities) to comply with the reporting and withholding requirements outlined in Section 6.19 of the Plan.

v.	Rights and Powers of Disbursing Agent

(a) From and after the Effective Date, each Disbursing Agent, solely in its capacity as Disbursing Agent, shall be indemnified in all respects by the Debtors, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against any Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b) A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

(c) Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Senior Notes Claims shall be, or shall be deemed to be, made by or at the direction of each of the Senior Notes Indenture Trustee which shall act as Disbursing Agent for distributions to the Holders of Senior Notes Claims under the Senior Notes Indenture. The Senior Notes Indenture Trustee may transfer or direct the transfer of distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Senior Notes Claims to the extent consistent with the customary practices of DTC. Regardless of whether such distributions are made by the Senior Notes Indenture Trustee, or by any other Disbursing Agent at the reasonable direction of the Senior Notes Indenture Trustee, such distributions shall be subject in all respects to the right of the Senior Notes Indenture Trustee to maintain, enforce, and exercise the Senior Notes Indenture Trustee Charging Lien against such distributions.

vi.	Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than a Debtor or Post-Emergence Entity, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Post-Emergence Entities, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Post-Emergence Entities in the ordinary course of business.

vii.	No Postpetition Interest on Claims

Except as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Petition Date, provided that, other than with respect to DIP Claims or other Secured Claims, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

viii.	Delivery of Distributions

a) In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter, without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.19 of the Plan.

b) In the event of a Reorganization Transaction, distributions of New Equity Interests or the GUC Warrants to be held through DTC shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Equity Interests or GUC Warrants to be distributed pursuant to the Plan shall be issued in the names of such holders, their nominees of record, or their permitted designees as of the Distribution Record Date (i.e., the Effective Date) in accordance with DTC’s book-entry procedures, to the extent applicable; provided that such New Equity Interests or GUC Warrants are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Equity Interests or GUC Warrants are not eligible for distribution in accordance with DTC’s customary practices, the Post-Emergence Entities will take such reasonable actions as may be required to cause distributions of the New Equity Interests or GUC Warrants under the Plan. No distributions will be made other than through DTC if the New Equity Interests or GUC Warrants are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited. The Debtors or the Post-Emergence Entities, as applicable, shall seek the cooperation of DTC in an attempt to ensure that any distribution on account of a Senior Notes Claim, as applicable, that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

ix.	Distributions after Effective Date

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

x.	Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Post-Emergence Entities until such time as a distribution becomes deliverable or the holder accepts distribution, or such distribution reverts back to the Debtors or the Post-Emergence Entities, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the date of distribution. After such date, and notwithstanding any other provision of the Plan, all unclaimed property or interest in property shall revert to the applicable Post-Emergence Entities and the Claim of any other holder to such property or interest in property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.

xi.	Time Bar to Cash Payments

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within 180 days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check within 180 days after issuance shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

xii.	Manner of Payment under Plan

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Post-Emergence Entities, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

xiii.	Satisfaction of Claims

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under and in accordance with the terms and conditions of the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

xiv.	Fractional Stock and Notes

No fractional New Equity Interests or GUC Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. If any distributions of New Equity Interests or GUC Warrants pursuant to the Plan would result in the issuance of a fractional share or equity interest of a New Equity Interest or fractional share of a GUC Warrant, then the number of shares or equity interests of New Equity Interests or number of GUC Warrants to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share, equity interest or warrant (with a half share, equity interest or warrant or greater rounded up and less than a half share, equity interest or warrant rounded down). The total number of shares or equity interests of New Equity Interests or GUC Warrants, as applicable, to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in Section 6.14 of the Plan. No consideration shall be provided in lieu of fractional shares or equity interests that are rounded down. Neither the Post-Emergence Entities nor the Disbursing Agent shall have any obligation to make a distribution that is less than (1) share or equity interest of New Equity Interests or less than (1) GUC Warrant. Any New Equity Interest or GUC Warrant that is not distributed in accordance with Section 6.14 of the Plan shall be returned to, and ownership thereof shall vest in, Post-Emergence Parent.

xv.	Minimum Cash Distributions

The Disbursing Agent shall not be required to make any distribution of Cash less than ($50) to any holder of an Allowed Claim; provided that if any distribution is not made pursuant to Section 6.15 of the Plan, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

xvi.	Setoffs and Recoupments

Except as expressly provided in a separate order of the Bankruptcy Court, the Debtors and the Post-Emergence Entities, as applicable, may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or a Post-Emergence Entity or its successor of any claims, rights, or Causes of Action that a Debtor or Post-Emergence Entity or its successor or assign may possess against the holder of such Claim.

xvii.	Allocation of Distributions between Principal and Interest

Except as otherwise required by law (as reasonably determined by the Debtors or the applicable Post-Emergence Entities), distributions with respect to Allowed Claims shall be allocated first to the principal portion of such Allowed Claim (as determined for federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

xviii.	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions under the Plan in excess of the Allowed amount of such Claim.

xix.	Withholding and Reporting Requirements

a) Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence, and paid over to the applicable Governmental Unit, shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any Governmental Unit, including income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

b) Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Post-Emergence Entities (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or IRS Form W-9 received) an appropriate IRS Form W-9 or (if the payee is a foreign Entity) IRS Form W-8, and any other forms or documents reasonably requested by any Post-Emergence Entity to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made and the holder fails to comply before the date that is 60 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Debtor or Post-Emergence Entity, as applicable, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Debtor or Post-Emergence Entity, as applicable, or their respective property.

E.	Procedures for Disputed Claims

i.	Objections to Claims

The Debtors or the applicable Post-Emergence Entities, as applicable, shall exclusively be entitled to object to Claims; provided that following the Effective Date, the U.S. Trustee shall have standing and the right to be heard for the limited purpose of responding to requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code. After the Effective Date, the Debtors or Post-Emergence Entities, as applicable, shall have and retain any and all rights and defenses that the Debtors had with regard to any Claim to which they may object, except with respect to any Claim that is Allowed. Any objections to Claims shall be served and filed on or before the Claims Objection Deadline.

ii.	Resolution of Disputed Administrative Expenses and Disputed Claims

On and after the Effective Date, the Debtors or applicable Post-Emergence Entities, as applicable, shall have the authority to compromise, settle, otherwise resolve, or withdraw any objections to Claims without approval of the Bankruptcy Court, other than with respect to Professional Fee Claims.

iii.	Payments and Distributions with Respect to Disputed Claims

Notwithstanding anything herein to the contrary, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim, unless and until such Disputed Claim becomes an Allowed Claim.

iv.	Distributions after Allowance

After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the holder thereof shall be entitled to distributions, if any, to which such holder is then entitled as provided in the Plan, without interest, as provided in Section 7.9 of the Plan. Such distributions shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim (or portion thereof) becomes a Final Order.

v.	Disallowance of Claims

Except to the extent otherwise agreed to by the Debtors or Post-Emergence Entities, as applicable, any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, as determined by a Final Order, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Post-Emergence Entities. All proofs of claim filed on account of an indemnification obligation to a director, officer, or employee, in each case, employed by the Debtors on and/or after the Petition Date shall be deemed satisfied and expunged from the claims register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim or Interest is or has been timely filed, shall be deemed disallowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court, and holders of such Claims shall not receive any distributions under the Plan on account of such Claims, subject in each case to Local Bankruptcy Rule 3002-1(a).

vi.	Estimation of Claims

The Debtors or the applicable Post-Emergence Entities, as applicable, may determine, resolve and otherwise adjudicate all contingent Claims, unliquidated Claims and Disputed Claims in the Bankruptcy Court. The Debtors or the Post-Emergence Entities, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code for any reason or purpose, regardless of whether any party has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent Claim, unliquidated Claim or Disputed Claim, that estimated amount shall constitute the maximum limitation on such Claim, and the Debtors or the applicable Post-Emergence Entities, as applicable, may pursue supplementary proceedings to object to the ultimate allowance of such Claim; provided that such limitation shall not apply to Claims requested by the Debtors to be estimated for voting purposes only.

vii.	No Distributions Pending Allowance

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

viii.	Claim Resolution Procedures Cumulative

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

ix.	Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest that accrued thereon from and after the Effective Date.

F.	Executory Contracts and Unexpired Leases

i.	General Treatment

a) As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed or assumed and assigned, as applicable, except for any executory contract or unexpired lease that (i) was previously assumed or rejected by the Debtors pursuant to an order of the Bankruptcy Court, (ii) previously expired or was terminated pursuant to its own terms or by agreement of the parties thereto, (iii) is the subject of a separate motion to assume or reject filed by the Debtors on or before the Confirmation Date, (iv) is a Senior Executive Employment Agreement (which shall be treated as set forth in Section 5.13 of the Plan), (v) is specifically designated as a contract or lease to be included on the Rejection Schedule, or (vi) is the subject of a pending Cure Dispute; provided, that, in the event of a Reorganization Transaction, the proposed assumption or rejection of an executory contract or unexpired lease shall be reasonably acceptable to the Requisite Consenting Creditors.

b) Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions, assumptions and assignments, including assignments to another Debtor, or rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed or assumed and assigned pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption or assumption and assignment, or applicable law.

c) Unless otherwise agreed to by the Requisite Consenting Creditors in their sole discretion, (i) the Humana ROFR16 and (ii) the TRA shall each be deemed rejected under the Plan on the Effective Date.

ii.	Determination of Cure Disputes and Deemed Consent

a) Any Cure Amount shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount, as reflected in the applicable cure notice, in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such executory contracts or unexpired leases and the Debtors may otherwise agree.

b) The Debtors shall file, as part of the Plan Supplement, the Assumption Schedule. At least 21 days before the commencement of the Confirmation Hearing, the Debtors shall serve a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with the Plan and, where applicable, setting forth the proposed Cure Amount (if any). Any objection by a counterparty to an executory contract or unexpired lease to the proposed assumption,

[16]

Prior to the Petition Date, PCIH and CHI, among others, were parties to that certain Amended and Restated Right of First Refusal Agreement (the “Humana ROFR”), with Humana and certain of its affiliates, dated as of June 3, 2021. As set forth above, the Humana ROFR will be rejected under the Plan.

assumption and assignment, or related Cure Amount must be filed, served, and actually received by the Debtors within 10 days of the service of the assumption notice, or such shorter period as agreed to by the parties or authorized by the Bankruptcy Court. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Amount (i) shall be deemed to have assented to such assumption, assumption and assignment, or Cure Amount, notwithstanding any provision thereof that purports to (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease, or (2) terminate or permit the termination of a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan, and (ii) shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment, as applicable, thereafter.

c) If there is a dispute pertaining to the assumption of an executory contract or unexpired lease (other than a dispute pertaining to a Cure Amount), such dispute shall be heard by the Bankruptcy Court prior to the assumption being effective; provided that the Debtors or the applicable Post-Emergence Entities may settle any such dispute without any further notice to, or action by, any party or order of the Bankruptcy Court.

d) To the extent a dispute relates to Cure Amounts, the Debtors may assume and/or assume and assign the applicable executory contract or unexpired lease prior to the resolution of such cure dispute, provided that the Debtors or the applicable Post-Emergence Entities reserve Cash in an amount sufficient to pay the full amount reasonably asserted as the Cure Amount by the counterparty to such executory contract or unexpired lease.

e) Assumption or assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the date that the Debtors assume or assume and assign such executory contract or unexpired Lease. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such executory contract or unexpired lease.

iii.	Rejection Damages Claims

In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages, if not heretofore evidenced by a timely filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors or the Post-Emergence Entities, or their respective Estates, properties or interests in property as agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtors or the Post-Emergence Entities, as applicable, no later than 30 days after the filing and service of the notice of the occurrence of the Effective Date.

iv.	Indemnification Obligations

Except as otherwise provided in the Plan or the Confirmation Order, to the fullest extent permitted by applicable law, any and all obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, memorandum and articles of association, or other organizational documents or agreements to indemnify officers, directors, agents or employees, in each case solely in their capacity as such, employed by the Debtors on and/or after the Petition Date with respect to all present and future actions, suits, and proceedings against the Debtors or such officers, directors, agents, or employees based upon any act or omission for or on behalf of the Debtors (collectively, the “Indemnification Obligations”) shall not be discharged, impaired, or otherwise affected by the Plan; provided, that, the Debtors or the applicable Post-Emergence Entities, as applicable, shall not indemnify any such officers, directors, agents, or employees of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission for which indemnification is barred under applicable law or that is excluded under the terms of the foregoing organizational documents or applicable agreements governing the Debtors’ Indemnification Obligations. The Post-Emergence Entities shall not indemnify any persons for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct. Except as otherwise provided in the Plan, all such Indemnification Obligations shall be deemed and treated as executory contracts that are assumed by the Debtors under the Plan.

v.	Insurance Policies

Notwithstanding any other provision in the Plan, all insurance policies to which any Debtor is a party as of the Effective Date (including any “tail policy”) shall be deemed to be and treated as executory contracts and shall be assumed, or assumed and assigned, by the applicable Post-Emergence Entities and shall continue as obligations of the Debtors or Post-Emergence Entities in accordance with their respective terms. All other insurance policies shall vest in the applicable Post-Emergence Entities, as applicable.

vi.	Treatment of Surety Bond Agreements

Notwithstanding any other provisions of the Plan, Plan Supplement, Confirmation Order or any other Order of the Bankruptcy Court in the Chapter 11 Cases, on the Effective Date, any rights and obligations arising under the (i) the Surety Bonds; (ii) any Surety Bond Indemnity Agreements; (iii) any Surety collateral, including, without limitation, cash, letters of credit, and/or the proceeds of any such collateral (the “Surety Collateral”); and (iv) any Surety agreements governing Surety Collateral; (items (i), (ii), (iii), and (iv) collectively, the “Surety Bond Agreements”) shall be deemed reaffirmed and ratified by the applicable Post-Emergence Entities and Surety Bond Indemnitors, shall continue in full force and effect, and the rights and obligations thereunder shall not be altered, modified, discharged, enjoined, impaired or released by the Plan, any Plan Supplement, or the Confirmation Order. For the avoidance of doubt, nothing in the Plan, Plan Supplement or Confirmation Order or any Order entered in the Chapter 11 Cases, including, without limitation, any exculpation, release, injunction, exclusions and discharge provision of the

Plan contained in Article VIII of the Plan or otherwise, shall bar, alter, limit, impair, release, modify or enjoin any rights and obligations of the parties under the Surety Bond Agreements or applicable law. Solely to the extent any of the Surety Bond Agreements are deemed to be one or more executory contracts, any such agreements are assumed by the Debtors and the Post-Emergence Entities pursuant to section 365 of the Bankruptcy Code upon the Effective Date with the consent of the Surety. If on and after the Effective Date the Surety Bond Agreements cease to be in effect solely as a result of a determination by a court of competent jurisdiction that such agreements are non-assumable under applicable bankruptcy law, any such Surety Bond Agreements shall be deemed reinstated or ratified on the terms of such Surety Bond Agreement that existed immediately prior to the Effective Date. Nothing in the Plan, Plan Supplement, Confirmation Order or any Order entered in the Chapter 11 Cases shall impair the Surety’s rights against any non-Debtor, or any non-Debtor’s rights against the Surety, including under any Surety Bond Agreement. The rights and claims of the Surety are unimpaired in accordance with section 1124(1) of the Bankruptcy Code.

Notwithstanding any inconsistent provision of the Plan, Plan Supplement, Confirmation Order, or Order entered in the Chapter 11 Cases, any Surety Collateral shall remain in place to secure any obligations under any Surety Bond Agreement in accordance with the terms of such agreements, and any junior lien on the Surety Collateral shall remain in place to secure any obligations pursuant to the Exit Facility and shall be subject to the terms of an intercreditor agreement. At any time after the Effective Date, to the extent permitted by law and the applicable Surety Bond Agreements, the Surety may apply its respective Surety Collateral or the proceeds therefrom to payment or reimbursement of any and all premiums, losses, expenses, including, without limitation, attorneys’ fees.

vii.	Intellectual Property Licenses and Agreements

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed, or assumed and assigned, by the respective Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court, is scheduled on the Rejection Schedule, or is the subject of a separate rejection motion filed by the Debtors. Unless otherwise noted hereunder, as applicable, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the applicable Post-Emergence Entities and the Post-Emergence Entities may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

viii.	Assignment

To the extent provided under the Bankruptcy Code or other applicable law, any executory contract or unexpired lease transferred and assigned hereunder (including, without limitation, in connection with a Whole-Co Sale Transaction or Discrete Asset Sale) shall remain in full force and effect for the benefit of the transferee or assignee in accordance with its terms, notwithstanding any provision in such executory contract or unexpired lease (including those of the type set forth in section 365(b)(2) of the Bankruptcy Code) that prohibits, restricts, or conditions such transfer or assignment. To the extent provided under the Bankruptcy Code or other applicable law, any provision that prohibits, restricts, or conditions the assignment or transfer of any such executory contract or unexpired lease or that terminates or modifies such executory contract or unexpired lease or allows the counterparty to such executory contract or unexpired lease to terminate, modify, recapture, impose any penalty, condition renewal or extension, or modify any term or condition upon any such transfer and assignment, constitutes an unenforceable anti-assignment provision and is void and of no force or effect.

ix.	Reservation of Rights

a)  The Debtors may amend the Assumption Schedule and the Rejection Schedule, subject to the reasonable consent of the Requisite Consenting Creditors at any time prior to the Effective Date in order to add, delete, or reclassify any executory contract or unexpired lease. The Debtors shall provide notice of such amendment to any affected counterparty as soon as reasonably practicable.

b)  Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not an executory contract or unexpired lease or that the Debtors or the Post-Emergence Entities have any liability thereunder.

c)  Except as explicitly provided in the Plan, nothing herein shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors or the Post-Emergence Entities under any executory or non-executory contract or unexpired or expired lease.

d)  Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Post-Emergence Entities, as applicable, under any executory or non-executory contract or unexpired or expired lease.

x.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and executory contracts and unexpired leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

G.	Conditions Precedent to Confirmation of Plan and Effective Date

i.	Conditions Precedent to Confirmation of Plan

The following are conditions precedent to confirmation of the Plan:

a)  the Disclosure Statement Order shall have been entered and shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

b)  the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed;

c)  the Restructuring Support Agreement shall be in full force and effect and shall not have been terminated and no termination notice shall have been given that with the passage of time would cause or permit a termination of the Restructuring Support Agreement; and

d)  the DIP Orders shall be in full force and effect and there shall be no event of default under the DIP Documents or the DIP Orders, which has not been waived by the applicable DIP Lenders pursuant to the terms and conditions of such documents and/or Section 9.3 of the Plan.

ii.	Conditions Precedent to Effective Date

The following are conditions precedent to the Effective Date of the Plan:

a)  the Confirmation Order shall have been entered and shall be a Final Order and shall not be subject to any stay or subject to an unresolved request for revocation under section 1144 of the Bankruptcy Code;

b)  the Restructuring Support Agreement shall be in full force and effect and shall not have been terminated and shall remain in full force and effect in accordance with its terms;

c)  all outstanding Restructuring Expenses due and owing as of the Effective Date shall have been paid in full, in Cash or shall be paid in Cash concurrently with effectiveness of the Plan;

d)  the DIP Orders shall be in full force and effect and there shall be no event of default under the DIP Documents or the DIP Orders, which has not otherwise been amended or waived by the applicable DIP Lenders pursuant to the terms and conditions of such documents and/or Section 9.3 of the Plan;

e)  the Reorganization Transaction or Whole-Co Sale Transaction shall have been implemented in accordance with the Description of Transaction Steps in all material respects;

f)  the Definitive Documents, including, to the extent applicable, the Sale Documents, Exit Facility Documents, and Plan Administrator Agreement, as applicable, shall (i) be in form and substance acceptable or reasonably acceptable (as applicable, as set forth in the Restructuring Support Agreement) to the Debtors and the Requisite Consenting Creditors, (ii) have been executed and delivered, and any conditions precedent contained to effectiveness therein have been satisfied or waived in accordance therewith, and (iii) be in full force and effect and binding upon the relevant parties;

g)  all actions, documents and agreements necessary to implement and consummate the Plan, including entry into the Definitive Documents and the New Governance Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed;

h)  In the event of a Plan Sponsor Investment, the Plan Sponsor Agreement shall have been executed and all conditions precedent to the effectiveness thereof shall have occurred or will occur substantially simultaneously with the effectiveness of the Plan;

i)  the New Governance Documents shall have been filed with the appropriate governmental authority, as applicable; and

j)  all governmental approvals and consents required in connection with the transactions contemplated by the Plan, including any healthcare-related regulatory approvals, antitrust approval, or any foreign investment regulatory approval, shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

iii.	Waiver of Conditions Precedent

a)  Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan (other than Section 9.2(a) of the Plan), may be waived in writing by the Debtors with the prior written consent of (i) the Requisite Consenting Creditors and (ii) the DIP Agent, the Required DIP Lenders, or the Exit Facility Agent, as applicable, solely to the extent that the waiver of a particular condition precedent would affect the legal and/or economic rights of the DIP Agent, the DIP Lenders, or the Exit Facility Agent or the Exit Facility Lenders, as applicable and respectively, under the Plan, the DIP Credit Agreement, or the Exit Facility Credit Agreement (as applicable). If the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.18 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur as to such Debtors.

b)  The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

iv.	Effect of Failure of a Condition

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the termination of the Restructuring Support Agreement, subject to the reasonable consent of the Requisite Consenting Creditors, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, the Requisite Consenting Creditors, the Exit Facility Agent, or any other Entity.

H.	Effect of Confirmation of Plan

i.	Vesting of Assets

In the event of a Reorganization Transaction, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the applicable Post-Emergence Entities free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Facility Credit Agreement (if applicable). On and after the Effective Date, the Post-Emergence Entities may take any action, including the operation of their businesses, the use, acquisition, sale, lease, and disposition of property, and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Post-Emergence Entities may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

In the event of a Whole-Co Sale Transaction, on the Effective Date, all property of the Estates not distributed to the holders of Claims or Interests, or transferred pursuant to the Sale Documents, shall vest in or be transferred to the Wind Down Co and administered pursuant to Section 5.6 of the Plan.

ii.	Binding Effect

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

iii.	Discharge of Claims and Termination of Interests

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors or the Post-Emergence Entities or any of their assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

iv.	Term of Injunctions or Stays

Unless otherwise provided herein, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

v.	Injunction

a) Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim or Interest extinguished, discharged, released or treated pursuant to the Plan.

b) Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, released, or treated pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan, and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan. For the avoidance of doubt, nothing in Section 10.5(b) of the Plan shall enjoin any (i) current of former patient of the Debtors from pursuing any Claim against any non-Debtor party that is not a Released Party, including any non-Debtor provider, for any acts or omissions arising out of or relating to any Claim for medical malpractice or (ii) Governmental Unit from filing a Proof of Claim on or by the Governmental Bar Date (as defined in the Bar Date Order).

c) No Person or Entity shall seek or initiate formal or informal discovery requests, demands, or proceedings upon or from the Patient Care Ombudsman without first seeking permission, upon sufficient prior notice to the Patient Care Ombudsman, from the Bankruptcy Court.

d) The injunctions in Section 10.5 of the Plan shall extend to any successors of the Debtors and the Post-Emergence Entities and their respective property and interests in property.

vi.	Releases

a) Releases by the Debtors

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, the Released Parties shall be deemed released and discharged by the Debtors, the Post-Emergence Entities, and the Estates, and any Person seeking to exercise the rights of the Estates, and any successors to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, from any and all Claims, obligations, rights, suits, judgments, damages, demands, debts, Liens, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, the Post-Emergence Entities, or the Estates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Post-Emergence Entities, or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Post-Emergence Entities, the DIP Facility, the DIP Documents, the Restructuring Support Agreement, the Definitive Documents, the Sale Process, the First Lien Credit Agreements, the Senior Notes Indenture, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the Restructuring, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, the Disclosure Statement, the Plan, and the Definitive Documents, or any related agreements, instruments, or other documents, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that, nothing in Section 10.6(a) of the Plan shall be construed to release the Released Parties from intentional fraud, willful misconduct, or gross negligence, in each case as determined by a Final Order.

b) Releases by Holders of Claims and Interests

As of the Effective Date, except for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remains in effect after the Effective Date, for good and valuable consideration, on and after the Effective Date, for good and valuable consideration, except as specifically set forth elsewhere in the Plan, the Releasing Parties conclusively, absolutely, unconditionally, irrevocably, and forever discharge and release (and each entity so discharged and released shall be deemed discharged and released by the Releasing Parties) the Released Parties and their respective property from any and all Claims, obligations, rights, suits, judgments, damages, demands, debts, Liens, Causes of Action, remedies, losses, and liabilities whatsoever (including contract claims, claims under ERISA and all other statutory claims, claims for contributions, withdrawal liability, reallocation liability, redetermination liability, interest on any amounts, liquidated damages, claims for attorneys’ fees or any costs or expenses whatsoever), including any derivative claims, asserted or assertable on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, matured or unmatured, contingent or fixed, existing or hereinafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively) based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the Restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors or the Post-Emergence Entities, the DIP Facility, the DIP Documents, the Restructuring Support Agreement, the Definitive Documents, the Sale Process, the First Lien Credit Agreements, the Senior Notes Indenture, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party (other than assumed contracts or leases), the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation or consummation of the Plan (including the Plan Supplement), the Definitive Documents, or any related agreements, instruments or other documents, or the solicitation of votes with respect to the Plan, in all cases based upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date.

vii.	Exculpation

Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, remedy, loss, and liability for any act or omission taken on or after the Petition Date and prior to or on the Effective Date relating to, in any way, or arising from Chapter 11 Cases, the negotiation, formulation, preparation, dissemination, implementation, administration, confirmation, consummation, and pursuit of the Disclosure

Statement, the Restructuring Transactions, the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding or consummation of the Plan (including the Plan Supplement), the Patient Care Ombudsman’s evaluations, reports, pleadings, or other writings filed by or on behalf of the Patient Care Ombudsman in or in connection with the Chapter 11 Cases, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes on the Plan, the offer, issuance, and distribution of any Securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, the occurrence of the Effective Date, the Sale Process, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed under the Plan, except for actions determined by Final Order to constitute gross negligence, willful misconduct, or intentional fraud. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

Although the Debtor Investigations have not yet concluded, the Debtors believe the releases and exculpations provided under the Plan to the Released Parties are reasonable and in the best interests of the Debtors and their stakeholders and will be prepared to demonstrate such in connection with confirmation of the Plan. Among others, the cooperation and participation of the Debtors’ current officers, directors, and employees has been, and continues to be, vital to the success of these Chapter 11 Cases. If the current management and the Board had not stayed in place, the consequences to the business cannot be overstated. The Transformation Plan would likely not have been implemented, which as set forth above, has already enabled the Debtors to implement approximately $213 million in savings. Given the Debtors’ precarious financial position and other issues with respect to their operations, the Debtors very likely would be facing liquidation absent the cooperation of these parties. The Debtors will be prepared to demonstrate at confirmation the contributions of the Released Parties were reasonable and necessary and that the releases and exculpations to be granted pursuant to the Plan are necessary to the restructuring and consistent with applicable Third Circuit law.

viii.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ix.	Retention of Causes of Action/Reservation of Rights

Except as otherwise provided in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, Claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-

bankruptcy law, including any affirmative Causes of Action against parties with a relationship with the Debtors. Other than those Claims and Causes of Action assigned to the Litigation Trust pursuant to Section 5.9 of the Plan, the applicable Post-Emergence Entities shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses notwithstanding the occurrence of the Effective Date, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

x.	Ipso Facto and Similar Provisions Ineffective

Any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of the Plan, including any change of control that shall occur as a result of such consummation; or (d) the restructuring.

xi.	Solicitation of Plan

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any Securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any Securities under the Plan.

xii.	Corporate and Limited Liability Company Action

Upon the Effective Date, all actions of the Debtors or the Post-Emergence Entities, as applicable, contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in (x) in the event of a Reorganization Transaction, Sections 5.5 and 5.6 of the Plan, as applicable, or (y) in the event of a Whole-Co Sale Transaction, Section 5.6 of the Plan, (b) the selection of the managers, directors, and officers for the Post-Emergence Entities, (c) the distribution, transfer, or issuance of the New Equity Interests and the GUC Warrants, (d) the entry into the Exit Facility Credit Agreement (if applicable), (e) the execution or consummation of any Discrete Asset Sales, and (f) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms and conditions hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Post-Emergence Entities, and any corporate or limited liability company action required by the Debtors or the Post-Emergence Entities in connection with the Plan shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Post-Emergence Entities. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Post-Emergence Entities, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, Securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Post-Emergence Entities, including, (a) the New Governance Documents, (b) the Exit Facility Credit Agreement, and (c) any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Section 10.12 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	Retention of Jurisdiction

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

a) to hear and determine motions and/or applications for the assumption, assumption and assignment, or rejection of executory contracts or unexpired leases, including disputes over Cure Amounts, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

c) to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

d) to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

e) to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

g) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

h) to hear and determine all Professional Fee Claims;

i) to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order or any agreement, instrument, or other document governing or relating to any of the foregoing, provided that any dispute arising under or in connection with the Exit Facility shall be dealt with in accordance with the provisions of the applicable document;

k) to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

n) to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including the releases, discharge, exculpations, and injunctions issued thereunder;

o) to resolve disputes concerning Disputed Claims or the administration thereof;

p) to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

q) to enter one or more final decrees closing the Chapter 11 Cases;

r) to adjudicate any and all disputes arising from or relating to distributions under the Plan;

s) to resolve disputes as to the ownership of any Claim or Interest;

t) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

u) to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to a Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

v) to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory;

w) to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code; and

x) to resolve any and all suits, proceedings, or other matters against or involving the Patient Care Ombudsman.

ii.	Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

J.	Miscellaneous Provisions

i.	Payment of Statutory Fees

All fees payable pursuant to section 1930 of title 28 of the United States Code and any interest thereon pursuant to 31 U.S.C. § 3717 (“Quarterly Fees”) shall be paid in full in Cash on or before the Effective Date by the Debtors. After the Effective Date, the applicable Post-Emergence Entities and the Litigation Trustee shall pay all Quarterly Fees in full in Cash when due in each Debtor’s case until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered, whichever occurs first. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, the Post-Emergence Entities shall file with the Bankruptcy Court a post-confirmation quarterly report for each Debtor’s case for each quarter such case is pending, using UST Form 11-PCR. Notwithstanding anything to the contrary in the Plan, (i) Quarterly Fees are Allowed; (ii) the U.S. Trustee shall not be required to file any proof of claim or any other request(s) for payment with respect to Quarterly Fees; and (iii) the U.S. Trustee shall not be treated as providing any release under the Plan.

ii.	Substantial Consummation of the Plan

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

iii.	Dissolution of Creditors’ Committee

On the Effective Date, the Creditors’ Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that following the Effective Date, the Creditors’ Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by professional persons retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Expense Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; and (b) any appeals of the Confirmation Order or other appeals to which the Creditors’ Committee is a party.

iv.	Plan Supplement

The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement shall be posted at the website of the Debtors’ notice, claims, and solicitation agent.

v.	Request for Expedited Determination of Taxes

The Post-Emergence Entities shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns of the Debtors filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

vi.	Exemption from Certain Transfer Taxes

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any Securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Post-Emergence Entities or otherwise), (d) the grant of collateral under the Exit Facility Credit Agreement, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

vii.	Amendments

a) Subject to the reasonable consent of the Requisite Consenting Creditors, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code. After entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

b) Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

viii.	Effectuating Documents and Further Transactions

Each of the officers of the Post-Emergence Entities is authorized, in accordance with their authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Consenting Creditors.

ix.	Revocation or Withdrawal of the Plan

The Debtors may, with the consent of the Requisite Consenting Creditors, revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors; provided that the Debtors may revoke or withdraw the Plan without such consent in the exercise of the Debtors’ respective fiduciary duties. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any Consenting Creditors, or any other Entity.

x.	Severability of Plan Provisions

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be reasonably acceptable to the Debtors and the Requisite Consenting Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Post-Emergence Entities, the Requisite Consenting Creditors and the DIP Agent or Exit Facility Agent, solely to the extent that a particular term or provision affects the legal and/or economic rights of the DIP Agent, the DIP Lenders, the Exit Facility Agent or the Exit Facility Lenders, as applicable, under the Plan, the DIP Credit Agreement or the Exit Facility Credit Agreement and (c) nonseverable and mutually dependent.

xi.	Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

xii.	Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

xiii.	Dates of Actions to Implement the Plan

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

xiv.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including the Post-Emergence Entities.

xv.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

xvi.	Successor and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

xvii.	Entire Agreement

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

xviii.	Exhibits to Plan

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full therein.

xix.	Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered, addressed as follows:

(a) if to the Debtors or the Reorganized Debtors:

Cano Health, Inc.

9725 NW 117th Avenue

Suite 200

Miami, FL 33178

Attn: Mark Kent (mark.kent@canohealth.com)

David Armstrong, Esq. (david.armstrong@canohealth.com)

– and –

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attn: Gary T. Holtzer (gary.holtzer@weil.com)

Jessica Liou (jessica.liou@weil.com)

Kevin Bostel (kevin.bostel@weil.com)

Matthew P. Goren (matthew.goren@weil.com)

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Attn:  Mark D. Collins (collins@rlf.com)

Michael J. Merchant (merchant@rlf.com)

Amanda R. Steele (steele@rlf.com)

– and –

(b) if to the Ad Hoc First Lien Group, to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn:  Scott J. Greenberg, Esq. (sgreenberg@gibsondunn.com)

Michael J. Cohen, Esq. (mcohen@gibsondunn.com)

Christina M. Brown, Esq. (christina.brown@gibsondunn.com)

RxCanoGDC@gibsondunn.com

– and –

Pachulski Stang Ziehl & Jones LLP

919 N. Market Street, 17th Floor

P.O. Box 8705

Wilmington, DE 19899-8705 (Courier 19801)

Attn:  Laura Davis Jones (ljones@pszjlaw.com)

James E. O’Neill (joneill@pszjlaw.com)

VII.

TRANSFER RESTRICTIONS AND CONSEQUENCES

UNDER FEDERAL SECURITIES LAWS

The offer and issuance of and the distribution under the Plan in the event of a Reorganization Transaction of the (i) New Equity Interests to holders of Allowed First Lien Claims, (ii) New Equity Interests to holders of DIP Claims on account of the DIP Participation Fee and (iii) GUC Warrants (and the GUC Warrant Equity) to holders of Allowed General Unsecured Claims shall be exempt from registration under the Securities Act and any other applicable securities laws pursuant to section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale under a chapter 11 plan of a security of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under a plan, if such securities are offered or sold in exchange for a claim against, or an interest in, or a claim for an administrative expense in the case concerning the debtor or such affiliate, or principally in such exchange and partly for cash. In reliance upon this exemption, in the event of a Reorganization Transaction the (i) New Equity Interests offered and issued to holders of Allowed First Lien Claims, (ii) New Equity Interests offered and issued to holders of DIP Claims on account of the DIP Participation Fee and (iii) GUC Warrants (and the GUC Warrant Equity) offered and issued to holders of Allowed General Unsecured Claims generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. These securities may be resold without registration under the Securities Act or other federal or state securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such section 1145 exempt securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Under section 1145(b) of the Bankruptcy Code an “underwriter” for purposes of the Securities Act is one who, except with respect to ordinary trading transactions, (i) purchases a claim against the debtor with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a chapter 11 plan from persons receiving such securities, if the offer to buy is made with a view to distribution or (iv) is an issuer, as used in Section 2(a)(11) of the Securities Act, with respect to such securities, which includes control persons of the issuer. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

Notwithstanding the foregoing, control person underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 of the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. A person who will own ten percent (10%) or more of the voting securities of a reorganized debtor and/or has the right to appoint a director to the board of directors of a reorganized debtor may be presumed to be a control person and, therefore, subject to the foregoing resale limitations under Rule 144.

In any case, recipients of new securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Listing. Upon the Effective Date of the Plan, it is expected that, in the event of a Reorganization Transaction, neither the New Equity Interests nor the GUC Warrants will be publicly traded or listed on any national securities exchange. Accordingly, no assurance can be given that a holder of such securities will be able to sell such securities in the future or as to the price at which any sale may occur.

Legends. To the extent certificated, certificates evidencing the New Equity Interests and the GUC Warrants held by holders of 10% or more of the outstanding New Equity Interests, or who are otherwise underwriters as defined in Section 1145(b) of the Bankruptcy Code, will bear a legend substantially in the form below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

VIII.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF PLAN

The following summary has been provided for informational purposes only. All holders of Claims and Interests are urged to consult their tax advisors concerning the federal, state, local and other tax consequences applicable to them under the Plan.

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, Post-Emergence Entities and to certain holders of Allowed Claims. The following summary does not address the U.S. federal income tax consequences to holders of Claims that are Unimpaired, not entitled to vote, deemed to reject the Plan or otherwise entitled to payment in full in Cash under the Plan, nor to holders of Existing Equity Interests, because such holders are deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations (“Treasury Regulations”), judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or any court. No assurance can be given that the IRS will not assert, or that a court will not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain holders of Allowed Claims in light of their individual circumstances, nor does it address tax issues with respect to such holders of Allowed Claims subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, partnership or other pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, persons who are related to the Debtors within the meaning of the Tax Code, U.S. Holders (defined below) who prepare

“applicable financial statements” (as defined in section 451 of the Tax Code), persons using a mark-to-market method of accounting, holders of Allowed Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the New Equity Interests, or any other consideration received under the Plan, as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a holder of an Allowed Claim holds only Allowed Claims in a single Class and holds its Allowed Claims as “capital assets” (within the meaning of section 1221 of the Tax Code). This discussion does not address special considerations that may apply to persons who are holders of both Allowed Claims and Existing Equity Interests. This summary does not address any special arrangements or contractual rights that are not being received or entered into in respect of an underlying Claim, including the tax treatment of holders of Claims in their capacity as DIP Backstop Parties or an investment by a third party in New Equity Interests in the case of a Plan Sponsorship Investment.

This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form. In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it address the Foreign Account Tax Compliance Act.

For purposes of this discussion, a “U.S. Holder” is a holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) has authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of section 7701(a)(30) of the Tax Code). For purposes of this discussion, a “Non-U.S. Holder” is any holder that is not a U.S. Holder or a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are holders are urged to consult their respective tax advisors regarding the U.S. federal, state, local and other tax consequences of the Plan.

A.	U.S. Federal Income Tax Treatment May Vary Depending on Structure of Plan

The Plan provides for a restructuring pursuant to either (i) a Reorganization Transaction or (ii) a Whole-Co Sale Transaction. Under a Reorganization Transaction (i)(x) the 1L Exit Facility Loans, (y) 100% of the New Equity Interests (subject to the terms of any Plan Sponsor Investment), and (z) if applicable, the Plan Sponsor Investment Proceeds and/or the Discrete Asset Sale Proceeds will be distributed to holders of First Lien Claims on account of their Allowed Claims in accordance with the Plan and (ii)(x) the GUC Warrants, (y) MSP Recovery Proceeds, and (z) Litigation Trust Proceeds will be distributed to holders of General Unsecured Claims on account of their Allowed Claims in accordance with the Plan. Under a Whole-Co Sale Transaction all, or substantially all, of the Debtors’ assets will be sold for the Whole-Co Sale Transaction Proceeds, and (i)(x) the Whole-Co Sale Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims (including the Participation Fee (except in the event the Whole-Co Sale Transaction Proceeds are sufficient to repay in full in Cash all Allowed DIP Claims (without taking into account the Participation Fee) and Allowed First Lien Claims))), Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims and (y) if applicable, the Discrete Asset Sale Proceeds, will be distributed to holders of First Lien Claims on account of their Allowed Claims in accordance with the Plan and (ii)(x) the Whole-Co Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims), Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed First Lien Claims, and Allowed Other Secured Claims, including for the amount required to satisfy in full, or otherwise render Unimpaired Allowed First Lien Claims, (y) MSP Recovery Proceeds, and (z) Litigation Trust Proceeds will be distributed to holders of General Unsecured Claims on account of their Allowed Claims in accordance with the Plan.

In addition, a Reorganization Transaction may include a Plan Sponsor Investment and either a Reorganization Transaction or a Whole-Co Sale Transaction may be coupled with a Discrete Asset Sale. Because the contours of any Plan Sponsor Investment or Discrete Asset Sale are not known at this time, the following discussion does not address the U.S. federal income tax consequences of any such transaction. Furthermore, this summary assumes that any Plan Sponsorship Investment Proceeds, or Discrete Asset Sale Proceeds will be Cash.

As discussed below, the U.S. federal income tax consequences of the Plan to the Debtors, Post-Emergence Entities and holders of Allowed Claims may differ depending on the structure that is ultimately implemented. The structure that will be utilized to implement a Reorganization Transaction or a Whole-Co Sale Transaction is currently uncertain.

A Reorganization Transaction allows for the possibility of alternative structures in which the issuer of the 1L Exit Facility Loans, the New Equity Interests and the GUC Warrants may be: (i) CHI or a subsidiary of CHI (“Reorganized CHI”) or (ii) a new corporation (“NewCo”) that holds (directly or indirectly) the assets of the Debtors. In each case, the transactions may be fully taxable or tax-free (in whole or in part) to CHI and certain holders of Allowed Claims. This summary assumes that the issuer of the 1L Exit Facility Loans, New Equity Interests and the GUC Warrants will be a corporation incorporated in the United States.

A Whole-Co Sale Transaction may be fully taxable or tax-free (in whole or in part) to CHI and certain holders of Allowed Claims. This summary assumes, however, that the Whole-Co Sale Transaction Proceeds will be Cash, and thus that a Whole-Co Sale Transaction would be expected to be a fully taxable transaction for the Debtors and holders of Allowed Claims.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ALL HOLDERS OF CLAIMS AND EXISTING EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors

For U.S. federal income tax purposes, (i) CHI is treated as a corporation, (ii) PCIH is treated as a partnership and (iii) each of the other Debtors is treated as a disregarded entity of PCIH (other than (i) PPG Puerto Rico Blocker, Inc., which is treated as a corporation wholly owned by Cano Health, LLC, and (ii) Physicians Partners Group Puerto Rico, LLC a disregarded entity of PPG Puerto Rico Blocker, Inc.).

As a partnership or disregarded entities, PCIH and the other Debtors (other than CHI and PPG Puerto Rico Blocker, Inc., collectively the “Flow-Through Debtors”) are not themselves subject to U.S. federal income tax. Instead, each unitholder of PCIH (including CHI) is required to report on its U.S. federal income tax return, and is subject to tax in respect of, its distributive share of each item of income, gain, loss, deduction and credit of PCIH (and its disregarded entities, i.e., the other Flow-Through Debtors other than Physicians Partners Group Puerto Rico, LLC). Accordingly, the U.S. federal income tax consequences of the restructuring transactions under the Plan with respect to PCIH (and its disregarded entities) generally will not be borne by PCIH (or its disregarded entities), but instead will be borne by holders of Existing PCIH Interests, including CHI and the other historic owners of the Existing PCIH Interests. Holders of Existing PCIH Interests are urged to consult their tax advisor. In addition, each item of income, gain, loss, deduction and credit of the non-PCIH Flow-Through Debtors (other than Physicians Partners Group Puerto Rico, LLC) are treated as realized and recognized by PCIH, and, thus, proportionately taken into account by CHI.

As of December 31, 2023, CHI had $350.8 million of estimated U.S. federal net operating loss (“NOL”) carryovers, estimated excess business expense carryforwards of approximately $97.2 million and certain other favorable tax attributes, including state NOLs and net unrealized built-in asset losses. The amount of any such NOLs and other tax attributes, and the application of any limitations, remain subject to audit and potential adjustment by the IRS. The estimated NOL carryovers could be also be subject to certain limitations if it is determined that there was a historical change of ownership for purposes of section 382. See Section VIII.B.ii.b. – “General Section 382 Annual Limitation” below.

Certain equity trading activity and other actions prior to the Effective Date could result in an ownership change of the Debtors independent of the Plan, which could adversely affect the ability of the Debtors to utilize their tax attributes. In an attempt to minimize the likelihood of such an ownership change occurring, the Debtors obtained a final order from the Bankruptcy Court authorizing certain protective equity trading procedures [Docket No. 255].17

[17]	See also SEC Form 8-K filed on February 12, 2024 which can be found at the following link: https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/1800682/000119312524030677/d780400d8k.htm

As discussed below, in connection with the implementation of the Plan, the Debtors expect that any cancellation of debt income (“CODI”) and/or Tufts Gain (defined below) will be allocated from PCIH to CHI and PCIH’s other unitholders at the time any such income or gain is recognized in accordance with their respective interests in PCIH. See Section VIII.B.i. – “Cancellation of Debt, Reduction of Tax Attributes and Tufts Gain”, below.

As a result of certain Reorganization Transactions where CHI or a tax successor thereto is the issuer of the 1L Exit Facility Loans, the New Equity Interests and the GUC Warrants (a “CHI Successor Transaction”), the applicable Post-Emergence Entities may not realize or recognize gain or loss and may retain or succeed to CHI’s NOL carryovers and other tax attributes, including pursuant to section 381 of the Tax Code, however, such NOL carryovers and potentially other tax attributes of CHI could become subject to limitation under section 382 of the Tax Code as a result of such Reorganization Transactions.

In contrast, in the event of a Reorganization Transaction that is fully taxable or a Whole-Co Sale Transaction, the Debtors generally will recognize gain or loss on the disposition of assets in an amount equal to the difference, if any, between (i) the sum of the consideration received, including the amount of any liabilities assumed, and (ii) the tax basis in such assets, and the acquirer generally would not succeed to any of CHI’s NOL carryovers and other tax attributes.

i.	Cancellation of Debt, Reduction of Tax Attributes and Tufts Gain

In connection with the Plan, CHI may recognize a substantial amount of CODI as a result of cancellation of indebtedness of the Debtors (generally, indirectly through its ownership interest in PCIH and one or more of the other Flow-Through Debtors). In such case, although the applicable Post-Emergence Entities may retain or succeed to CHI’s NOL carryovers and other tax attributes as a result of a CHI Successor Transaction, such NOL carryovers and other tax attributes may, depending on certain factors, be reduced by the amount of such CODI excluded from U.S. federal taxable income under section 108 of the Tax Code.

In general, absent an exception, a taxpayer will realize and recognize CODI upon satisfaction of its outstanding indebtedness for total consideration with a fair market value less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness of the taxpayer issued and (iii) the fair market value of any other consideration, in each case, given in satisfaction of such indebtedness at the time of the exchange, except to the extent that payment of indebtedness would have given rise to a deduction or another exception is available.

Under section 108 of the Tax Code, however, a debtor will not be required to include any amount of CODI in its gross income (a) if the debtor is under the jurisdiction of a court in a chapter 11 case and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”) or (b) to the extent that the debtor is insolvent before the discharge, but only to the extent of the debtor’s insolvency (the “Insolvency Exception”).

Special rules apply to entities that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships that realize CODI. In particular, CODI is allocated to the partners under applicable U.S. federal income tax principles, so the Bankruptcy Exception is only available if the partner is under the jurisdiction of a court in a title 11 case. Under section 108(d)(6) of the Tax Code, when an entity that is a pass-through entity (such as PCIH) recognizes CODI, its partners are treated as receiving their allocable share of such CODI and the Bankruptcy Exception and the Insolvency Exception (and related attribute reduction) are applied at the partner level rather than at the entity level. Accordingly, each unitholder of PCIH (including CHI) will be treated as receiving their allocable share, if any, as determined for U.S. federal income tax purposes, of the CODI recognized by PCIH and the other Flow-Through Debtors (other than Physicians Partners Group Puerto Rico, LLC).

A debtor must reduce its tax attributes by the amount of CODI excluded from gross income under the Bankruptcy Exception or the Insolvency Exception pursuant to section 108 of the Tax Code. Any reduction in tax attributes in respect of CODI generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the CODI is incurred. In general, tax attributes will be reduced in the following order: (a) U.S. federal NOLs and NOL carryovers; (b) general business credit carryovers; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor will remain subject immediately after the discharge); (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. Alternatively, the debtor may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code (which can include a reduction in the basis of a partnership interest, but only if the “inside” basis of assets in the partnership are also reduced), though it has not been determined whether the Debtors will make this election. Any excess CODI over the amount of available tax attributes generally will not give rise to U.S. federal income tax and generally will have no other U.S. federal income tax impact.

Notwithstanding the foregoing, under certain circumstances the cancellation of indebtedness will not give rise to CODI. In particular, if property that is subject to nonrecourse debt is turned over to the creditors in a foreclosure transaction (or is sold for less than the amount of the outstanding debt), the transaction is treated as though the property subject to such nonrecourse debt was sold for an amount equal to that of the outstanding nonrecourse debt (where any such gain is referred to as “Tufts Gain”). See Tufts v. Comm’r, 461 U.S. 300 (1983). Accordingly, a taxpayer who engages in such a transaction will realize taxable Tufts Gain equal to the difference of the amount of the outstanding nonrecourse debt (if such amount is greater than the amount that would otherwise be realized for U.S. federal income tax purposes) and its adjusted tax basis in the property sold under section 1001 of the Tax Code, rather than CODI. Additionally, neither the Bankruptcy Exception nor the Insolvency Exception is available with respect to Tufts Gain.

The exact amount of CODI and/or Tufts Gain (if any) that will be realized by the Debtors will not be determinable until after the consummation of the Plan. Accordingly, the Debtors are currently unable to determine the precise effect that the rules with respect to CODI and/or Tufts Gain will have on the Debtors, the applicable Post-Emergence Entities, and their U.S. federal income tax attributes.

ii.	Limitation of NOL Carryovers and Other Tax Attributes under Sections 382 and 383 of the Tax Code

After giving effect to the reduction in tax attributes from excluded CODI, although the applicable Post-Emergence Entities may retain or succeed to CHI’s NOL carryovers and other tax attributes as a result of a CHI Successor Transaction, the ability to use such NOL carryovers and other tax attributes post-emergence may be subject to certain limitations under sections 382 and 383 of the Tax Code.

a)	General Sections 382 and 383 Annual Limitations

Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its NOLs and NOL carryovers, disallowed business interest carryforwards, tax credit carryforwards, net unrealized built-in losses, and possibly certain other attributes of such corporation allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future U.S. federal taxable income generally are subject to an annual limitation. For this purpose, if a corporation has a net unrealized built-in losses at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then, generally, built-in losses (including amortization or depreciation deductions attributable to such built-in losses) and deductions recognized during the following 5 years (up to the amount of the original net unrealized built-in losses) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s net unrealized built-in losses will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Based on information currently available to the Debtors, CHI may have a net unrealized built-in losses as of the expected Effective Date.

The rules of sections 382 and 383 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that, although the applicable Post-Emergence Entities may succeed to CHI’s NOL carryovers and other tax attributes as a result of a CHI Successor Transaction, the issuance of the New Equity Interests pursuant to the Plan in such a Reorganization Transaction could result in an “ownership change” of the Debtors for these purposes, and that the applicable Post-Emergence Entities’ use of Pre-Change Losses may be subject to an annual limitation, unless the special 382(l)(5) Exception (described below in Section VIII.B.ii.c. – “Special Bankruptcy Rules” (the “Special Bankruptcy Rules”)) applies.

b)	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs (e.g., 3.44% for ownership changes occurring in March 2024)).

The amount of the annual limitation may be increased, up to the amount of any net unrealized built-in gain (if any) at the time of the ownership change, to the extent that the applicable Post-Emergence Entities recognize certain built-in gains in their assets during the 5-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65, though the Debtors do not currently anticipate these rules will apply to them as a result of their expected net unrealized built-in losses.18 If a loss corporation has a net unrealized built-in loss immediately prior to the ownership change, certain losses recognized during the 5-year period following the ownership change also would be subject to the annual limitation and thus may reduce the amount of post-change losses and deductions that could be used by the loss corporation during such 5-year period. Any unused portion of the annual limitation that is not used in a given year may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

Notwithstanding the rules described above, unless the special 382(l)(5) Exception in the Special Bankruptcy Rules applies, if subsequent to an ownership change, a corporation and its subsidiaries do not continue the corporation’s historic business or use a significant portion of its historic business assets in a new business for at least 2 years after the ownership change, the annual limitation resulting from the ownership change is zero, precluding utilization of the corporation’s Pre-Change Losses (absent any increases due to the recognition of any built-in gains as of the time of the ownership change). Special rules (discussed immediately below) may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding. See Section VIII.B.ii.c – “Special Bankruptcy Rules” below.

c)	Special Bankruptcy Rules

A special bankruptcy exception to the foregoing annual limitation rules, in section 382(l)(5) of the Tax Code, generally applies when shareholders and “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interest or claims (as applicable), at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not subject to the annual limitation. If this exception applies, however, the debtor’s Pre-Change Losses are required to be recomputed to exclude certain previously deducted interest with respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the applicable Post-Emergence Entities undergo another “ownership change” within 2 years after the Effective Date, then the applicable Post-Emergence Entities’ Pre-Change Losses thereafter would be effectively eliminated in their entirety. If the applicable Post-Emergence Entities were to undergo another “ownership change” after the expiration of this 2-year period, the resulting annual limitation would be determined under the regular rules for ownership changes under section 382 and 383 of the Tax Code.

[18]

On September 9, 2019, the IRS issued proposed Treasury Regulations that would significantly modify the calculation and treatment of built-in gains and losses for purposes of computing the annual limitation, which generally would be effective prospectively after the time they become final, but would not apply with respect to ownership changes pursuant to an order entered in a chapter 11 case that was commenced prior to the regulations becoming effective. Accordingly, the Debtors do not expect the proposed Treasury Regulations to apply to them or to the applicable Post-Emergence Entities with respect to an ownership change that occurs pursuant to the Plan.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for the 382(l)(5) Exception or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule generally will apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule for determining the annual limitation, which requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the ownership change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception because the debtor corporation is not required to recompute its Pre-Change Losses to exclude certain previously deducted interest with respect of all debt converted into stock in the reorganization and the debtor may undergo a change of ownership within 2 years without automatically triggering the elimination of its Pre-Change Losses. Rather, the resulting limitation from a subsequent ownership change would be determined under the regular rules for ownership changes under section 382 and 383 of the Tax Code.

The Debtors do not currently know whether they are eligible for the 382(l)(5) Exception or the 382(l)(6) Exception and, regardless of whether the 382(l)(5) Exception is available, the applicable Post-Emergence Entities may decide to affirmatively elect out of the 382(l)(5) Exception. In addition, the application of these rules to a circumstance where the obligor of the debt converted into stock in the reorganization is a partnership in which the corporation is a partner is not clear. Whether the applicable Post-Emergence Entities take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the applicable Post-Emergence Entities’ use of their Pre-Change Losses after the Effective Date may be adversely affected if a subsequent “ownership change” within the meaning of section 382 of the Tax Code were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Certain Allowed Claims

The following discussion assumes that the Debtors will undertake a Reorganization Transaction or a Whole-Co Sale Transaction as currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to U.S. Holders. Multiple material elements of the corporate and capital structure of the Post-Emergence Entities, including the specific structure and transactions that will be implemented to achieve that corporate and capital structure, have not yet been determined. The U.S. federal income tax consequences will depend in significant part on the final mechanisms that result in the consummation of the transactions contemplated by the Plan. Accordingly, the tax consequences of the Plan to U.S. Holders cannot currently be known, and U.S. Holders of Allowed Claims should consult their own tax advisors with respect to any potential tax consequences of the Plan applicable to them.

i.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed First Lien Claims

In full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed First Lien Claim, on the Effective Date, each U.S. Holder of an Allowed First Lien Claim shall receive, either: (a) in the event of a Reorganization Transaction, its Pro Rata share of (i) the 1L Exit Facility Loans, (ii) 100% of the New Equity Interests, and (iii) if applicable, the Plan Sponsorship Investment Proceeds and/or the Discrete Asset Sale Proceeds; or (b) in the event of a Whole-Co Sale Transaction, such holder’s Pro Rata share of the (x) Whole-Co Sale Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims (including the Participation Fee (except in the event the Whole-Co Sale Transaction Proceeds are sufficient to repay in full in Cash all Allowed DIP Claims (without taking into account the Participation Fee) and Allowed First Lien Claims))), Allowed Priority Tax Claims, Allowed Other Priority Claims, and Allowed Other Secured Claims and (y) if applicable, the Discrete Asset Sale Proceeds. The following discussion assumes that the Plan Sponsorship Investment Proceeds, the Discrete Asset Sale Proceeds and the Whole-Co Sale Transaction Proceeds will be Cash.

a)	Reorganization Transaction

A Reorganization Transaction may be structured in a manner such that receipt of all consideration by U.S. Holders of Allowed First Lien Claims (including the New Equity Interests and the 1L Exit Facility Loans) in exchange for such Allowed First Lien Claims is fully taxable under section 1001 of the Tax Code. In such case, a U.S. Holder of an Allowed First Lien Claim generally would recognize gain or loss in an amount equal to (a) the sum of (x) the aggregate fair market value, as of the Effective Date, of the New Equity Interests, (y) the “issue price” of the 1L Exit Facility Loans and (z) any Cash consideration received in respect of such Allowed First Lien Claims (other than any such consideration treated as received in satisfaction of accrued but untaxed interest, and subject to the rules relating to market discount, on such Allowed First Lien Claims, as discussed below under Section VIII.C.iii.a. – “Accrued Interest” and Section VIII.C.iii.b. – “Market Discount”), less (b) such U.S. Holder’s adjusted tax basis in such Allowed First Lien Claims (other than any tax basis attributable to accrued but untaxed interest, possibly accrued OID, and subject to the rules relating to market discount).

The issue price of the 1L Exit Facility Loans will depend on whether a substantial amount of the New Equity Interests, the 1L Exit Facility Loans and the Allowed First Lien Claims are considered to be “traded on an established market.” In general, a debt instrument (including the 1L Exit Facility Loans and the Allowed First Lien Claims or, as discussed below, the New Equity Interests) will be treated as traded on an established market if, at any time during the 31-day period ending 15 days after the issue date, (a) a “sales price” for an executed purchase or sale of the debt instrument during such 31-day period appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the debt instrument; or (c) an “indicative” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property and the price quote is not a firm quote. Whether the New Equity Interests, the 1L Exit Facility Loans or the Allowed First Lien Claims will be, or will continue to be, as applicable, traded on an established market for these purposes cannot be predicted with certainty.

Holders of Allowed First Lien Claims are receiving debt instruments, the 1L Exit Facility Loans, along with the New Equity Interests and potentially Cash in exchange for their Claims. In such a case, the “investment unit” rules may apply to the determination of the issue price of the debt instruments issued as part of such investment unit. The issue price of an investment unit generally is determined in the same manner as the issue price of a debt instrument. As a result, the issue price of the investment unit will depend on whether the investment unit is considered, for U.S. federal income tax purposes and applying rules similar to those applied to debt instruments, to be traded on an established market.

If all elements of an “investment unit” are traded on an established market, then the issue price of the investment unit itself is determined by the fair market value of the investment unit’s components. If no elements of an investment unit are traded on an established market, but the Claim exchanged for such investment unit is traded on an established market, then the fair market value of the Claim exchanged for such investment unit will determine the issue price of the investment unit. The application of the investment unit rules are subject to significant uncertainty where a portion of the investment unit is traded on an established market (e.g., debt instruments), but a portion (e.g., the New Equity Interests) is not. U.S. Holders of Allowed First Lien Claims receiving debt instruments in partial exchange for such Claims should consult with their own tax advisors regarding the application of the investment unit rules applicable to them.

If an issue price is determined for the investment unit received in exchange for surrendered Allowed First Lien Claims under the above rules, then the issue price of an investment unit is allocated among the elements of consideration making up the investment unit based on their relative fair market values, with such allocation determining the issue price of the 1L Exit Facility Loans.

An issuer’s allocation of the issue price of an investment unit is binding on all U.S. Holders of the investment unit, unless a U.S. Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

The issue price of the 1L Exit Facility Loans as determined under the rules described above may not equal the stated redemption price at maturity of the 1L Exit Facility Loans and the 1L Exit Facility Loans could be treated as issued with OID. See Section VIII.D.i.b. – “OID” below for a discussion of OID.

A U.S. Holder’s holding period for the New Equity Interests and the 1L Exit Facility Loans generally will begin the day following the exchange. Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction. Long-term capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Allowed First Lien Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c below – “Limitations on Use of Capital Losses” below.

Alternatively, a Reorganization Transaction may be structured in a manner that is eligible, in whole or in part, for nonrecognition treatment under the Tax Code with respect to the exchange of Allowed First Lien Claims for the New Equity Interests and the 1L Exit Facility Loans (but not with respect to the receipt of any other consideration). The exact consequences to U.S. Holders of Allowed First Lien Claims will depend on the structure and mechanics selected and the provisions of the Tax Code giving rise to such nonrecognition treatment (including potentially whether an Allowed First Lien Claim constitutes a “security” for U.S. federal income tax purposes). The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of 5 years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities.

In general, under the potentially relevant nonrecognition provisions of the Tax Code, exchanging U.S. Holders could be treated as recognizing certain gains, but not losses, or, in certain circumstances, it may be that no gain or loss is recognized (other than with respect to any consideration received that is (i) not the New Equity Interests or the 1L Exit Facility Loans (ii) attributable to accrued but untaxed interest, or (iii) subject to the rules relating to market discount as described below). See Section VIII.C.iii.a. “Accrued Interest” and Section VIII.C.iii.b.– “Market Discount”, below. To the extent the New Equity Interests or the 1L Exit Facility Loans are received without the recognition of gain or loss, a U.S. Holder should obtain an aggregate tax basis in such property, other than any amounts treated as received in satisfaction of accrued but untaxed interest, and subject to the rules relating to market discount, equal to the adjusted tax basis of the Allowed First Lien Claim exchanged therefor reduced by the amount of any other consideration received and increased by any gain recognized, and such U.S. Holder’s holding period in such property should include the holding period of such U.S. Holder’s underlying Allowed First Lien Claim.

The tax consequences to a U.S. Holder of an Allowed First Lien Claim will depend in significant part on the final mechanism that results in the consummation of the transactions contemplated by the Plan. U.S. Holders of such claims should consult their tax advisors for tax consequences applicable to them.

b)	Whole-Co Sale Transaction

The exchange of an Allowed First Lien Claim for Cash consideration in a Whole-Co Sale Transaction generally is expected to be fully taxable and gain or loss is expected to be recognized by a U.S. Holder of an Allowed First Lien Claim. Such gain or loss is expected to be recognized in an amount equal to the difference, if any, between the Cash consideration received and the U.S. Holder’s adjusted tax basis in the Allowed First Lien Claim. Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Allowed First Lien Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Allowed First Lien Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction. Long-term capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Allowed First Lien Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c – “Limitations on Use of Capital Losses” below.

ii.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed GUC Claims

In full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed GUC Claim, on the Effective Date, each U.S. Holder of an Allowed GUC Claim shall receive, either: (a) in the event of a Reorganization Transaction, its Pro Rata share of (i) GUC Warrants, (ii) MSP Recovery Proceeds, and (iii) the right to the Litigation Trust Proceeds (the “Litigation Trust Interests”); or (b) in the event of a Whole-Co Sale Transaction, its Pro Rata share of (i) the Whole-Co Sale Transaction Proceeds, if any, after deducting for the amount required to satisfy in full, or otherwise render Unimpaired all Allowed Administrative Expense Claims (including, for the avoidance of doubt, all Allowed DIP Claims), Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed First Lien Claims, and Allowed Other Secured Claims, (ii) MSP Recovery Proceeds, and (iii) Litigation Trust Interests. The following discussion assumes that the MSP Recovery Proceeds will be Cash.

a)	The Litigation Trust

The Litigation Trust is intended to be treated as a “liquidating trust” within the meaning of section 301.7701-4(d) of the Treasury Regulations for U.S. federal income tax purposes, which is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a “grantor trust” (i.e., a pass-through entity) with the holders of Litigation Trust Interests as the grantors.

If any assets in the Litigation Trust are allocable to Disputed Claims, the Litigation Trustee may elect to treat such amounts as a “disputed ownership fund” governed by section 1.468B-9 of the Treasury Regulations. A disputed ownership fund generally is treated as a separate corporate entity for U.S. federal income tax purposes and is generally subject to tax on amounts it earns on a current basis.

The Debtors intend to treat the transfer of assets (other than any assets allocable to Disputed Claims) by the Debtors to the Litigation Trust as (i) a deemed transfer of such assets to holders of Allowed GUC Claims receiving Litigation Trust Interests in proportion to their interests in the Litigation Trust in partial satisfaction of such holder’s Allowed GUC Claims, followed by (ii) the deemed transfer by such holders to the Litigation Trust of such assets in exchange for their Litigation Trust Interests.

b)	Reorganization Transaction

A Reorganization Transaction may be structured in a manner such that receipt of all consideration by a U.S. Holder in exchange for its Allowed GUC Claims is a fully taxable transaction under section 1001 of the Tax Code to such U.S. Holder. Accordingly, a U.S. Holder of Allowed GUC Claims would generally recognize gain or loss in an amount equal to the difference, if any, between (i) such U.S. Holder’s share of the aggregate fair market value of (x) the GUC Warrants, (y) Cash consideration and (z) assets deemed transferred to the Litigation Trust (other than any portion deemed received in respect of such Allowed GUC Claims for accrued but untaxed interest and subject to the rules relating to market discount), and (ii) the U.S. Holder’s adjusted tax basis in its Allowed GUC Claims immediately prior to the exchange (other than any tax basis attributable to accrued but untaxed interest, possibly accrued OID, and subject to the rules relating to market discount). A U.S. Holder is expected to have ordinary interest income to the extent of any consideration allocable to accrued but untaxed interest not previously included in income. Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Allowed GUC Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Allowed GUC Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction. Long-term capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Allowed GUC Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c– “Limitations on Use of Capital Losses” below.

Alternatively, a Reorganization Transaction may be structured in a manner that is eligible, in whole or in part, for nonrecognition treatment under the Tax Code with respect to the receipt of the GUC Warrants (but not the receipt of any Cash consideration, and assets deemed transferred to the Litigation Trust) under the Tax Code. The exact consequences to U.S. Holders of an Allowed GUC Claims will depend on the structure and mechanics selected and the provisions of the Tax Code giving rise to such nonrecognition treatment (including potentially whether an Allowed GUC Claim constitutes a “security” for U.S. federal income tax purposes). See Section VIII.C.i.a – “Reorganization Transaction” above for a discussion on whether an instrument is a “security.” In general, however, under such nonrecognition provisions of the Tax Code, exchanging U.S. Holders could be treated as recognizing certain gains, but not losses, or, in certain circumstances, it may be that no gain or loss is recognized (other than with respect to any amounts received that are attributable to accrued but untaxed interest, and subject to the rules relating to market discount as described below under Section VIII.C.iii.a. – “Accrued Interest” and Section VIII.C.iii.b. – “Market Discount”). To the extent a GUC Warrant is received without the recognition of gain or loss, a U.S. Holder should obtain an aggregate tax basis in such GUC Warrant, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, and subject to the rules relating to market discount, equal to the adjusted tax basis of the Allowed GUC Claim exchanged therefor reduced by any other consideration received and increased by any gain recognized, and such U.S. Holder’s holding period in such property should include the holding period of such U.S. Holder’s underlying Claim. To the extent a portion of the consideration received under the Plan is allocable to accrued but untaxed interest or market discount (which differs from the treatment described above), see Section VIII.C.iii.a. – “Accrued Interest” and Section VIII.C.iii.b. – “Market Discount” below.

The tax consequences to a U.S. Holder of an Allowed GUC Claims will depend in significant part on the final mechanism that results in the consummation of the transactions contemplated by the Plan. U.S. Holders of such claims should consult their tax advisors for tax consequences applicable to them.

c)	Whole-Co Sale Transaction

The exchange of Allowed GUC Claim for Cash consideration and Litigation Trust Interests in a Whole-Co Sale Transaction is generally fully taxable and gain or loss is recognized by a U.S. Holder of an Allowed First Lien Claim. Such gain or loss is recognized in an amount equal to the difference, if any, between (i) the sum of the Cash consideration received and the assets deemed transferred to such U.S. Holder attributable to the Litigation Trust Interests Received and (ii) the U.S. Holder’s adjusted tax basis in the Allowed GUC Claim. Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim has accrued but untaxed interest or was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction. See Section VIII.C.iii.a. – “Accrued Interest” and Section VIII.C.iii.b. – “Market Discount” below. Long-term capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Allowed First Lien Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c. – “Limitations on Use of Capital Losses” below. See Section VIII.C.ii.a. – “The Litigation Trust” above for a discussion of the consequences of receipt of the Litigation Trust Interests.

iii.	Treatment of Amounts Received on Allowed Claims Attributable to Accrued Interest and Market Discount and Limitations on Capital Losses

a)	Accrued Interest

To the extent that any amount received by a U.S. Holder of an Allowed Claim under the Plan is attributable to accrued but untaxed interest on the debt instruments constituting the surrendered Allowed Claim, the receipt of such amount would be expected to be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder), even if consideration was otherwise being received without the recognition of gain. Conversely, a U.S. Holder of an Allowed Claim may be able to recognize a deductible loss to the extent that any accrued interest or amortized OID on the debt instruments constituting such Allowed Claim was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. By analogy, it is also unclear whether a U.S. Holder of an Allowed Claim that does not constitute a “security” would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full. See Section VIII.C.i.a – “Reorganization Transaction” above for a discussion on whether an instrument is a “security.”

The Plan provides that to the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution is to be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of the Allowed Claim and then to accrued but unpaid interest. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. U.S. Holders of Allowed Claims are urged to consult their own tax advisor regarding the allocation of consideration received by them under the Plan.

b)	Market Discount

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of an Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on such Allowed Claims. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (i) in the case of a debt instrument issued without OID, the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with OID, its adjusted issue price (generally, the aggregate amount of OID accrued on a holder’s debt instrument prior to such holder’s acquisition of the debt instrument), in each case by at least a de minimis amount (generally equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of an Allowed Claim (determined as described above) that was acquired with market discount is expected to be treated as ordinary income to the extent of the market discount that accrued thereon while the Allowed Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). U.S. Holders are urged to consult their tax advisors concerning the application of the market discount rules to their Allowed Claims.

c)	Limitations on Use of Capital Losses

A U.S. Holder who recognizes capital losses as a result of the exchanges under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 annually ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the 3 years preceding the capital loss year or may carry over unused capital losses for the 5 years following the capital loss year.

D.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of Plan Consideration

i.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the 1L Exit Facility Loans

The following discussion assumes that the 1L Exit Facility Loans will be treated as debt for U.S. federal income tax purposes and that the “contingent payment debt instrument” rules do not apply. U.S. Holders should consult their own tax advisors regarding the application of these rules to their tax position.

a)	Payments of Qualified Stated Interest

Payments or accruals of “qualified stated interest” (as defined below) on the 1L Exit Facility Loans will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or are received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” generally means stated interest that is unconditionally payable in Cash or property (other than debt instruments of the issuer) at least annually during the entire term of the 1L Exit Facility Loans at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices.

b)	OID

A debt instrument is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount.

The amount of OID (if any) on the 1L Exit Facility Loans will be the difference between the “stated redemption price at maturity” (the sum of all payments to be made on the debt instrument other than “qualified stated interest”) of the 1L Exit Facility Loans and the “issue price” (as discussed above under Section VIII.C.i. – “Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed First Lien Claims” and Section VIII.C.ii. – “Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed GUC Claims”) of the 1L Exit Facility Loans. Stated interest payable at a fixed rate is “qualified stated interest” if it is unconditionally payable in Cash at least annually. The terms of the 1L Exit Facility Loans have not yet been determined; to the extent not all the interest on the 1L Exit Facility Loans is unconditionally payable in Cash at least annually, the 1L Exit Facility Loans may be considered to be issued with OID. Moreover, the 1L Exit Facility Loans could be treated as issued with OID to the extent the allocation rules described above result in the 1L Exit Facility Loans having an issue price that is less than their stated redemption price at maturity. See Section VIII.C.i. – “Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed First Lien Claims” above.

A U.S. Holder (whether a Cash or accrual method taxpayer) generally will be required to include the OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), possibly in advance of the U.S. Holder’s receipt of Cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder will be equal to a ratable amount of OID with respect to the 1L Exit Facility Loans for each day in an accrual period during the taxable year or portion of the taxable year on which a U.S. Holder held the 1L Exit Facility Loans. An accrual period may be of any length and the accrual periods may vary in length over the term of the 1L Exit Facility Loans, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the 1L Exit Facility Loan’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (ii) the sum of the qualified stated interest payments on the 1L Exit Facility Loans allocable to the accrual period. The adjusted issue price of the 1L Exit Facility Loans at the beginning of any accrual period generally equals the issue price of the 1L Exit Facility Loans increased by the amount of all previously accrued OID and decreased by any Cash payments previously made on the 1L Exit Facility Loans other than payments of qualified stated interest. The rules regarding OID are complex. U.S. Holders should are urged to consult their own tax advisors regarding the consequences of OID, including the amount of OID that would be included in gross income for a taxable year.

c)	Sale, Taxable Exchange or other Taxable Disposition

Upon the disposition of the 1L Exit Facility Loans by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest, which will be taxed as ordinary interest income to the extent not previously so taxed, and subject to the rules relating to market discount) and (ii) the U.S. Holder’s adjusted tax basis in the 1L Exit Facility Loans. A U.S. Holder’s adjusted tax basis will generally be equal to a holder’s initial tax basis in the 1L Exit Facility Loans increased by any accrued OID previously included in such holder’s gross income. A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such the 1L Exit Facility Loans for longer than one year. Non-corporate taxpayers are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c above – “Limitations on Use of Capital Losses”, above.

ii.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of the New Equity Interests

a)	Dividends on the New Equity Interests

Any distributions made on account of the New Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of NewCo or Reorganized CHI, as applicable, as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its New Equity Interests. Any distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

b)	Sale, Redemption, or Repurchase of the New Equity Interests

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Equity Interests. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Equity Interests for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c. – “Limitations on Use of Capital Losses” above.

iii.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of GUC Warrants

a)	Exercise or Lapse of a GUC Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of shares of stock of NewCo or Reorganized CHI, as applicable, upon exercise of a GUC Warrant for Cash. The U.S. holder’s basis in the shares of stock of NewCo or Reorganized CHI, as applicable, received upon exercise of the GUC Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial basis in the GUC Warrant and the exercise price. It is unclear whether the U.S. Holder’s holding period for the shares of stock of NewCo or Reorganized CHI, as applicable, received upon exercise of the GUC Warrants will begin on the date following the date of exercise or on the date of exercise of the GUC Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the GUC Warrants. If a GUC Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s basis in the GUC Warrant.

The tax consequences of a cashless exercise of a GUC Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the shares of stock received generally should equal the U.S. Holder’s basis in the GUC Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the shares of stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the GUC Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the GUC Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of stock of NewCo or Reorganized CHI, as applicable, would include the holding period of the GUC

Warrant exercised therefor. It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered GUC Warrants with an aggregate fair market value equal to the exercise price for the total number of GUC Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the GUC Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such GUC Warrants. In this case, a U.S. Holder’s basis in the shares of stock of NewCo or Reorganized CHI, as applicable, received would equal the sum of the U.S. Holder’s basis in the GUC Warrants exercised and the exercise price of such GUC Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of stock of NewCo or Reorganized CHI, as applicable, would commence on the date following the date of exercise or on the date of exercise of the GUC Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of stock of NewCo or Reorganized CHI, as applicable, received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise applicable to them.

b)	Possible Constructive Distributions

The terms of each GUC Warrant are not yet known, but may provide for an adjustment to the number of shares of stock of NewCo or Reorganized CHI, as applicable, for which the GUC Warrant may be exercised or to the exercise price of the GUC Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the GUC Warrants would, however, be treated as receiving a constructive distribution from NewCo or Reorganized CHI, as applicable, if, for example, the adjustment to the number of such shares or to such exercise price increases the U.S. Holders’ proportionate interest in the assets or earnings and profits of NewCo or Reorganized CHI, as applicable (e.g., through an increase in the number of shares of stock of NewCo or Reorganized CHI, as applicable, that would be obtained upon exercise or through a decrease in the exercise price of the GUC Warrant), as a result of a distribution of Cash or other property, such as other securities, to the holders of shares of stock of NewCo or Reorganized CHI, as applicable, or, in some cases, as a result of the issuance of a stock dividend to holders of shares of stock of NewCo, or Reorganized CHI, as applicable. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of the GUC Warrants received a Cash distribution from NewCo or Reorganized CHI, as applicable, equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. Holder’s adjusted tax basis in its GUC Warrant would be increased to the extent any such constructive distribution is treated as a dividend or results in capital gain.

c)	Sale or Repurchase of GUC Warrants

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale or other taxable disposition of the GUC Warrants. Such capital gain will be long-term capital gain if at the time of the sale or other taxable disposition, the U.S. Holder has held the GUC Warrants for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations. See Section VIII.C.iii.c– “Limitations on Use of Capital Losses” above.

iv.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Litigation Trust Interests

Each U.S. Holder receiving a Litigation Trust Interest as part of the Plan should be treated as owning a proportionate undivided interest in each of the assets of the Litigation Trust to the extent of such U.S. Holder’s interest therein (such interest, a U.S. Holder’s “Litigation Trust Asset Interest”). Accordingly, each such U.S. Holder should be required to report on its U.S. federal income tax return its share of any income, gain, loss, deduction, or credit recognized or incurred by the Litigation Trust that is allocable to its Litigation Trust Asset Interest and should treat such items as derived from its Litigation Trust Asset Interest and not in satisfaction of the Allowed GUC Claim for which it received such share. The character of any such items to a beneficiary of the Litigation Trust and the ability of such beneficiary to benefit from any loss, deduction, or credit allocable to its Litigation Trust Asset Interest will depend on the particular circumstances of such beneficiary and the nature of the assets held by the Litigation Trust.

U.S. Holders are urged to consult their own tax advisors regarding the proper characterization of the Litigation Trust applicable to them.

E.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims

The following discussion assumes that the Debtors will undertake a Reorganization Transaction or Whole-Co Sale Transaction as currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. This discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Multiple material elements of the corporate and capital structure of the Post-Emergence Entities, including the Reorganization Transactions that will be implemented to achieve that corporate and capital structure, have not yet been determined. The U.S. federal income tax consequences will depend in significant part on the final mechanisms that result in the consummation of the transactions contemplated by the Plan. Accordingly, the tax consequences of the Plan to Non-U.S. Holders cannot currently be known, and Non-U.S. Holders of Allowed Claims should consult their own tax advisors with respect to any potential tax consequences of the Plan applicable to them.

i.	Gain Recognition

Other than with respect to any amounts received that are attributable to accrued but untaxed interest (which may be subject to withholding as described below in Section VIII.F.i.a. – “Payments of Interest (Including Interest Attributable to Accrued, Untaxed Interest)”), any gain realized by a Non-U.S. Holder on the exchange of its Allowed Claim, generally will not be subject to U.S. federal income taxation unless:

•

the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Reorganization Transactions occur and certain other conditions are met; or

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

To the extent these exceptions apply, the amount of gain or loss recognized is generally computed in the same manner as for U.S. Holders as described above in Section VIII.C.i. – “Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed First Lien Claims” and Section VIII.C.ii. – “Certain U.S. Federal Income Tax Consequences to U.S. Holders of the Allowed GUC Claims” as applicable.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply). To claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

F.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Plan Consideration

i.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Payments of Interest and of Owning and Disposing of the 1L Exit Facility Loans

a)	Payments of Interest (Including Interest Attributable to Accrued, Untaxed Interest)

Subject to the discussion of backup withholding below under Section VIII.G. – “Information Reporting and Back-Up Withholding,” interest income (which, for purposes of this discussion of Non-U.S. Holders, includes OID and accrued but untaxed interest, including in each case any such amounts paid to a Non-U.S. Holder under the Plan) of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided that:

•

the Non-U.S. Holder does not own, actually or constructively, a 10% or greater interest in the Post-Emergence Entities (or, in the case of interest received pursuant to the Plan, Debtors) within the meaning of section 871(h)(3) of the Tax Code and Treasury Regulations thereunder;

•

the Non-U.S. Holder is not a controlled foreign corporation related to the Post-Emergence Entities (or, in the case of interest received pursuant to the Plan, Debtors), actually or constructively through the ownership rules under section 864(d)(4) of the Tax Code;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the beneficial owner gives the Post-Emergence Entities (or, as applicable, Debtors) or their paying agent an appropriate IRS Form W-8 (or suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder.

If not all of these conditions are met, interest on the 1L Exit Facility Loans paid to a Non-U.S. Holder or interest paid to a Non-U.S. Holder pursuant to the Plan that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will generally be subject to U.S. federal income tax and withholding at a 30% rate, unless an applicable income tax treaty reduces or eliminates such withholding and the Non-U.S. Holder claims the benefit of that treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If interest on the 1L Exit Facility Loans or interest paid to a Non-U.S. Holder pursuant to the Plan is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (“ECI”), the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to the Post-Emergence Entities (or, with respect to interest received pursuant to the Plan, Debtors)) or their paying agent, unless an applicable income tax treaty provides otherwise. To claim an exemption from withholding, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such interest (subject to adjustments).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and, as applicable, must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

b)	Sale, Taxable Exchange, or Other Disposition of the 1L Exit Facility Loans.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on a sale, exchange, retirement, redemption or other taxable disposition of the 1L Exit Facility Loans (other than any amount representing accrued but untaxed interest on the loan) unless:

•	the gain is ECI (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains); or

•

in the case of a Non-U.S. Holder who is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be taxed on the net gain derived from the disposition of the 1L Exit Facility Loans under the graduated U.S. federal income tax rates that are applicable to U.S. Holders and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above under Section VIII.E.i – “Gain Recognition”. To claim an exemption from withholding, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). If an individual Non-U.S. Holder falls under the second of these exceptions, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower applicable treaty rate applies) on the amount by which the gain derived from the disposition exceeds such Non-Holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

ii.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of the New Equity Interests

a)	Dividends on New Equity Interests

Any distributions made with respect to the New Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of NewCo or Reorganized CHI, as applicable, as determined under U.S. federal income tax principles. Except as described below, dividends paid with respect to the New Equity Interests held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W-8BEN-E, as applicable (or such successor form as the IRS designates), upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to the New Equity Interests held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). See Section VIII.D.ii.a. – “Dividends on the New Equity Interests” above for a discussion of the U.S. federal income tax consequences of Dividends paid to a U.S. Holder.

b)	Sale, Redemption, or Repurchase of the New Equity Interests

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a Cash redemption) of the New Equity Interests, unless:

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•

such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•

NewCo or Reorganized CHI, as applicable, is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) under the FIRPTA rules (as defined and discussed below under Section VIII.F.iv. – “FIRPTA”).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the New Equity Interests. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The FIRPTA rules are discussed in greater detail herein. See Section VIII.F.iv. – “FIRPTA” below.

iii.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of GUC Warrants

a)	Exercise or Lapse of a GUC Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a GUC Warrant, or the lapse of a GUC Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a GUC Warrant by a U.S. Holder, as described above under Section VIII.D.iii.a. – “Exercise or Lapse of a GUC Warrant”, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above with respect to the sale or other taxable disposition of a GUC Warrant by a Non-U.S. Holder.

b)	Possible Constructive Distributions

The terms of each GUC Warrant are expected to provide for an adjustment to the number of shares of stock of NewCo or Reorganized CHI, as applicable, for which the GUC Warrant may be exercised or to the exercise price of the GUC Warrant in certain events. The character of such an adjustment generally will correspond to the U.S. federal income tax characterization of such an adjustment for U.S. Holders as described above under Section VIII.D.iii.b. – “Possible Constructive Distributions”, and the consequences of a taxable adjustment to a Non-U.S. Holder generally will be as described above under Section VIII.D.ii.a. – “Dividends on the New Equity Interests” with respect to distributions made with respect to the New Equity Interests.

Under Treasury Regulations issued pursuant to section 871(m) of the Tax Code, withholding at a rate of 30% (subject to certain treaty considerations) would apply to certain “dividend equivalent” payments made or deemed made to Non-U.S. Holders in respect of financial instruments that reference U.S. stocks. The Treasury Regulations promulgated under section 871(m) of the Tax Code do not apply to a payment to the extent that the payment is already treated as a deemed dividend under the rules described above, and therefore generally would not apply in respect of adjustments to the conversion rate of the GUC Warrants. However, because the rules under section 871(m) of the Tax Code are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules described above do not apply, in which case the rules under section 871(m) of the Tax Code might require withholding at a different time or amount than the deemed dividend.

c)	Sale or Repurchase of GUC Warrants

The U.S. federal income tax treatment of a Non-U.S. Holder’s sale or repurchase of a GUC Warrant generally will correspond to the U.S. federal income tax treatment of the sale or repurchase of the New Equity Interests by a Non-U.S. Holder, as described above under Section VIII.F.ii.b. – “Sale, Redemption, or Repurchase of the New Equity Interests.”

iv.	FIRPTA

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), gain on the disposition of certain investments in U.S. real property is subject to U.S. federal income tax in the hands of Non-U.S. Holders and treated as ECI that is subject to U.S. federal net income tax even if a Non-U.S. Holder is not otherwise engaged in a U.S. trade or business.

With respect to the New Equity Interests, rules with respect to USRPHCs may apply. In general, a corporation is a “USRPHC” if the fair market value of the corporation’s U.S. real property interests (as defined in the Tax Code and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of the 5-year period ending on the effective time of the applicable disposition or the period of time the Non-U.S. Holder held such interest. The Debtors have not performed an analysis to determine whether NewCo, CHI or Reorganized CHI, as applicable will constitute a USRPHC. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such Non-U.S. Holder’s adjusted tax basis in such interest) will constitute ECI. Further, the buyer of the New Equity Interests, may be required to withhold a tax equal to 15% of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder properly and timely files a tax return with the IRS.

However, under the FIRPTA rules, if the stock of a USRPHC is regularly traded on an established securities market, a person that holds 5% or less of such stock will generally not be subject to substantive FIRPTA taxation or FIRPTA withholding upon a disposition of its shares, and FIRPTA withholding upon dispositions will generally be inapplicable other than in the case of certain distributions and redemptions by the issuer. Whether and when the New Equity Interests will be considered regularly traded on an established securities market will depend, in part, on whether a market develops in such equity, and cannot currently be determined.

Whether NewCo, CHI or Reorganized CHI, as applicable is or will be a USRPHC is a determination that is factual in nature and subject to change, and no assurance can be provided as to whether CHI is or Newco or Reorganized CHI, as applicable, will be a USRPHC now or at any future time. Accordingly, Non-U.S. Holders should consult their own tax advisors with respect to any potential FIRPTA implications applicable to them.

G.	Information Reporting and Back-Up Withholding

The Debtors, Post-Emergence Entities, and any other applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements. The IRS may make the information returns, reporting such interest and dividends and withholding, available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions or payments made pursuant to the Plan unless that holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, TERRITORIAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

IX. VALUATION OF THE DEBTORS

Solely for purposes of the Proposed Plan, the Debtors have been advised by Houlihan Lokey, their investment banker and financial advisor, with respect to the going-concern value of the Post-Emergence Entities. Houlihan Lokey has undertaken the valuation analysis attached hereto as Exhibit C (the “Valuation Analysis”) to estimate the value available for distribution to holders of equity interests in the Post-Emergence Entities under the Plan and to analyze the relative recoveries of each thereunder. The projections provided by the Debtors’ management for the for the fiscal period August 1, 2024 through FY’28, attached to this Disclosure Statement as Exhibit D (the “Financial Projections”), served as the basis, along with other financial information and projections provided by the Debtors, in estimating the value of the Reorganized Debtors.

X.

CERTAIN RISK FACTORS TO BE CONSIDERED

Prior to voting to accept or reject the Plan, holders of Claims and Interests should read and carefully consider the risk factors set forth below, in addition to the information set forth in this Disclosure Statement together with any attachments, exhibits, or documents incorporated by reference hereto. The factors below should not be regarded as the only risks associated with the Plan or its implementation. New factors, risks and uncertainties emerge from time to time and it is not possible to predict all such factors, risks and uncertainties.

A.	Certain Bankruptcy Law Considerations

i.	General

Although the Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that one or more of the Debtors may spend in bankruptcy or to assure parties in interest that the Plan will be confirmed. Even if confirmed on a timely basis, bankruptcy proceedings to confirm the Plan could have an adverse effect on the Debtors’ business. Among other things, it is possible that bankruptcy proceedings could adversely affect the Debtors’ relationships with their key vendors, customers, and employees. The proceedings will also involve additional expense and may divert some of the attention of the Debtors’ management away from business operations.

ii.	Risk of Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes. Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan with respect to each Debtor, and even if all the Voting Classes vote in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejects the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.

iii.	Risk of Failing to Satisfy the Vote Requirement

In the event that the Debtors are unable to get sufficient votes from either of the Voting Classes, the Debtors may seek to accomplish an alternative chapter 11 plan or seek to cram down the Plan on non-accepting classes. There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to holders of Allowed Claims and Interests as those proposed in the Plan.

iv.	Risk of Non-Consensual Confirmation

In the event that any impaired class of Claims or Interests does not accept or is deemed not to accept the Plan, the Bankruptcy Court may nevertheless confirm such Plan at the request of the Debtors if at least one impaired class has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. Should any Class vote to reject the Plan, then these requirements must be satisfied with respect to such rejecting Classes. The Debtors believe that the Plan satisfies these requirements.

v.	Risk of Termination of Restructuring Support Agreement

The Restructuring Support Agreement contains certain provisions that give the parties thereto the ability to terminate the Restructuring Support Agreement if various events occur. As noted above, termination of the Restructuring Support Agreement could result in more protracted Chapter 11 Cases. The Restructuring Support Agreement provides that if the Restructuring Support Agreement is terminated, each vote or any consent given by the Consenting Noteholders prior to such termination will be deemed null and void ab initio. Without the commitment provided by the Restructuring Support Parties to vote in favor of the Plan and take other actions contemplated in the Restructuring Support Agreement, the Debtors may not be able to secure sufficient votes in favor of the Plan for confirmation and may not be able to provide the holders of Claims or Interests in Impaired Classes with the level of recoveries contemplated by the Plan.

vi.	Risk Related to DIP Facility

The DIP Facility is intended to provide liquidity to the Debtors during the pendency of the Chapter 11 Cases. If the Chapter 11 Cases take longer than expected to conclude, or in the event of a breach of a milestone or another event of default under the DIP Facility, which could occur if the Plan is not confirmed on the proposed timeline, the Debtors may exhaust or lose access to their financing. There is no assurance that they will be able to obtain additional financing from their existing lenders or otherwise. In either such case, the liquidity necessary for the orderly functioning of the Debtors’ business may be materially impaired.

vii.	Risk Related to Possible Objections to the Plan

There is a risk that certain parties could oppose and object to either the entirety of the Plan or specific provisions of the Plan. Although the Debtors believe that the Plan complies with all relevant Bankruptcy Code provisions, there can be no guarantee that a party in interest will not file an objection to the Plan or that the Bankruptcy Court will not sustain such an objection.

viii.	Risk of Non-Occurrence of Effective Date

There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

ix.	Conversion to Chapter 7 Cases

If no plan of reorganization can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of holders of Claims and Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. See Article XII hereof, as well as the liquidation analysis annexed hereto as Exhibit E (the “Liquidation Analysis”) for a discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests.

B.	Risks Relating to the Plan

i.	Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which, in turn, could cause the value of distributions to each holder in the applicable Class to be reduced substantially. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate results. Further, the deadline for Governmental Units to file Proofs of Claim against the Debtors is August

2, 2024 at 5:00 p.m. (Eastern Time), after the Confirmation Hearing. Consequently, Governmental Units may file Claims subsequent to the Confirmation Hearing, which Claims may dilute recoveries for holders of General Unsecured Claims. Furthermore, although the Debtors anticipate that Administrative Expense Claims have been projected properly, these amounts are likely to increase if the anticipated timeline of the Chapter 11 Cases is delayed or protracted litigation with the creditors of such entities occurs. The actual amount of Allowed Claims may vary from the Debtors’ projections, and the variation may be material.

i.	Claims Could be Determined to be Non-Dischargeable

There can be no assurance that Claims from which the Debtors seek a discharge will be determined to be dischargeable by the Court. The Court may find certain Claims to be non-dischargeable, which may ultimately dilute recoveries for holders of other Claims.

ii.	Conditions to Consummation of Plan

Although the Debtors believe that they will be able to consummate the Restructuring, there are conditions to the Effective Date, including that the Plan be confirmed on or before the milestones provided for in the Restructuring Support Agreement and DIP Credit Agreement, and that certain regulatory approvals, are received. Accordingly, the Debtors are not certain that the Restructuring will be consummated as planned.

iii.	Post-Effective Date Indebtedness

Following the Effective Date, in the event of a Reorganization Transaction, the Post-Emergence Entities will have outstanding funded indebtedness under the Exit Facility. The Post-Emergence Entities’ ability to service their debt obligations will depend on, among other things, the Post-Emergence Entities’ compliance with affirmative and negative covenants, the applicable interest rate under the Exit Facility, as well as future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Post-Emergence Entities’ control. The Post-Emergence Entities may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in operating their business. In addition, if the Post-Emergence Entities need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

C.	Factors Relating to Securities to Be Issued

i.	Market for Securities

There is currently no market for the New Equity Interests or the GUC Warrants and there can be no assurance as to the development or liquidity of any market for any such securities. The Post-Emergence Entities are under no obligation to list any securities on any national securities exchange. Therefore, there can be no assurance that any of the foregoing securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the foregoing securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including, without limitation, prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Post-Emergence Entities. In addition, holders of New Equity Interests and/or GUC Warrants may be subject to certain restrictions contained in a shareholders agreement or limited liability company agreement (as applicable) which may include restrictions on the ability to transfer, as well as other limitations associated with, the New Equity Interests and the GUC Warrants. Accordingly, holders of these securities may bear certain risks associated with holding securities for an indefinite period of time.

ii.	Potential Dilution

The ownership percentage represented by the New Equity Interests distributed on the Effective Date under the Plan will be subject to dilution from the MIP, the GUC Warrants (and the GUC Warrant Equity), any other shares that may be issued post-emergence, and the conversion of any options, warrants, convertible securities, exercisable securities, or other securities that may be issued at or post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by any of the Post-Emergence Entities could adversely affect the value of the New Equity Interests issuable upon such conversion. The amount and dilutive effect of any of the foregoing could be material.

iii.	Significant Holders of New Equity Interests

Certain holders of (i) Consenting Creditors Claims are expected to acquire significant, if not all, New Equity Interests and (ii) Allowed General Unsecured Claims are expected to acquire significant, if not all, GUC Warrants, in each case, pursuant to the Plan. Such holders could be in a position to control the outcome of all actions of the Post-Emergence Entities, as applicable, requiring stockholder approval, including the election of directors or managers, without the approval of other stockholders. More specific details regarding minority shareholder rights will be provided in any Amended Organizational Documents and any equityholders’ agreement provided for in the Plan Supplement, which will also, among other things, specify which entity will issue the New Equity Interests. This concentration of ownership and control could also facilitate or hinder a negotiated change of control of the Post-Emergence Entities and, consequently, have an impact upon the value of the New Equity Interests.

iv.	New Equity Interests Subordinated to Post-Emergence Entities’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Post-Emergence Entities, the New Equity Interests and the GUC Warrants would rank below all debt claims against the Post-Emergence Entities, including claims under the Exit Facility. As a result, holders of the New Equity Interests will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Post-Emergence Entities until after all the Post-Emergence Entities’ obligations to their debt holders have been satisfied, including the Exit Facility obligations.

By virtue of the GUC Warrants being exercisable into New Equity Interests, risks that relate to the New Equity Interests will also affect the GUC Warrants.

v.	Trading Value of New Equity Interests

The value of the Post-Emergence Entities may not be represented by the trading value of the New Equity Interests in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and (4) other factors that generally influence the prices of securities. The actual market price of the New Equity Interests is likely to be volatile. Many factors, including factors unrelated to the Post-Emergence Entities’ actual operating performance and other factors not possible to predict, could cause the market price of the New Equity Interests to rise and fall. Accordingly, the implied value, stated herein and in the Plan, of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Equity Interests in the public or private markets.

vi.	Certain Creditors May Bring Litigation Against the Debtors

Third parties, including certain of the Debtors’ creditors, may bring litigation against the Debtors during the course of the Chapter 11 Cases, including with respect to the GUC Warrants, the outcome of which is uncertain. Although the Debtors believe the Plan satisfies all of the requirements necessary for confirmation by the Bankruptcy Court, creditors and other parties-in-interest may bring objections to challenge confirmation of the Plan.

D.	Risks Relating to the Debtors’ Businesses

i.	Regulatory Risks

The Debtors are subject to extensive regulation by both the federal government and the state governments in which they provide services. These laws may constrain the business or financial arrangements and relationships through which the Debtors conduct operations. The laws and regulations in these areas are complex, changing and often subject to varying interpretations, and any failure to satisfy applicable laws and regulations could have a material adverse impact on the Debtors’ business, results of operations, financial condition, cash flows and reputation. If the Debtors’ operations are found to be in violation of any of the laws and regulations, the Debtors may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion or suspension from participating in governmental health care programs, and the curtailment of the Debtors’ operations.

Any penalties, damages, fines or curtailment of their operations, individually or in the aggregate, could adversely affect the Debtors’ ability to operate and their financial results. The risks of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, their provisions are open to a variety of interpretations, and such laws and regulations may apply to businesses acquired from time to time by the Debtors.

ii.	Transition to V28

Upcoming changes to Medicare risk adjustment, including in connection with the implementation of V28, continue to risk negatively impact on the Debtors’ revenues. These changes, scheduled to be phased in beginning in 2024, will introduce an altered risk adjustment framework, reflecting CMS’ focus on accurately identifying and auditing risk-adjustable conditions that align with patients’ care. This focus will adversely impact the Debtors’ capitated revenue. Although the impact of the change will vary from plan to plan, based on several factors, it is widely recognized the average risk adjustment factor is going to decrease significantly.

iii.	Contracts with Payors/Insurance Providers

The Debtors generate revenues from the U.S. federal Medicare and state Medicaid programs, including Medicare and Medicaid managed care plans. Healthcare expenditures continue to increase and state governments continue to face budgetary shortfalls. Driven by these financial factors and ongoing health reform efforts, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs, including changes in payment methodologies, reductions in reimbursement payment levels and reductions to payments made to providers under state supplemental payment programs. Some of these changes have already occurred, and could re-occur in the future, limiting the amount of payments the Debtors receive for their services.

In addition, U.S. federal and state governmental and commercial payors, as well as other third parties from whom the Debtors receive payment for the Debtors’ services, attempt to control healthcare costs by, for example, requiring healthcare providers to discount payments for their services in exchange for exclusive or preferred participation in their benefit plan networks, restricting coverage through utilization reviews, requiring prior authorizations for non-emergency services and implementing alternative payment models. The ability of commercial payors to control healthcare costs using these measures may be enhanced by the increasing consolidation of private health insurance companies and managed care companies and vertical integration of health insurers with healthcare providers. Cost-reduction strategies by large employer groups and their affiliates may also limit the Debtors’ ability to negotiate favorable terms in the Debtors’ contracts and otherwise intensify competitive pressure. Furthermore, the Debtors’ contracts with payors require the Debtors to comply with a number of terms related to the provision of services and billing for services. If the Debtors are unable to negotiate increased reimbursement rates, maintain existing reimbursement rates or other favorable contract terms, effectively respond to payor cost controls or comply with the terms of the Debtors’ payor contracts, the payments the Debtors receive for their services may be reduced or the Debtors may be involved in disputes with payors and experience payment denials, both prospectively and retroactively.

iv.	Recruiting and Retention of Physicians

The success of the Debtors’ healthcare facilities depends in part on the number and quality of the physicians on the medical staffs of the Debtors’ healthcare facilities, the Debtors’ ability to employ or contract with quality physicians, the utilization practices of employed and non-employed physicians, maintaining good relations with physicians and controlling costs related to the employment of physicians. In many of the markets the Debtors serve, many physicians have admitting privileges at other healthcare facilities. Such physicians may terminate their affiliation or employment with the Debtors’ healthcare facilities at any time. If the Debtors are unable to provide adequate supporting medical staff or technologically advanced medical equipment and facilities that meet patients’ needs or expectations, services may decrease and the Debtors’ operating performance may decline.

v.	Privacy and Security Regulations

There are numerous federal and state laws and regulations within the U.S. addressing patient information privacy and security concerns, including state laws related to identity theft. States continue to pass laws focusing on the privacy and security of health information. Most prominently, the federal regulations issued under HIPAA contain provisions that:

•	Protect individual privacy by limiting the uses and disclosures of patient information;

•	Require notifications to individuals, and in certain cases to government agencies and the media, in the event of a breach of unsecured protected health information;

•	Require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

•	Prescribe specific transaction formats and data code sets for certain electronic healthcare transactions.

Furthermore, the Omnibus HIPAA Rule makes business associates directly obligated to adhere to the HIPAA Security Rule and certain provisions of the HIPAA Privacy and Breach Notification Rules, such that violations of these rules can be enforced by the government directly against the business associate. These regulations impose extensive administrative requirements regarding how protected health information may be used and disclosed, and compliance with these regulations requires substantial time and resources. If the Debtors fail to comply with the HIPAA regulations, the Debtors could be subject to civil and criminal penalties and, for the Debtors’ employees, possible imprisonment. Furthermore, the Debtors’ facilities could be subject to a periodic audit or investigations by the federal government, and enforcement of violations of HIPAA or other similar privacy laws in the jurisdictions where the Debtors operate may occur by federal agencies, state attorneys general, or other relevant regulators.

E.	Risks Relating to Exit Obligations

i.	Insufficient Cash Flow to Meet Debt Obligations

On the Effective Date, in the event that a Reorganization occurs, on a consolidated basis, it is expected that the Post-Emergence Entities will have outstanding secured indebtedness in an amount no greater than $300 million.19 This level of expected indebtedness and the funds required to service such debt could, among other things, make it more difficult for the Post-Emergence Entities to satisfy their obligations under such indebtedness, increasing the risk that they may default on such debt obligations.

The Post-Emergence Entities’ earnings and cash flow may vary significantly from year to year. Additionally, the Post-Emergence Entities’ future cash flow may be insufficient to meet their debt obligations and commitments. Any insufficiency could negatively impact the Post-Emergence Entities’ business. A range of economic, competitive, business, and industry factors will affect the Post-Emergence Entities’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Post-Emergence Entities’ control.

If the Post-Emergence Entities do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Post-Emergence Entities to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Post-Emergence Entities’ ability to make payments on the Exit Facility and their business, financial condition, results of operations, and prospects.

ii.	Defects in Collateral Securing the Exit Obligations

The Exit Facility will be secured, subject to certain exceptions and permitted liens, by security interests in substantially all assets of the Post-Emergence Entities (the “Exit Collateral”). The Exit Collateral may be subject to customary exceptions, encumbrances, and liens. Further, the Debtors have not conducted appraisals of any assets constituting Exit Collateral to determine if the value of the Exit Collateral upon foreclosure or liquidation equals or exceeds the amount of the Exit Facility. Accordingly, it cannot be assured that the remaining proceeds from a sale of the Exit Collateral would be sufficient to repay the Exit Facility. The fair market value of the Exit Collateral is subject to fluctuations based on factors that include, among others, the ability to sell such collateral in an orderly manner, general economic conditions, the availability of buyers, the Post-Emergence Entities’ failure to implement their business strategy, and similar factors. The amount received upon a sale of Exit Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of such collateral at such time, and the timing and manner of the sale. By its nature, portions of the Exit Collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the Exit Collateral will be sufficient to pay the Exit Facility, in full or at all. There can also be no assurance that the Exit Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient Exit Collateral to pay all or any of the amounts due on the Exit Facility.

[19]	Such amount does not reflect any amounts owing under capital lease obligations at exit.

iii.	Failure to Maintain Perfection of Security Interests of Collateral

The failure to maintain properly perfected liens of the Exit Collateral could adversely affect each collateral agent’s ability to enforce rights with respect to the Exit Collateral for the benefit of the lender(s) under the Exit Facility. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that Reorganized Holdings will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute Exit Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Exit Collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute Exit Collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the Exit Facility against third parties.

iv.	Casualty Risk of Collateral

The Post-Emergence Entities will be obligated to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate the Post-Emergence Entities fully for their losses. If there is a total or partial loss of any of the pledged collateral, the insurance proceeds received may be insufficient to satisfy the Exit Facility.

F.	Additional Factors

i.	Debtors Could Withdraw or Amend the Plan

Subject to the terms of, and without prejudice to, the rights of any party to the Restructuring Support Agreement, the Plan may be revoked, amended or withdrawn prior to the confirmation date by the Debtors. If the Debtors elect to do so, certain parties may assert that (i) the Plan and Disclosure Statement may require material modifications to reflect the terms of the alternative restructuring and the effect such transaction has on recoveries for unsecured creditors, and (ii) a re-solicitation of votes in respect of the modified Plan may be required. The Debtors reserve all rights with respect thereto.

ii.	Risks Relating to the Challenge Period

Pursuant to the Disclosure Statement Order, the Confirmation Hearing is scheduled for [●], 2024. Pursuant to the Final DIP Order any party in interest with proper standing (to the extent derivative standing is required under applicable law) granted by order of the Court (or other court of competent jurisdiction) has until (i) April 22, 2024, and (ii) solely with respect to the Creditors’ Committee, May 12, 2024, to challenge the validity of the Prepetition Debt or the Prepetition Liens and to prosecute Challenges against, among others, the Prepetition Secured Parties (each as defined in the Final DIP Order). To the extent any party commences a Challenge, certain parties may assert that (i) the Disclosure Statement and Plan may need material modification or may need to be withdrawn, (ii) re-solicitation of votes may be necessary, and (iii) the Confirmation Hearing may need to be delayed. The Debtors reserve all rights with respect thereto.

iii.	Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

iv.	No Representations or Warranties Outside Disclosure Statement Are Authorized

No representations or warranties concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations, warranties, or other inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

v.	No Legal or Tax Advice Is Provided by Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim or Interest should consult their own legal counsel and accountant or financial advisor as to legal, tax, and other matters concerning their Claim or Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

vi.	No Admission Made

Nothing contained herein or in the Plan will constitute an admission of, or will be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.

vii.	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors may seek to investigate, file, and prosecute Claims and Interests, and may object to Claims or Interests after the Confirmation or Effective Date of the Plan irrespective of whether this Disclosure Statement identifies such Claims or Interests or objections to such Claims or Interests.

viii.	Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see Article VIII hereof.

XI.

VOTING PROCEDURES AND REQUIREMENTS

A.	Voting Instructions and Voting Deadline

Only holders of Class 3 Claims (First Lien Claims) and Class 4 Claims (General Unsecured Claims), (collectively, the “Eligible Holders”) are entitled to vote to accept or reject the Plan, subject to certain exclusions. The Debtors are providing copies of this Disclosure Statement (including all exhibits and appendices) and related materials and a ballot in the Solicitation Packages to record holders of First Lien Claims and General Unsecured Claims.

Each ballot contains detailed voting instructions. Each ballot also sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the date for determining which creditors or interest holders are entitled to vote on the Plan (the “Voting Record Date”), and the applicable standards for tabulating ballots. The Voting Record Date for determining which holders are entitled to vote on the Plan is [●], 2024.

Please complete the information requested on the ballot, sign, date, and indicate your vote on the ballot, and return the completed ballot in accordance with the instructions set forth on the ballot.

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE VOTING AGENT NO LATER THAN [●], 2024 EASTERN TIME (THE “VOTING DEADLINE”).

AN OTHERWISE PROPERLY COMPLETED, EXECUTED, AND TIMELY RETURNED BALLOT FAILING TO INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATING BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED IN DETERMINING THE ACCEPTANCE OR REJECTION OF THE PLAN.

If you are an Eligible Holder and you did not receive a ballot, received a damaged ballot, or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact Kurtzman Carson Consultants LLC at https://www.kccllc.net/CanoHealth/Inquiry.

THE PLAN PROVIDES THE HOLDERS OF CLAIMS OR INTERESTS THAT VOTE TO ACCEPT THE PLAN BUT DO NOT OPT OUT OF GRANTING THE RELEASES ARE DEEMED TO HAVE GRANTED THE RELEASES SET FORTH THEREIN.

IF A HOLDER OF A CLAIM RECEIVES A BALLOT AND VOTES TO ACCEPT THE PLAN, AND DOES NOT CHECK THE OPT-OUT BOX ON SUCH BALLOT, SUCH HOLDER SHALL BE DEEMED TO HAVE CONSENTED TO THE RELEASE, INJUNCTION, AND EXCULPATION PROVISIONS SET FORTH IN SECTIONS 10.5, 10.6, AND 10.7 OF THE PLAN.

B.	Parties Entitled to Vote

Claims in Class 3 Claims (First Lien Claims) and Class 4 Claims (General Unsecured Claims) of the Plan are impaired and Eligible Holders in such Classes are entitled to vote to accept or reject the Plan. Claims and Interests in all other Classes under the Plan (Classes 1, 2, 5, 6, 7, 8, 9, and 10) are either unimpaired and presumed to accept or impaired and deemed to reject the Plan and are not entitled to vote.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code over the rejection of the Plan by any Class that is deemed to reject the Plan, and Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests. Under section 1129(b) of the Bankruptcy Code, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article XI.C.ii hereof.

i.	Eligible Holders (Who are Not Beneficial Holders)

An Eligible Holder that holds a Claim as a record holder in its own name should vote on the Plan by completing and signing a ballot and returning it directly to the Voting Agent on or before the Voting Deadline (i) using the enclosed pre-addressed, postage-paid return envelope or (ii) via the customized online balloting portal on the Debtors’ case website to be maintained by the Voting Agent. The Voting Agent will not accept ballots submitted by e-mail or facsimile; provided that however, that the Voting Agent will accept Master Ballots (as defined below) submitted by Nominees (as defined below) by e-mail.

ii.	Beneficial Holders

An Eligible Holder holding a Claim as a Beneficial Holder in “street name” through a broker, bank, commercial bank, trust company, dealer, or other agent or nominee (a “Nominee”) may vote on the Plan by one of the following two methods (as selected by such Beneficial Holder’s Nominee):

•

Complete and sign a Ballot for use by a Beneficial Holder to convey its vote to its Nominee (each, a “Beneficial Ballot”). Return the Beneficial Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process your instructions and return a completed “master” Ballot (each, a “Master Ballot”) to the Voting Agent by the Voting Deadline; or

•

Complete and sign the pre-validated Beneficial Ballot (as described below) provided to you by your Nominee. Return the pre-validated Beneficial Ballot to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

If it is a Nominee’s customary and accepted practice to forward the solicitation information to (and collect votes from) Beneficial Holders by e-mail, telephone, or other customary means of communication, the Nominee may employ that method of communication in lieu of sending the paper Beneficial Ballot and/or Solicitation Package.

Any Beneficial Ballot returned to a Nominee by a Voting Creditor will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Voting Agent that Beneficial Ballot (properly validated) or a Master Ballot casting the vote of such Voting Creditor.

If an Eligible Holder holds Claims in Class 3 or Class 4, through more than one Nominee or through multiple accounts, such Beneficial Holder may receive more than one Beneficial Ballot and each such Beneficial Holder should execute a separate Beneficial Ballot for each block of Claims in Class 3 or Class 4 that it holds through any Nominee and must return each such Beneficial Ballot to the appropriate Nominee. Votes cast by Beneficial Holders through Nominees will be applied to the applicable positions held by such Nominees, as of the Record Date, as evidenced by the applicable securities position report(s) obtained from DTC. Votes submitted by a Nominee pursuant to a Master Ballot will not be counted in excess of the amount of such Claims held by such Nominee as of the Record Date.

iii.	Nominees

a)	Pre-Validated Ballot

The Nominee may “pre-validate” a Beneficial Ballot by (i) signing the Beneficial Ballot, indicating their participant name and DTC participant number; (ii) indicating on the Beneficial Ballot the amount and the account number of the Claims held by the Nominee for the Beneficial Holder (including a medallion guarantee stamp on the Beneficial Ballot); and (iii) forwarding such Beneficial Ballot to the Beneficial Holder for voting. The Beneficial Holder must then complete the information requested in the Beneficial Ballot, and return the Beneficial Ballot directly to KCC so that it is RECEIVED by KCC on or before the Voting Deadline. A list of the Beneficial Holders to whom “pre-validated” Beneficial Ballots were delivered should be maintained by Nominees for inspection for at least 1 year from the Voting Deadline.

b)	Master Ballot

If the Nominee elects not to pre-validate Beneficial Ballots, the Nominee may obtain the votes of Beneficial Holders by forwarding to the Beneficial Holders the unsigned Beneficial Ballots, voter information form (“VIF”), e-mail, or other customary method of collecting votes from a Beneficial Holder. If it is the Nominee’s customary internal practice to provide Beneficial Holders with an electronic link to solicitation materials (including, but not limited to, the Disclosure Statement and Plan), the Nominee may follow such customary practice in lieu of forwarding the flash drive or paper copies containing the Disclosure Statement and Plan. Each such Beneficial Holder must then indicate their vote on the Beneficial Ballot, complete the information requested on the Beneficial Ballot, review the certifications contained on the Beneficial Ballot, execute the Beneficial Ballot, and return the Beneficial Ballot to the Nominee. If it is the accepted practice for a Nominee to collect votes through a VIF, e-mail, or other customary method of communication, the Beneficial Holder shall follow the Nominee’s instruction for completing and submitting its vote to the Nominee. After collecting the Beneficial Holders’ votes, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Beneficial Holders, execute the Master Ballot, and deliver the Master Ballot to KCC so that it is RECEIVED by KCC on or before the Voting Deadline. All Beneficial Ballots returned by Beneficial Holders should either be forwarded to KCC (along with the Master Ballot) or retained by Nominees for inspection for at least 1 year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL HOLDERS TO RETURN THEIR BENEFICIAL BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO KCC SO THAT IT IS RECEIVED BY KCC ON OR BEFORE THE VOTING DEADLINE.20

C.	Agreements Upon Furnishing Ballots

The delivery of an accepting ballot pursuant to one of the procedures set forth above will constitute the agreement of the Claim or Interest holder with respect to such ballot to accept (i) all of the terms of, and conditions to, the solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Sections 10.5, 10.6, and 10.7 of the Plan. All parties in interest retain their right to object to confirmation of the Plan, subject to any applicable terms of the Restructuring Support Agreement.

D.	Change of Vote

Except as provided in the Restructuring Support Agreement, any party that has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent, properly completed ballot for acceptance or rejection of the Plan.

E.	Waivers of Defects, Irregularities, etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of ballots will be determined by the Voting Agent and/or the Debtors, as applicable. The Debtors reserve the right to reject any and all ballots submitted by any of their respective Claim or Interest holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular ballot by any of their creditors. The interpretation (including the ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect

[20]

Notwithstanding the foregoing, Nominees are authorized to transmit Solicitation Packages and collect votes to accept or to reject the Proposed Plan from Beneficial Holders in accordance with their customary practices, including the use of a “voting instruction form” in lieu of (or in addition to) a Beneficial Ballot, and collecting votes from Beneficial Holders through online voting, by phone, facsimile, or other electronic means.

to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

F.	Miscellaneous

Unless otherwise ordered by the Bankruptcy Court, ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Voting Agent attempt to contact such voters to cure any such defects in the ballots. If you cast ballots received by KCC on the same day, but which are voted inconsistently, such ballots will not be counted. An otherwise properly executed ballot that attempts to partially accept and partially reject the Plan will not be counted as an acceptance of the Plan.

The ballots provided to Eligible Holders will reflect the principal amount of such Eligible Holder’s Claim or Interest; however, when tabulating votes, the Voting Agent may adjust the amount of such Eligible Holder’s Claim or Interest by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of the First Lien Claims and General Unsecured Claims, as applicable, that actually vote will be counted. The failure of a holder to deliver a duly executed ballot to the Voting Agent will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstention will not be counted as a vote for or against the Plan.

Except as provided below, unless the ballot is timely submitted to the Voting Agent before the Voting Deadline together with any other documents required by such ballot, the Debtors may, in their sole discretion, reject such ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

XII.

CONFIRMATION OF PLAN

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a confirmation hearing upon appropriate notice to all required parties. The Debtors will request that the Bankruptcy Court schedule the Confirmation Hearing. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjourned date made at the Confirmation Hearing, at any subsequent adjourned Confirmation Hearing, or pursuant to a notice filed on the docket of the Chapter 11 Cases.

B.	Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and applicable local rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ estates or properties, the basis for the objection and the specific grounds thereof, and must be filed with the Bankruptcy Court, with a copy to the chambers of the United States Bankruptcy Judge appointed to the Chapter 11 Cases, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

i.	The Debtors at:

Cano Health, Inc.

9725 NW 117th Avenue

Suite 200

Miami, FL 33178

Attention: Mark Kent (mark.kent@canohealth.com)

David Armstrong (david.armstrong@canohealth.com)

ii.	Counsel to the Debtors at:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Gary T. Holtzer (gary.holtzer@weil.com)

Jessica Liou (jessica.liou@weil.com)

Kevin Bostel (kevin.bostel@weil.com)

Matthew P. Goren (matthew.goren@weil.com)

– and –

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention: Mark D. Collins (collins@rlf.com)

Michael J. Merchant (merchant@rlf.com)

Amanda R. Steele (steele@rlf.com)

iii.	Counsel to the Consenting Creditors at:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Scott J. Greenberg (sgreenberg@gibsondunn.com)

Michael J. Cohen (mcohen@gibsondunn.com)

Christina M. Brown (christina.brown@gibsondunn.com)

RxCanoGDC@gibsondunn.com

– and –

Pachulski, Stang, Ziehl & Jones LLP

919 North Market Street #1700

Wilmington, Delaware 19801

Attention: Laura Davis Jones (ljones@pszjlaw.com)

James O’Neill (joneill@pszjlaw.com)

iv.	Office of the U.S. Trustee at:

Office of the U.S. Trustee for the District of Delaware

844 King Street

Suite 2207, Lockbox 35

Wilmington, Delaware 19801

Attention: Benjamin A. Hackman (Benjamin.A.Hackman@usdoj.gov)

Jon Lipshie (Jon.Lipshie@usdoj.gov)

v.	Counsel to the Creditors’ Committee at:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Erez Gilad (erezgilad@paulhastings.com)

Kris Hansen (krishansen@paulhastings.com)

Jillian McMillan (jillianmcmillan@paulhastings.com)

– and –

Cole Schotz

500 Delaware Avenue, Suite 1410

Wilmington, DE 19801

Attention: Andrew Roth-Moore (ARoth-Moore@coleschotz.com)

Justin Alberto (JAlberto@coleschotz.com)

vi.	Counsel to the DIP Agent at:

ArentFox Schiff LLP

1301 Avenue of the Americas, 42nd Floor

New York, NY 10019

Attention: Jeffrey R. Gleit (jeffrey.gleit@afslaw.com)

vii.	Counsel to Credit Suisse AG, Cayman Islands Branch, Administrative Agent and Collateral Agent under the CS Credit Agreement

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

Attention: Mark F. Liscio (mark.liscio@freshfields.com)

Scott D Talmadge (scott.talmadge@freshfields.com)

viii.	Counsel to U.S. Bank National Association Indenture Trustee for the Senior Notes U.S. Bank National Association

Kelley Drye & Warren LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: James S. Carr (jcarr@kelleydrye.com)

Kristin S. Elliott (kelliott@kelleydrye.com)

ix.	Counsel to JPMorgan Chase Bank, N.A., Administrative Agent and Collateral Agent under Side-Car Credit Agreement

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Kerrick Seay

David Ridley

Andrew Zatz

Email: kerrick.seay@whitecase.com

David.Ridley@whitecase.com

azatz@whitecase.com

C.	Requirements for Confirmation of Plan

i.	Requirements of Section 1129(a) of the Bankruptcy Code

a)	General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

(i) the Plan complies with the applicable provisions of the Bankruptcy Code;

(ii) the Debtors have complied with the applicable provisions of the Bankruptcy Code;

(iii) the Plan has been proposed in good faith and not by any means forbidden by law;

(iv) any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

(v) the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Post-Emergence Entities, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of the holders of Claims and Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Post-Emergence Entities, and the nature of any compensation for such insider;

(vi) with respect to each Class of Claims or Interests, each holder of an impaired Claim or impaired Interest has either accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code;

(vii) except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims either accepted the Plan or is not impaired under the Plan;

(viii)  except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority Claims, other than Priority Tax Claims, will be paid in full on the Effective Date, and that Priority Tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding 5 years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claims;

(ix) at least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class;

(x) confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

(xi) all fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date.

b)	Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan, or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.”

This test requires a Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

The Debtors believe that under the Plan all holders of Impaired Claims and Interests will receive property with a value not less than the value such holders would receive in a liquidation under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily on (i) consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of impaired Claims and Interests, and (ii) the Liquidation Analysis, attached hereto as Exhibit E.

The Debtors believe that any liquidation analysis is speculative, as it is necessarily premised on assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. The Liquidation Analysis is solely for the purpose of disclosing to holders of Claims and Interests the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein. There can be no assurance as to values that would actually be realized in a chapter 7 liquidation nor can there be any assurance that a bankruptcy court will accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

c)	Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization unless contemplated by the Plan. The Effective Date of the Plan will not occur unless the Restructuring transactions contemplated by the Plan close. Upon such closing the Post-Emergence Entities will have sufficient funds to make the Distributions required under the Plan. Accordingly, the Debtors believe that all Plan obligations will be satisfied without the need for a further reorganization.

d)	Equitable Distribution of Voting Power

On or before the Effective Date, pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the organizational documents for the Debtors will be amended as necessary to satisfy the provisions of the Bankruptcy Code and will include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (i) a provision prohibiting the issuance of non-voting equity securities, and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power.

ii.	Additional Requirements for Non-Consensual Confirmation

Under the Bankruptcy Code, a Class accepts a chapter 11 plan if (i) holders of 2/3 in amount and (ii) with respect to holders of Claims, more than a majority in number of the allowed claims in such class (other than those designated under section 1126(e) of the Bankruptcy Code) vote to accept the Plan. Holders of Claims or Interests that fail to vote are not counted in determining the thresholds for acceptance of the Plan.

In the event that any Impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Classes of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

Pursuant to the Plan, holders of Claims and Interests in Class 5 (Intercompany Claims), Class 6 (Subordinated Claims) Class 7 (Existing Subsidiary Interests), Class 8 (Existing CH LLC Interests), Class 9 (Existing PCIH Interests), and Class 10 (Existing CHI Interest) will not receive a distribution on account of their existing claims or interests. However, the Debtors submit that they satisfy the “unfair discrimination” and “fair and equitable” tests, as discussed in further detail below.

a)	Unfair Discrimination Test

The “unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors believe the Plan satisfies the “unfair discrimination” test. Claims of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

b)	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class. The Debtors believe that the Plan satisfies the “fair and equitable” test with respect to any dissenting Classes, as further explained below.

(i) Secured Creditors

The Bankruptcy Code requires that each holder of an impaired secured claim either (a) retain its liens on the property to the extent of the allowed amount of its secured claim and receive deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such claim, (b) have the right to credit bid the amount of its claim if its property is sold and retain its liens on the proceeds of the sale (or if sold, on the proceeds thereof), or (c) receive the “indubitable equivalent” of its allowed secured claim. The Plan provides that each holder of an Impaired secured Claim shall receive the treatment summarized above in Article VI of this Disclosure Statement.

(ii) Unsecured Creditors

The Bankruptcy Code requires that either (a) each holder of an impaired unsecured claim receive or retain under the plan property of a value equal to the amount of its allowed claim or (b) the holders of claims and equity interests that are junior to the claims of the dissenting class not receive any property under the plan. The Plan provides that each holder of an Impaired unsecured Claim shall receive the treatment summarized above in Article VI of this Disclosure Statement.

(iii) Equity Interests

The Bankruptcy Code requires that either (a) each holder of an equity interest receive or retain under the plan property of a value equal to the greater of (i) the fixed liquidation preference or redemption price, if any, of such stock and (ii) the value of the stock, or (b) the holders of equity interests that are junior to any dissenting class of equity interests not receive any property under the plan. Pursuant to the Plan, all Existing CHI Interests will be cancelled and the holders of Existing CHI Interests will neither receive nor retain any property on account of such interests.

iii.	The Debtors’ Releases and Third-Party Releases

Section 10.6(a) of the Plan provides a release of certain claims and Causes of Action of the Debtors, the Post-Emergence Entities, and the Estates against the Released Parties in exchange for good and valuable consideration and valuable compromises made by the Released Parties (the “Debtors’ Releases”). The Debtors’ Releases do not release any claims or Causes of Action arising after the Effective Date against any party or affect the rights of the Debtors or Post-Emergence Entities to enforce the terms of the Plan or any right or obligation arising under the Definitive Documents that remain in effect after the Effective Date. Section 10.6(b) of the Plan provides for the release of claims and Causes of Action held by the Releasing Parties against the Released Parties in exchange for good and valuable consideration and the valuable compromises made by the Released Parties (the “Third-Party Releases”, and together with the Debtor Releases, the “Releases”).

The Debtors believe, and will be prepared to demonstrate at the Confirmation Hearing, that the Releases and exculpation provisions of the Plan are consistent with applicable law. The substantial contributions made by the Debtors’ directors and officers to the Debtors’ restructuring include, but are not limited to, (i) negotiating the restructuring, as embodied in the Plan; (ii) obtaining substantial recoveries for unsecured creditors to which they may have not otherwise been entitled; and (iii) devoting significant time to navigating the Debtors through the Chapter 11 Cases in addition to their regular duties, including through participation in regular meetings of the Restructuring Committee, as well as meetings of the Debtors’ boards of directors.

XIII.

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties in interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (i) the preparation and presentation of an alternative plan of reorganization, (ii) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (iii) a liquidation under chapter 7 of the Bankruptcy Code.

A.	Plan of Reorganization

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period during which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either: (i) a reorganization and continuation of the Debtors’ business or (ii) an orderly liquidation of the Debtors’ assets. The Debtors, however, believe that the Plan, as described herein, enables their creditors and interest holders to realize the most value under the circumstances.

B.	Alternate Sale Under Section 363 of Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets through a stand-alone alternative transaction under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe that a stand-alone alternative sale of their assets under section 363 of the Bankruptcy Code (as opposed to the consummation of a Whole-Co Sale Transaction pursuant to the Plan following the Debtors’ marketing process) would yield a higher recovery for holders of Claims and Interests than the Plan.

C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be appointed to liquidate the assets of the Debtors for distribution to the Debtors’ creditors in accordance with the priorities established by the Bankruptcy Code. The effect a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Interests is set forth in the Liquidation Analysis.

As noted in Article XII of this Disclosure Statement, the Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors and interest holders than those provided for in the Plan, in either a Reorganization Transaction or Whole-Co Sale Transaction scenario, because of, among other reasons, the delay resulting from the conversion of the cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals that would be required to become familiar with the many legal and factual issues in the Chapter 11 Cases.

XIV.

RECOMMENDATION OF DEBTORS

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Claims and Interests in Classes 3 and 4 to vote in favor thereof.

Dated: April [•], 2024

Respectfully submitted,

CANO HEALTH, INC. AND ITS DEBTOR AFFILIATES

By:
Name:	Mark Kent
Title:	Chief Executive Officer

Exhibit A

Plan

Exhibit B

Organizational Chart

EXHIBIT C

Valuation Analysis

Estimated Enterprise Valuation of the Reorganized Debtors

THE VALUATION INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN (AS DEFINED BELOW). THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. THIS VALUATION SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES.

Solely for purposes of the Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and Its Affiliated Debtors (as may be further amended, modified, or supplemented from time to time, and together with all exhibits and schedules thereto, the “Plan”) and the Amended Disclosure Statement for Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. Its Affiliated Debtors (as may be amended, modified, or supplemented from time to time, and together with all exhibits and schedules thereto, the “Disclosure Statement”), Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), as investment banker and financial advisor to the Debtors, has estimated the enterprise value of the Reorganized Debtors (the “Total Enterprise Value”) in these chapter 11 cases.

In addition, Houlihan Lokey has estimated the implied equity value (the “Equity Value”) of the Reorganized Debtors on a going concern basis and pro forma for the transactions contemplated by the Plan.

In preparing the estimates set forth below, Houlihan Lokey has relied upon the accuracy, completeness, and fairness of financial and other information furnished by the Debtors. Houlihan Lokey did not attempt to independently audit or verify such information, nor did it perform an independent appraisal of the assets or liabilities of the Reorganized Debtors. Houlihan Lokey did not conduct an independent investigation into any of the legal or accounting matters affecting the Debtors, and therefore makes no representation as to their potential impact on the Total Enterprise Value.

The valuation information set forth in this section represents a valuation of the Reorganized Debtors based on the application of standard valuation techniques. The estimated values set forth in this Section:

•	do not purport to constitute an appraisal of the assets of the Reorganized Debtors;

•	do not constitute an opinion on the terms and provisions or fairness to any person, from a financial point of view, of the consideration to be received by such person under the Plan;

•	do not constitute a recommendation to any Holder of Allowed Claims as to how such Holder should vote or how such Holder otherwise should act with respect to the Plan; and

•	do not necessarily reflect the actual market value that might be realized through a sale or liquidation of the Reorganized Debtors.

In conducting its analysis, Houlihan Lokey, among other things: (a) reviewed certain publicly available business and financial information relating to the Debtors, and the value-based care and related industries that Houlihan Lokey deemed relevant; (b) reviewed certain internal information relating to the business, earnings, cash flow, capital expenditures, assets, liabilities, and prospects of the Reorganized Debtors, including the Financial Projections, furnished to Houlihan Lokey by the Debtors; (c) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (a) and (b) of this paragraph, as well as their views concerning the Debtors’ and Reorganized Debtors’ business and prospects before and after giving effect to the Plan; (d) reviewed publicly available financial and stock market data for certain other companies in lines of business that Houlihan Lokey deemed relevant; (e) reviewed the financial terms of certain transactions that Houlihan Lokey deemed relevant; (f) reviewed drafts of the Plan and related transactional documents; and (g) conducted such other financial studies and analyses and took into account such other information as Houlihan Lokey deemed appropriate.

For purposes of the valuation analysis, Houlihan Lokey assumed the Debtors consummated the stand-alone Reorganization Transaction and does not contemplate any Discrete Asset Sales.

The Debtors’ Financial Projections served as the basis, along with other financial information and projections provided by the Debtors, in estimating the Total Enterprise Value of the Reorganized Debtors. The estimated values set forth herein assume that the Reorganized Debtors will achieve their Financial Projections in all material respects. Houlihan Lokey has relied on the Debtors’ representation that the Financial Projections:

•	have been prepared in good faith;

•	are based on fully disclosed assumptions, which, in light of the circumstances under which they were made, are reasonable;

•	reflect the Debtors’ best currently available estimates; and

•	reflect the good faith judgments of the Debtors.

Houlihan Lokey does not offer an opinion as to the attainability of the Financial Projections. As disclosed in the Disclosure Statement, the future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors and Houlihan Lokey, and consequently are inherently difficult to project.

This report contemplates facts and conditions known and existing as of as of the date of the Disclosure Statement, other than as outlined in the Financial Projections. Events and conditions subsequent to this date, including updated Financial Projections, as well as other factors, could have a substantial effect upon the Total Enterprise Value. Among other things, failure to consummate the Plan in a timely manner may have a materially negative effect on the Total Enterprise Value. For purposes of this valuation, Houlihan Lokey has assumed that no material changes that would affect value will occur between the date of this Disclosure Statement and the contemplated Effective Date projected for purposes of this report of July 31, 2024.

In preparing its valuation, Houlihan Lokey performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses considered by Houlihan Lokey, which consisted of (a) a selected publicly traded comparable companies analysis, (b) a discounted cash flow (“DCF”) analysis, and (c) analysis of precedent transactions for similar companies in the industry. These analyses primarily formed the basis for the valuations of the Reorganized Debtors.

This summary does not purport to be a complete description of the analyses performed and factors considered by Houlihan Lokey. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. The following valuation analysis must be considered as a whole and selecting just one methodology or portions of the analysis could create misleading or incomplete conclusions as to enterprise value.

A. Valuation Methodology

The Total Enterprise Value of the Reorganized Debtors was estimated by primarily relying upon three generally accepted valuation techniques: (i) Comparable Companies Analysis, (ii) DCF analysis, and (iii) analysis of precedent transactions:

i. Comparable Company Analysis

The comparable company analysis estimates the value of a company based on a relative comparison with publicly traded companies with similar operating and financial characteristics. A group of publicly traded companies was selected based on similar business and financial characteristics to the Reorganized Debtors. Criteria for the selected reference group included, but were not limited to, similarity in business and business risks, market presence, size, and scale of operations. The selection of appropriate comparable companies is often difficult and relies on certain qualitative judgements.

Using the comparable company methodology, the enterprise value for each selected public company is determined by examining the trading prices for the equity securities of such company in the public markets and adding the outstanding net debt for such company. Such enterprise values are typically expressed as multiples of various measures of financial and operating statistics and projected financial metrics. The Total Enterprise Value of the Reorganized Debtors is calculated by applying these relevant selected multiples to the Reorganized Debtors’ historical financials and Financial Projections.

ii. Discounted Cash Flow Analysis

The DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Houlihan Lokey’s DCF analysis used the Reorganized Debtors’ financial projections and its after-tax cash flows through December 31, 2028. These cash flows were then discounted at a range of estimated weighted average costs of capital, which was determined by reference to, among other things, the cost of debt of selected companies that are similar to the Reorganized Debtors in certain respects and the estimated cost of equity of selected publicly traded companies that are similar to the Reorganized Debtors in certain respects. Houlihan Lokey’s DCF analysis also included an estimate of the value of the Reorganized Debtors for the period beyond December 31, 2028, known as the terminal value. The terminal value was derived by applying a multiple range to the EBITDA level in the final year of the projection period and discounted back to the assumed Effective Date. The terminal year multiple range is based on multi-year cycle average multiples of selected companies that are similar to the Reorganized Debtors in certain respects. The discounted cash flow analysis involves complex considerations and judgments concerning appropriate terminal values and discount rates.

iii. Precedent Transactions Analysis

The selected transactions analysis is based on the implied enterprise values of companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, a multiple is derived using the enterprise value of each such target, calculated as the consideration paid and the net debt assumed in the selected precedent transaction relative to a financial metric, in this case run-rate 2024E Adjusted EBITDA. Houlihan Lokey analyzed various merger and acquisition transactions that have occurred in the value-based care and primary care sector since 2020.

B. Valuation Conclusions

As a result of the analyses described above, Houlihan Lokey estimates the Total Enterprise Value of the Reorganized Debtors, as of the assumed Effective Date of July 31, 2024, to be between $580 million and $720 million with a midpoint of $650 million. Assuming net debt of approximately $199 million as of the assumed Effective Date, the implied equity value range of the Reorganized Debtors is estimated to be between $381 million and $521 million with a midpoint of $451 million as set out in the table below.

Indicative Equity Value

$ in millions

	Implied EV Range
	Low	Mid	High
Implied Enterprise Value Range	$580	$650	$720

(-) Estimated RCF Drawn at Emergence(1)	(25)	(25)	(25)
(-) DIP Balance Rolled in to Exit Facility Term Loan(2)	(161)	(161)	(161)
(-) Exit Facility Term Loan to first Lien Secured Claims(2)	(50)	(50)	(50)
(+) Excess Cash(3)	20	20	20
(+) Restricted Cash(4)	17	17	17

Implied Total Equity Value Range	$381	$451	$521

(1)	Assumes $50mm RCF commitment at exit $25mm drawn for minimum liquidity
(2)	Assumes $50mm of incremental Exit Facility Term Loans issued to First Lien Secured Claims of emergence. The Reorganization Plan provides for up to $50mm of incremental Exit Facility Term Loans
(3)	Assumes $20mm excess cash available at emergence, consisting of $66mm cash less $46mm in restricted cash
(4)	Illustratively reflects value from the potential release of excess cash collateral securing the ACO REACH surety bond from normalization of collateral requirements post-emergence

The estimate of the Total Enterprise Value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein depending on the results of the Debtors’ operations or changes in the financial markets. Additionally, these estimates of value represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operator of their businesses and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such businesses.

Based on the Equity Value range determined above, the anticipated capital structure of the Reorganized Debtors and the terms of the GUC Warrants, Houlihan Lokey has estimated the value of the GUC Warrants to be between $6 million and $10 million with a midpoint of $8 million utilizing the Black-Scholes option pricing model at a strike price implied by a $995mm equity value, which incorporates the issuance of 7.2% of the equity of the Reorganized Debtors, at the implied midpoint Equity Value, to the DIP Lenders on account of the Participation Fee.

Houlihan Lokey’s estimated valuation range of the Reorganized Debtors and the GUC Warrants does not constitute a recommendation to any Holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. The estimated value of the Reorganized Debtors set forth herein does not constitute an opinion as to the fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan. Because valuation estimates are inherently subject to uncertainties, none of the Debtors, Houlihan Lokey, nor any other person assumes responsibility for their accuracy or any differences between the estimated valuation ranges herein and any actual outcome.

Exhibit D

FINANCIAL PROJECTIONS1

Introduction

The Debtors believe that the Plan satisfied the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor thereto under the Plan. In connection with the planning and development of the Plan and for the purposes of determining whether the Plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their post-Effective Date financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Debtors’ management team (“Management”) prepared the following financial projections for the fiscal period August 1, 2024 through FY’28 (the “Financial Projections”). The Financial Projections were prepared by Management, with the assistance of the Debtors’ advisors, and are based on several assumptions made by Management with respect to the potential future performance of the Reorganized Debtors’ operations assuming the consummation of the Plan. The Financial Projections were prepared solely in connection with the restructuring pursuant to the Plan.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections or anticipated financial position. Accordingly, the Debtors do not anticipate they will, and disclaim any obligation to, furnish updated business plans or the Financial Projections to Holders of Claims or Interests or other parties in interest going forward, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.

Management prepared the Financial Projections based on information available to them, including information derived from public sources that have not been independently verified. No representations or warranties, expressed or implied, are provided in relation to fairness, accuracy, correctness, completeness, or reliability of the information, opinions, or conclusions expressed herein.

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Capitalized terms used but not defined herein have the meanings ascribed to them in the Disclosure Statement for Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and its Affiliated Debtors (as may be amended, modified or supplemented from time to in accordance with the Restructuring Support Agreement and together with all exhibits and scheduled thereto, the “Disclosure Statement”), to which this exhibit is attached, or in the Amended Joint Chapter 11 Plan of Reorganization of Cano Health, Inc. and its Affiliated Debtors (as may be amended, supplemented, or otherwise modified from time to time in accordance with the Restructuring Support Agreement, and together with all exhibits and supplements thereto, the “Plan”), as applicable.

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Accounting Policies and Disclaimer THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION. THE FINANCIAL PROJECTIONS DO NOT REFLECT THE FORMAL IMPLEMENTATION OF REORGANIZATION ACCOUNTING PURSUANT TO FINANCIAL ACCOUNTING STANDARDS BOARD ACCOUNTING STANDARDS CODIFICATION TOPIC 852, REORGANIZATIONS (“ASC 852”) OR THE IMPACT SUCH IMPLEMENTATION MAY HAVE ON DIRECT OR PASS-THROUGH TAX LIABILITIES. MANAGEMENT CONTINUES TO EVALUATE THE COMBINED COMPANY CARRYFORWARD TAX BASIS UPON EMERGENCE. OVERALL, THE IMPLEMENTATION OF ASC 852 IS NOT ANTICIPATED TO HAVE A MATERIAL IMPACT ON THE UNDERLYING ECONOMICS OF THE PLAN. THE FINANCIAL PROJECTIONS HAVE BEEN PREPARED USING METHODOLOGIES THAT ARE MATERIALLY CONSISTENT WITH THOSE APPLIED IN THE DEBTORS’ HISTORICAL FINANCIAL STATEMENTS. THE FINANCIAL PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY A REGISTERED INDEPENDENT ACCOUNTING FIRM. ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT THE DEBTORS OR THE REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE DISCLOSURE STATEMENT, THE RISK FACTORS SET FORTH THEREIN, AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

Principal Assumptions for the Financial Projections

The Financial Projections are based upon, and assume the successful implementation of, the Debtors’ Plan. The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors or their advisors. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring pursuant to the Bankruptcy Code.

Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the projection period will likely vary from the projected results. These variations may be material. Accordingly, no definitive representation can be or is being made with respect to the accuracy of the Financial Projections or the ability of the Debtors or Reorganized Debtors to achieve the projected results of operations.

2

In deciding whether to vote to accept or reject the Plan, Holders of Claims entitled to vote to accept or reject the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Financial Projections contain certain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Exchange Act. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and Management with respect to the timing of, completion of, and scope of the current restructuring, the Plan, the Company’s long range business plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.

While the Debtors believe their intentions, beliefs, and expectations reflected in the forward-looking statements are based upon reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Although Management believes these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties. Further detail regarding various risks and uncertainties that could drive potential incremental impact to the Financial Projections are described in Part I, Item 1A. “Risk Factors” of the Company’s 2023 Form 10-K, and also in in the Disclosure Statement. Should one or more of the risks or uncertainties referenced in the Disclosure Statement occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or to the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction or guaranty of the Reorganized Debtors’ future performance.

The Financial Projections were prepared using an approach that incorporated multiple detailed information sources. Key personnel from the Debtors’ operating areas and across various functions provided input in the development of the Financial Projections. In preparation of the

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Financial Projections, the Debtors considered the current competitive environment, historical operating performance and operating costs. The Financial Projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth herein.

The Financial Projections may not be comparable to historical financials found in the Debtor’s public disclosures and may contain financial metrics which do not conform to GAAP. The Financial Projections do not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to Accounting Standards Certification 852-10, as issued by the Financial Accounting Standards Board.

The Financial Projections assume an Effective Date of August 1, 2024.

Business Overview

The Debtors are a primary care, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. The Debtors’ mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with its members. The Debtors are one of the largest independent primary care physician groups in the United States. The Debtors utilize their technology-powered, value-based care delivery platform to provide care for their members.

The Debtors focus on providing high-touch population health and wellness services to (a) Medicare Advantage patients, (b) Accountable Care Organization Realizing Equity, Access, and Community Health (“ACO Reach”) patients, and (c) Medicaid capitated members, particularly in underserved communities by leveraging the Debtors’ platform to deliver high quality health care services. The Debtors also operate pharmacies in-network for the purpose of providing a full range of managed care services to their members. The Debtors provide this care to primarily underserved and dual-eligible populations (i.e., eligible for both Medicare and Medicaid), many of whom live in economically disadvantaged and minority communities.

The Debtors have four core offerings:

•

Primary Care program: Offers comprehensive patient assessment, chronic disease management, preventative health care, specialty care coordination, personalized treatment plans, and patient education and advocacy.

•	Care Management program: Offers high-risk patient stratification, medication management guidance, acute triage and coordination, health risk assessment and mitigation, and strives to close care gaps.

•	Prescription program: Offers onsite medication dispensing and delivery, personalized medication counseling, seamless integration with certain care plans, and specialty medication availability.

•	Cano @ Home: Offers dedicated in-home and medical visits, short-term and long-term care solutions, enhanced post-operative recovery, and preventative ER admissions/readmission solutions.

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The Debtors’ employed physicians and other providers receive the tools and multi-disciplinary support they need to focus primarily on providing medical care to their patients, and their families, rather than time-consuming administrative matters, such as pre-authorizations, referrals, billing and coding, which support services are provided by the Debtors. Providers receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine.

In addition, the Debtors, through their MSO, contract with independent physicians and group practices they do not own (“Physician Affiliates”). The Debtors enter into primary care physician provider agreements with the Physician Affiliates pursuant to which the Debtors agree to provide administrative services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. The Debtors pay the Physician Affiliates a primary care fee, plus a portion of the surplus of premium in excess of third-party medical costs, discussed below. The primary care fees paid to Physician Affiliates are recorded as third-party medical costs. The surplus portion paid to Physician Affiliates is recorded as direct patient expense.

A significant portion of the Debtors’ revenue is capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium the health plan receives from CMS. While there are variations specific to each agreement, the Debtors generally contract with health plans, such as Humana, UnitedHealthcare, Elevance Health, CVS Health (or their respective affiliates) and others contracted by CMS, to receive recurring per-member-per-month (“PMPM”) revenue. The Debtors then generally assume the financial responsibility for the healthcare costs of those members incurred at the Debtors’ primary care locations, in addition to all third-party medical expenses (e.g., hospital visits, specialist services, surgical services, and prescription drug costs).

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NON-GAAP FINANCIAL PROJECTIONS

The following table provides a summary of Financial Projections for the Reorganized Debtors and their Affiliates, which should be reviewed in conjunction with the associated notes:

Financial Projections:

Non-GAAP P&L

($ in millions)
Non-GAAP Income Statement	Notes	Aug’24 - Dec’24	FY’25	FY’26	FY’27	FY’28
Revenue	[1]	$1,189	$2,885	$2,930	$2,990	$3,045
Third-Party Medical Costs	[2]	1,009	2,394	2,425	2,435	2,455

Underwriting Margin - (Net Revenue)		179	491	505	555	590

Medical Claims Ratio %		85%	83%	83%	81%	81%
DPE and SG&A	[3]	(161)	(372)	(382)	(390)	(397)
Reorganization Adjustments	[4]	(2)	—	—	—	—

EBITDA		16	119	123	165	193

Adjustments	[5]	8	6	6	6	6

Adjusted EBITDA		$24	$125	$129	$171	$199

Memo: ACO REACH Metrics	[6]
Underwriting Margin - (Net Revenue)		$32	$76	$76	$76	$76
Adjusted EBITDA		11	24	23	23	22

1.

Revenue: is derived from medical services provided at the Debtors’ medical centers or affiliated practices under capitation arrangements made directly with various health plans or CMS. Generally, the Debtors enter into (3) types of capitation arrangements: non-risk arrangements, limited risk arrangements, and full risk arrangements. The Debtors also generate revenue through Fee-for-service, pharmacy, and other ancillary fees.

a.	Non-risk arrangements: the Debtors receive monthly capitated payments without regard to the actual amount of services provided.
b.	Limited risk arrangements: the Debtors assume partial financial risk for covered members.
c.	Full risk arrangements: the Debtors assume full financial risk for covered members
d.	Fee-for-service: The Debtors provide non-member primary care services to patients in its medical centers and affiliates locations and in return receive a fee for performing these services.
e.

Pharmacy: The Debtors contract with an administrative services organization to collect and remit payments on its behalf form the sale of prescriptions and medications. The Debtors also have pharmacies at some of its medical centers, where patients may fill prescriptions and retrieve their medications.

Note: Capitated revenue is derived from fees for medical services provided by the Debtors under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans and revenue is recognized in the month in which the Debtors are obligated to provide medical services. Capitated revenue consists of revenue earned through Medicare as well

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as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. The Debtors are required to deliver primary care physician services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Debtors. Since the Debtors control the primary care physician services provided to enrolled members, they act as principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. The Debtors reconcile with health plans and generally collect plan surpluses every month for periods 30 to 120 days in arrears depending on the plan.

2.

Third-party Medical Costs: primarily consist of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines, net of rebates, for which the Debtors bear risk. Third-party medical costs include estimates of future medical claims that have been incurred by the patient, but for which the provider has not yet billed.

3.	Total DPE & SGA:

a.

Direct patient expense: consists of costs incurred in the treatment of our patients, at the debtors medical centers and affiliated practices, including the compensation related to medical service providers and clinical support staff, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to affiliated providers.

b.

Selling, general, and administrative expense: include employee-related expenses, including salaries and benefits, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and corporate development departments.

4.	Reorganization Adjustments: Represent estimated professional costs associated with the post-emergence period.

5.

Adjustments: Represent estimated non-recurring costs including but not limited to estimated restructuring related costs, professional fees, incremental advertising and marketing, and other non-recurring items that are classified as add-backs to Adj EBITDA. Adjustments provide additional information regarding the debtors results of operations and is useful for trending, analyzing and benchmarking the performance and value of the business.

In addition, it is important to note that the Debtors are currently in the process of executing on a holistic Transformation Plan, being implemented under the leadership of its recently appointed executive team. This Transformation Plan is designed to (i) improve the Debtor’s MCR; (ii) reduce its DPE and SG&A expenses; (iii) improve its costs and Adjusted EBITDA; and (iv) maximize its productivity, cash flow and liquidity. The Transformation Plan primarily includes the following measures:

•	Driving medical cost management initiatives to improve the Debtors’ MCR

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•	Lowering third party medical costs through negotiations with payors, including restructuring contractual arrangements with payors and specialty networks

•	Expanding initiatives to optimize the Debtors’ DPE and SG&A expenses

•	Reducing operating expenses, including reduction of permanent staff, and

•	Significantly reducing all other non-essential spending

•	Prioritizing the Debtors’ Medicare Advantage and ACO Reach lines of business through improving patient engagement and access

•	Divesting and consolidating certain assets and operations, inclusive of exiting certain markets

•	Exiting the Debtor’s Puerto Rico operations, which was completed at the beginning of 2024

•	Conducting a strategic review of its Medicaid business in Florida, pharmacy assets and other specialty practices

•	Consolidating underperforming owned medical centers and delaying renovations and other capital projects

•	Evaluating the performance of its affiliate provider relationships

•	Terminating underperforming affiliate partnerships

The Transformation Plan is targeted to achieve approximately $290 million of cost reduction by the end of 2024.

8

Non-GAAP Balance Sheet

($ in millions)
Non-GAAP Balance Sheet	Notes		FY’24	FY’25	FY’26	FY’27	FY’28
Cash, cash equivalents and restricted cash	[1	]	$75	$116	$190	$298	$441
Accounts receivable, net of unpaid service provider costs	[2	]	76	89	89	104	113
Prepaid expenses and other current assets	[3	]	30	30	30	30	30

Total Current Assets			181	234	308	432	584
Long-term assets	[4	]	753	699	652	613	574

Total Assets			$934	$933	$961	$1,045	$1,158

Accounts payable and accrued expenses	[5	]	76	96	97	97	97
Other current liabilities	[6	]	102	80	66	58	53

Total Current Liabilities			178	176	162	155	150
Long term debt	[7	]	241	230	230	230	230
Other long term liabilities	[8	]	58	58	58	58	58

Total Liabilities			477	464	450	443	438

Total Stockholders Equity			457	469	511	601	720

Total Liabilities & Stockholders Equity			$934	$933	$961	$1,045	$1,158

1.

Cash, cash equivalents and restricted cash: All cash and restricted cash. Restricted cash consists of restricted accounts held for ACO Reach surety bond, letters of credit, credit cards, professional fees, and utility advanced deposits.

2.

Accounts receivable, net of unpaid service provider costs: Accounts receivable includes uncollected plan underwriting margin, net of plan deficits, ACO Reach shared savings estimates, non-risk capitation, fee-for-service, pharmacy, and other revenue, as well as insurance recoveries receivables from third-party stop loss arrangements.

3.	Prepaid expenses and other current assets: This consists primarily of inventory, unamortized insurance, and tax prepaid assets.

4.

Long-term assets: Long-term assets includes property and equipment, right-of-use assets, goodwill, payor relationships, intangible assets, deferred tax assets and investments in subsidiaries. Property and equipment, right-of-use assets, payor relationships, and intangible assets are stated at cost less accumulated depreciation and amortization. No adjustment to these values has been made to reflect fresh-start accounting. Deferred tax assets are reduced by a valuation allowance in accordance with generally accepted accounting principles.

5.	Accounts payable and accrued expenses: Consists of accruals and recorded invoices related to goods and services provided to the Debtors by their vendors.

6.	Other current liabilities: Primarily includes a liability related to plans in a deficit position as well as the current portion of finance and operating lease liabilities.

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7.

Long term debt: Assumes the $161M DIP facility rolls into an exit facility with up to $50M of additional take-back debt. The Exit facility assumes 12-months of PIK interest before transitioning to cash interest payments.

8.	Other long-term liabilities: This primarily includes the long-term portion of finance and operating lease liabilities.

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Non-GAAP Cash Flows:

($ in millions)
Non-GAAP Statement of Cash Flows	Notes		Aug’24- Dec’24	FY’25	FY’26	FY’27	FY’28
Cash from Operations	[1	]	$13	$75	$83	$118	$152
Cash from Investing	[2	]	(4)	(9)	(9)	(9)	(9)
Cash from Financing	[3	]	—	(25)	—	—	—
Net increase (decrease) in Cash			9	41	74	109	143
Opening Cash Balance			66	75	116	190	298

Closing Cash Balance	[4	]	$75	$116	$190	$298	$441

Memo:
Cash Interest & Fees	[5	]	$5	$21	$32	$32	$32
Cash Taxes	[6	]	—	—	—	—	—
Restricted Cash (1)			46	46	46	46	46
Unrestricted Cash			20	29	70	144	253

1)	Excludes any illustrative release of cash collateral related to ACO REACH

1.

Cash from Operations: This consists primarily of the following items: cash restructuring adjustment, changes in working capital, and cash interest. The changes in working capital are driven by ordinary course changes in underwriting margin, accounts payable, accrued expenses, other current assets, and other current liabilities. It also includes changes to surplus and deficits.

2.	Cash from Investing: This includes acquiring and disposing of property, plant, and equipment which primarily consists of capital purchases and leasehold improvements.

3.	Cash from Financing: Assumes $25M is drawn on the $50M RCF upon emergence and paid back in FY’25

4.	Closing Cash Balance: includes Cash, cash equivalents and restricted cash

5.	Cash Interest & Fees: reflects interest incurred on the Debtors’ long term debt

6.

Cash Taxes: The estimates are based on current analyses conducted by Debtors’ tax advisors in conjunction with the Plan, which may be subject to additional analysis, and reflects the post-emergence utilization of certain of Debtors’ tax attributes, subject to limitation (e.g., under section 382 of the Tax Code), after consummation of certain CHI Successor Transactions. Under certain tax scenarios, the Reorganized Debtors could stand to incur additional (potentially substantial) cash taxes not included in the Financial Projections.[2]

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Supplemental Information:

Non-GAAP Balance Sheet	Notes	FY’24	FY’25	FY’26	FY’27	FY’28
Staff Medicare Advantage
Members		62,004	67,012	68,855	70,576	72,164
Capitated Revenue PMPM		$1,341.3	$1,367.5	$1,391.4	$1,412.3	$1,429.9
Third Party Medical Cost PMPM		$1,086.8	$1,038.8	$1,090.7	$1,077.5	$1,075.2
MCR%		81.0%	76.0%	78.4%	76.3%	75.2%

Affiliate Medicare Advantage
Members		35,392	36,220	35,581	36,301	37,032
Capitated Revenue PMPM		$1,161.6	$1,156.1	$1,156.8	$1,157.6	$1,158.3
Third Party Medical Cost PMPM		$1,158.1	$1,078.3	$1,015.2	$992.8	$976.1
MCR%		99.7%	93.3%	87.8%	85.8%	84.3%

Medicaid
Members		36,241	37,391	37,832	37,832	37,832
Capitated Revenue PMPM		$248.6	$250.2	$250.5	$251.0	$253.8
Third Party Medical Cost PMPM		$204.2	$186.1	$186.3	$186.3	$186.3
MCR%		82.1%	74.4%	74.4%	74.2%	73.4%

ACO Reach
Members		93,353	92,339	92,339	92,339	92,339
Capitated Revenue PMPM		$981.2	$962.9	$962.9	$962.9	$962.9
Third Party Medical Cost PMPM		$911.7	$894.3	$894.3	$894.3	$894.3
MCR%		92.9%	92.9%	92.9%	92.9%	92.9%

Note: the above supplemental information for FY’24 represents full year estimates

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Exhibit E

LIQUIDATION ANALYSIS1

Introduction

Under the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the best interests of creditors test, the Debtors, with the assistance of their financial advisors, AlixPartners, LLP, have prepared a hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and the accompanying notes to this Liquidation Analysis.

The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of assets pursuant to a hypothetical chapter 7 liquidation. As illustrated by this Liquidation Analysis, no Holder of a Claim or Interest would receive or retain property under the Plan of a value that is less than such Holder would receive in a chapter 7 liquidation. Further, Holders of Claims or Interests in Impaired Classes and Holders of Claims in certain Unimpaired Classes that would receive a full recovery under the Plan would receive a lower recovery in a hypothetical liquidation than they would under the Plan. Accordingly, and as set forth in greater detail below, the Debtors believe that the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code.

Statement of Limitations

The preparation of a liquidation analysis is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive risks, uncertainties, and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors, their management, and their financial and legal advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated, and the potential recoveries that would result, if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan or the Disclosure Statement, as applicable.

1

Analysis and the values stated herein have not been subject to review, compilation, or audit by any independent accounting firm. In addition, the various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of Claims, including additional chapter 7 Administrative Expense Claims, that would ultimately be Allowed against the Debtors’ Estates could vary significantly from the estimates stated herein, depending on the nature and amount of Claims asserted during the pendency of a chapter 7 case. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis.

The cessation of business operations in a chapter 7 liquidation is likely to trigger certain Claims that otherwise would not exist under the Plan. The amount of additional Claims could be significant, and some may be entitled to treatment as Administrative Claims, while others may be entitled to priority in payment over General Unsecured Claims. The Liquidation Analysis does not include estimates for such additional Claims, including, but not limited to: (a) the tax consequences, either foreign or domestic, that may be triggered upon the liquidation and sale of assets, (b) potential employee Claims, (c) recoveries resulting from any potential preference, fraudulent transfer, or other litigation or Avoidance Actions, (d) Claims that may be entitled to priority under the Bankruptcy Code, including Administrative Claims under sections 503(b) and 507(b) of the Bankruptcy Code, (e) environmental or other governmental Claims arising from the shut down or sale of the Debtors’ assets, and (f) additional unsecured claims arising from a chapter 7 liquidation. More specific assumptions are detailed in the notes below. The immediate cessation of business operations in a chapter 7 liquidation is likely, among other things, to : (i) substantially increase unsecured executory contract and lease rejection damages claims as the Debtors wind-down their operations and close all of their locations; (ii) cause the Debtors’ payors to immediately terminate, or seek to terminate, their payor agreements and promptly move to transfer patients to alternative care providers, which would likely result in a further loss of revenues and potentially increase damage claims; (iii) result in payors seeking to exercise rights of setoff or recoupment or otherwise withhold amounts due under their payor agreements to the Debtors that may further decrease available funds for distributions; and (iv) result in Doctors, nurses and other health care providers immediately pursuing alternative employment opportunities. Additionally, certain factors, such as an inability by the Debtors or a chapter 7 trustee (the “Trustee”) to continue or maintain the Debtors’ operations during the Liquidation Process (as defined below), a seizure of collateral by secured creditors, significant employee attrition, and/or delays in the Liquidation Process may limit the amount of proceeds generated by the liquidation of the assets. These factors could materially reduce the value of the liquidation proceeds and yield significantly lower recoveries than those estimated in the Liquidation Analysis.

ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES PROVIDED HEREIN.

2

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review of the Debtors’ financial statements to account for other known liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 Cases, but which could be asserted and allowed in a chapter 7 liquidation, including unpaid chapter 11 Administrative Claims, and chapter 7 administrative claims such as wind-down costs and trustee and legal fees (together, the “Wind-Down Expenses”). To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THESE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Basis of Presentation

The Liquidation Analysis has been prepared assuming the Debtors would convert their current Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code on or about July 28, 2024 (the “Liquidation Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited financial statements of the Debtors as of December 31, 2023, and those values, in total, are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Debtors, in consultation with their advisors, believe that the December 31, 2023 book value of assets and certain liabilities are a proxy for such book values as of the Liquidation Date. It is assumed that on the Liquidation Date, the Bankruptcy Court would appoint a Trustee to oversee the liquidation of the Debtors’ Estates, during which time all of the assets of the Debtors would be sold and the Cash proceeds, net of liquidation-related costs, would then be distributed to holders of Allowed Claims in accordance with applicable law: (i) first, for payment of liquidation, wind-down expenses, and Trustee fees attributable to the Wind-Down Expenses; (ii) second, to pay the secured portions of the DIP Claims (iii) third, to pay the secured portions of the First Lien Claims; (iv) fourth, to pay the creditors holding Allowed Unsecured Claims against the Debtors, including, for the avoidance of doubt, to pay amounts on General Unsecured Claims (including any DIP Deficiency Claims, First Lien Deficiency Claims and Senior Note Claims); and (v) fifth, any remaining net cash would be distributed to creditors holding Subordinated Claims.

3

The Liquidation Analysis assumes operations of the Debtors and their non-Debtor Affiliates (the “Liquidating Entities”) will cease on the Liquidation Date, and the related individual assets will be sold during a three-month2 liquidation process (the “Liquidation Process”) under the direction of the Trustee, utilizing the Debtors’ resources and third-party advisors, to allow for the orderly wind down of the Debtors’ Estates. There can be no assurance that the liquidation would be completed in such a limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally in a distressed process) as is compatible with the best interests of parties-in-interest. The Liquidation Analysis is also based on the assumptions that: (i) the Debtors have continued access to cash collateral during the course of the Liquidation Process to fund Wind-Down Expenses; and (ii) operations, accounting, treasury, IT, and other management services needed to wind down the Estates continue. The Liquidation Analysis was prepared on a by-entity basis for all Liquidating Entities and is displayed below on a consolidated basis for all Debtors for convenience. Asset Recoveries accrue first to satisfy creditor claims at the legal entity level. To the extent any remaining value exists, it flows as equity to the applicable Liquidating Entity’s parent or appropriate equity holder, as applicable.

[2]	Collections of accounts receivable would be expected to take months longer.

4

DETAILED LIQUIDATION ANALYSIS

The Liquidation Analysis for the Liquidation Entities was analyzed on a by-entity basis. The following table provides a summary of the Liquidation Analysis for the Debtors, which should be reviewed in conjunction with the associated notes.

Liquidation Analysis - Summary of Debtors
				Recovery %		Recovery $	Recovery $
In $ Thousands	Note:		Book Value	Low	High	Low	High
Cash and Cash Equivalents	[A	]	$15,810	100.0%	100.0%	$15,810	$15,810
Accounts Receivable	[B	]	59,074	47.4%	66.1%	28,014	39,036
Prepaid Expenses and Other Current Assets	[C	]	12,599	33.6%	49.4%	4,238	6,225
Inventory	[D	]	1,027	80.0%	85.0%	821	873
Property, Plant, & Equipment	[E	]	49,634	4.5%	9.7%	2,235	4,796
Other Non-Current Assets	[F	]	781,882	0.3%	1.3%	2,000	10,000

Total Assets			$920,025	5.8%	8.3%	$53,119	$76,739

Wind-Down Expenses
Wind-Down Expenses	[G	]				$25,204	$26,621
Wind-Down Expenses Recovery						25,204	26,621

Wind-Down Recovery %						100.0%	100.0%

Net Proceeds from Liquidation						$27,915	$50,118

DIP Claims	[H	]				$161,250	$161,250
DIP Recovery						27,915	50,118

DIP Recovery %						17.3%	31.1%

First Lien Claims	[I	]				$934,770	$934,770
First Lien Recovery						—	—

First Lien Deficiency Recovery						—	—
First Lien Recovery %						0.0%	0.0%

General Unsecured Claims	[J	]				$1,639,701	$1,617,497
General Unsecured Recovery						—	—

General Unsecured Recovery %						0.0%	0.0%

Subordinated Claims	[K	]				TBD	TBD
Subordinated Recovery						—	—

Subordinated Recovery %						0.0%	0.0%

Existing Equity Interests	[L	]				TBD	TBD
Existing Equity Interests Recovery						—	—

Existing Equity Interests Recovery %						0.0%	0.0%

Total Creditor Recovery						$27,915	$50,118

Notes to the Liquidation Analysis

[A] Cash and Cash Equivalents: The Cash balance represents the estimated balance as of the Liquidation Date. A 100% recovery on Cash and Cash equivalents has been estimated for both the low and high projected recoveries.

[B] Accounts Receivable: The Debtors’ Accounts Receivable balance represents the estimated balance as of the Liquidation Date. The Debtors’ Accounts Receivable was evaluated by category and by-customer for payor contract receivables. Net payor contract receivables represent the majority of the overall receivables balance. These contract receivables represent accounts receivable with a net receivable after netting any offsetting liability balances on a by-payor basis. Any payor with a net estimated liability balance has the net balance asserted as a Claim for purposes of this analysis. A blended recovery of 47% to 66% has been estimated for the Debtors’ receivables based on the high likelihood of recoverability of payor receivables and the more limited recoverability of other miscellaneous receivables.

[C] Prepaid Expenses and Other Current Assets: Prepaid Expenses have been evaluated by type and assigned recoveries based on the likelihood that the prepaid amounts can be recovered. Other current assets consist of accruals that are expected to be largely unrecoverable and certain assets such as tax and insurance receivables that are expected to yield higher levels of recovery. On a blended basis, a 34% to 49% recovery has been estimated.

[D] Inventory: Inventory primarily consists of prescription drugs held at Debtor-owned pharmacy locations. A high likelihood of recoverability exists for these assets based on both the ability to re-sell or return the inventory. A recovery of 80% to 85% has been estimated for the Debtors’ inventory.

[E] Property, Plant and Equipment, Net: Property, Plant and Equipment consists of tangible assets such as leasehold assets, machinery, medical and office equipment, and construction-in-progress. On a blended basis, a recovery of 5% to 10% of the net book value has been estimated.

[F] Other Non-Current Assets: Other Assets are almost entirely accounting and accrual assets that are expected to yield no recovery. A blended recovery of 0% to 1% has been estimated for these assets.

[G] Wind-Down Expenses: Wind-Down Expenses represent the expenses associated with administering the chapter 7 liquidation and existing chapter 11 administrative expenses. A 3% trustee fee and a 3% cost for related legal and professional fees has been applied to non-cash asset recovery values. Chapter 7 wind down and operation expenses total approximately $18.6 million. Additionally, certain pre-conversion balance sheet priority liabilities (e.g., accrued salary) have been included in the estimated Wind-Down Expenses and total approximately $4.4 million. A full recovery is estimated for Wind-Down Expenses.

[H] DIP Claims: DIP Claims represent the estimated Claims for the DIP. DIP Claims are estimated to receive a 17% to 31% recovery.

[I] First Lien Claims: No recovery is estimated for the First Lien Claims.

[J] General Unsecured Claims (including DIP Deficiency Claims, First Lien Deficiency Claims and Senior Note Claims): No recovery is estimated for the General Unsecured Claims.

[K] Subordinated Claims: No recovery is estimated for the Subordinated Claims.

[L] Existing Equity Interests: No recovery is estimated for the Existing Equity Interests (including, for the avoidance of doubt, any intercompany interests).